                                                                    Exhibit 4.4.

                               PURCHASE AGREEMENT

                                      among

                                    PCA LLC,

                           THE GUARANTORS named herein

                                       and

                       GS MEZZANINE PARTNERS II, L.P., and

                     GS MEZZANINE PARTNERS II OFFSHORE, L.P.

                            Dated as of June 27, 2002

                                  Relating to:

                   13 3/4% Senior Subordinated Notes Due 2010,

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                                TABLE OF CONTENTS
                                -----------------

                                                                                              Page
                                                                                              ----
SECTION 1.  DEFINITIONS AND ACCOUNTING TERMS ................................................    2
     1.1.   Definitions .....................................................................    2
     1.2.   Computation of Time Periods .....................................................   35
     1.3.   Terms Generally .................................................................   35
     1.4.   Accounting Terms ................................................................   35

SECTION 2.  AUTHORIZATION AND ISSUANCE OF NOTES .............................................   35
     2.1.   Authorization of Issue ..........................................................   35
     2.2.   Sale and Purchase of the Notes ..................................................   35
     2.3.   Closing .........................................................................   35

SECTION 3.  CONDITIONS TO CLOSING ...........................................................   36
     3.1.   Representations and Warranties ..................................................   36
     3.2.   Performance; No Default Under Other Agreements ..................................   36
     3.3.   Compliance Certificates .........................................................   36
     3.4.   Opinions of Counsel .............................................................   37
     3.5.   Refinancing .....................................................................   37
     3.6.   Credit Agreement; Issuance and Sale of Senior Notes; Sale of Holdco
            Notes; Structure of the Company and its Subsidiaries; Satisfaction
            of Conditions under the Transaction Documents ...................................   37
     3.7.   Existing Financing ..............................................................   38
     3.8.   Financial Information ...........................................................   38
     3.9.   Material Adverse Effect .........................................................   39
     3.10.  Proceedings and Documents .......................................................   39
     3.11.  Transaction Documents in Force and Effect; Information. .........................   39
     3.12.  No Violation; No Legal Constraints; Consents, Authorizations and Filings, Etc....   39
     3.13.  Closing Payments; Payment of Expenses ...........................................   40
     3.14.  No Changes to Offering Circular .................................................   40

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF THE COMPANY ...................................   40

     4.1.   Due Incorporation; Power and Authority ..........................................   40
     4.2.   Capitalization ..................................................................   41
     4.3.   Subsidiaries ....................................................................   43
     4.4.   Due Authorization, Execution, and Delivery. .....................................   43
     4.5.   Non-Contravention; Authorizations and Approvals .................................   44
     4.6.   Financial Statements; Offering Circular .........................................   44
     4.7.   Absence of Undisclosed Liabilities or Events ....................................   45
     4.8.   No Actions or Proceedings .......................................................   46
     4.9.   Title to Properties .............................................................   46
     4.10.  Intellectual Property Rights ....................................................   46

     4.11.  Tax Returns and Payments ........................................................    46
     4.12.  Employee Benefit Plans ..........................................................    47
     4.13.  Private Offering; No Integration or General Solicitation; Rule 144A
            Eligibility .....................................................................    48
     4.14.  Environmental Matters ...........................................................    49
     4.15.  Status under Certain Statutes ...................................................    49
     4.16.  Insurance .......................................................................    49
     4.17.  Use of Proceeds; Margin Regulations .............................................    50
     4.18.  Compliance with Laws; Permits ...................................................    50
     4.19.  Solvency ........................................................................    50
     4.20.  Affiliate Transactions ..........................................................    50
     4.21.  Material Contracts ..............................................................    50
     4.22.  No Changes to Applicable Law ....................................................    50
     4.23.  Indebtedness ....................................................................    51
     4.24.  Fees ............................................................................    51
     4.25.  Labor and Employment Matters ....................................................    51
     4.26.  Brokerage Fees ..................................................................    51
     4.27.  Absence of Breach of Representations and Warranties .............................    51

SECTION 5.  REPRESENTATIONS OF THE PURCHASERS ...............................................    51
     5.1.   Purchase for Investment .........................................................    52

SECTION 6.  COVENANTS TO PROVIDE INFORMATION ................................................    53
     6.1.   Future Reports to the Company ...................................................    53

SECTION 7.  OTHER AFFIRMATIVE COVENANTS .....................................................    54
     7.1.   Payment of Notes ................................................................    54
     7.2.   Maintenance of Office or Agency .................................................    54
     7.3.   Legal Existence .................................................................    55
     7.4.   Maintenance of Properties; Insurance; Compliance with Law .......................    55
     7.5.   Waiver of Stay, Extension or Usury Laws .........................................    55
     7.6.   Taxes ...........................................................................    56
     7.7.   Books, Records and Access .......................................................    55
     7.8.   Repurchase at the Option of Holders upon Change of Control ......................    57
     7.9.   Board Representation ............................................................    59
     7.10.  Additional Guarantees ...........................................................    60

SECTION 8.  NEGATIVE COVENANTS OF THE COMPANY ...............................................    60
     8.1.   Limitation on Incurrence of Additional Indebtedness .............................    60
     8.2.   Limitation on Restricted Payments ...............................................    61
     8.3.   Limitation on Liens .............................................................    65
     8.4.   Limitation on Asset Sales .......................................................    65
     8.5.   Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries ....    69
     8.6.   Limitation on Transactions with Affiliates ......................................    70

   8.7.     Limitation on Sale and Leaseback Transactions ..................  72
   8.8.     Limitation on Designations of Unrestricted Subsidiaries ........  72
   8.9.     Conduct of Business ............................................  73
   8.10.    Limitation on Repurchases of Notes .............................  73

SECTION 9.  Successor Corporation ..........................................  73
   9.1.     Merger, Consolidation and Sale of Assets .......................  73
   9.2.     Merger or Consolidation of any Guarantor .......................  74
   9.3.     Successor Person Substituted ...................................  74

SECTION 10. PROVISIONS RELATING TO RESALES OF NOTES ........................  74
   10.1.    Private Offerings ..............................................  74
   10.2.    Procedures and Management Cooperation in Private Offerings .....  75

SECTION 11. THE NOTES ......................................................  78
   11.1.    Form and Execution .............................................  78
   11.2.    Terms of the Notes .............................................  78
   11.3.    Denominations ..................................................  78
   11.4.    Form of Legend for the Notes ...................................  78
   11.5.    Payments and Computations.......................................  79
   11.6.    Register, Registration of Transfer and Exchange ................  80
   11.7.    Transfer Restrictions ..........................................  81
   11.8.    Mutilated, Destroyed, Lost and Stolen Notes ....................  83
   11.9.    Persons Deemed Owners ..........................................  83
   11.10.   Cancellation ...................................................  83
   11.11.   Home Office Payment ............................................  83

SECTION 12. EVENTS OF DEFAULT; REMEDIES ....................................  84
   12.1.    Events of Default. .............................................  84
   12.2.    Remedies .......................................................  86
   12.3.    Waiver of Past Defaults ........................................  86

SECTION 13.       REDEMPTION ...............................................  87
   13.1.    Right of Redemption ............................................  87
   13.2.    Partial Redemptions ............................................  87
   13.3.    Notice of Redemption ...........................................  87
   13.4.    Deposit of Redemption Price ....................................  88
   13.5.    Notes Payable on Redemption Date ...............................  88
   13.6.    Notes Redeemed in Part .........................................  88

SECTION 14.       SUBORDINATION OF NOTES ...................................  88
   14.1.    Notes Subordinate to Senior Indebtedness .......................  88
   14.2.    Payment over of Proceeds upon Dissolution, Etc .................  89
   14.3.    No Payment When Senior Indebtedness in Default .................  90
   14.4.    Payment Permitted If No Default ................................  91

   14.5.    Subrogation to Rights of Holders of Senior Indebtedness .................  91
   14.6.    Provisions Solely to Define Relative Rights .............................  92
   14.7.    No Waiver of Subordination Provisions ...................................  92
   14.8.    Reliance on Judicial Order or Certificate of Liquidating Agent ..........  93
   14.9.    Reliance by Holders of Senior Indebtedness on Subordination Provisions ..  93
   14.10.   Third Party Beneficiary; No Amendment ...................................  93
   14.11.   Acceleration of Notes ...................................................  93

SECTION 15. NOTE GUARANTEES .........................................................  94
   15.1.    Note Guarantees .........................................................  94
   15.2.    Execution and Delivery of Note Guarantees ...............................  94
   15.3.    Guarantors May Consolidate, Etc. on Certain Terms .......................  95
   15.4.    Releases of Note Guarantees .............................................  96
   15.5.    Subordination of Note Guarantees ........................................  96
   15.6.    Limitation on Guarantor Liability .......................................  96
   15.7.    Endorsement of Note Guarantees ..........................................  97

SECTION 16. EXPENSES AND CONFIDENTIALITY ............................................  97
   16.1.    Expenses ................................................................  97
   16.2.    Indemnification .........................................................  97
   16.3.    Notification ............................................................  98
   16.4.    Confidentiality. ........................................................  99

SECTION 17. MISCELLANEOUS ........................................................... 100
   17.1.    Notices ................................................................. 100
   17.2.    Benefit of Agreement; Assignments and Participations .................... 100
   17.3.    No Waiver; Remedies Cumulative .......................................... 101
   17.4.    Amendments, Waivers and Consents ........................................ 101
   17.5.    Counterparts ............................................................ 101
   17.6.    Reproduction ............................................................ 101
   17.7.    Headings ................................................................ 102
   17.8.    Survival of Covenants and Indemnities ................................... 102
   17.9.    Governing Law; Submission to Jurisdiction; Venue ........................ 102
   17.10.   Severability ............................................................ 103
   17.11.   Entirety ................................................................ 103
   17.12.   Survival of Representations and Warranties .............................. 103
   17.13.   Construction ............................................................ 103
   17.14.   Incorporation ........................................................... 104

EXHIBITS:

Exhibit A            Form of Note
Exhibit B            Form of Supplemental Agreement
Exhibit C            Form of Notation of Note Guarantee
Exhibit 3.3(a)       Form of Officer's Certificate
Exhibit 3.3(b)       Form of Secretary's Certificate
Exhibit 3.4-A        Form of Opinion of Paul, Weiss, Rifkind, Wharton & Garrison
Exhibit 3.4-B        Form of Opinion of Robinson, Bradshaw & Hinson, P.A., North
                     Carolina Counsel
Exhibit 3.4-C        Form of Opinion of J. Robert Wren, General Counsel
Exhibit 3.4-D        Form of Opinion of Thompson & Knight LLP, Texas Counsel


SCHEDULES:

Schedule A           Primary and fully diluted ownership of Capital Stock
Schedule B           Purchasers, Etc.
Schedule C           Existing Financing
Schedule 4.2         Voting Trusts and Other Agreements
Schedule 4.3         Subsidiaries
Schedule 4.20        Affiliate Transactions
Schedule 4.21        Material Contracts
Schedule 4.26        Brokerage Fees

                               PURCHASE AGREEMENT

            PURCHASE AGREEMENT, dated as of June 27, 2002, among PCA LLC, a Delaware limited liability company and a newly formed subsidiary of PCA International, Inc., (the "Company"), the Guarantors (as hereinafter defined) listed on the signature pages hereof as Guarantors, GS Mezzanine Partners II, L.P., a limited partnership organized under the laws of Delaware ("GS Mezzanine") and GS Mezzanine Partners II Offshore, L.P., an exempted limited partnership organized under the laws of the Cayman Islands ("GS Offshore" and, together with GS Mezzanine, the "Purchasers").

                                    RECITALS

            WHEREAS, PCA International, Inc., a North Carolina corporation ("Holdco"), intends to repay its Existing Senior Credit Facility (as hereinafter defined) and Outstanding Senior Subordinated Term Loans (as hereinafter defined) (the "Senior Credit Facility and Subordinated Term Loan Refinancing");

            WHEREAS, in connection with the Senior Credit Facility and Subordinated Term Loan Refinancing, (a) Holdco has formed the Company as a newly formed wholly-owned subsidiary of Holdco, (b) Holdco, at or prior to the Closing hereunder, will transfer all of its assets and liabilities to the Company (the "Asset Dropdown"), other than (i) the membership interests in the Company, (ii) any assets, properties or rights that are not capable of being sold, assigned, transferred or conveyed to the Company without the consent of any other person, or if such assignment or attempted assignment would constitute a breach thereof, or a violation of any applicable federal, state, local or foreign law, statute, ordinance, rule, regulation, order, judgment or decree, injunction, award, administrative order or decree, administrative or judicial decision, or any other executive or legislative proclamation (the "Withheld Contracts"), (iii) agreements relating to the issuance, sale, purchase, repurchase or registration of securities of Holdco, (iv) minute books and other corporate books and records of Holdco, and (v) agreements entered into between the Company and Holdco (the assets referred to in clauses (a) through (e) above, "Permitted Holdco Assets"),
(c) the Company will: (i) borrow approximately $26,000,000 pursuant to the Credit Agreement (as hereinafter defined); (ii) co-issue and sell with PCA Finance Corp., a wholly-owned subsidiary of the Company, an aggregate of $165,000,000 of 11.875% Senior Notes due 2009 (the "Senior Notes") to certain qualified institutional buyers (the "Initial Purchasers") in reliance of Rule 144A under the Securities Act (as hereinafter defined); and (iii) upon the terms and subject to the conditions set forth in this Agreement, sell to the Purchasers $10,000,000 in original principal amount of its 13 3/4% senior subordinated notes due 2010 in the form of Exhibit A hereto (together with all notes issued in exchange or replacement therefor, the "Notes"); and (d) and upon the terms and subject to the conditions set forth in the Purchase Agreement between Holdco and the Purchasers (the "Holdco Purchase Agreement"), Holdco will sell to the Purchasers $30,000,000 in original principal amount of its 16.5% senior subordinated discount Notes due 2010 (the "Holdco Notes");

            WHEREAS, Holdco will guarantee (i) the Company's and PCA Finance Corp.'s Obligations (as hereinafter defined) under the Senior Notes and (ii) the Company's Obligations under the Credit Agreement and the Notes;

            WHEREAS, the Subsidiary Guarantors will guarantee (i) the Company's and PCA Finance Corp.'s Obligations (as hereinafter defined) under the Senior Notes and (ii) the Company's Obligations under the Credit Agreement and the Notes (collectively, the "Subsidiary Guarantees"); and

            WHEREAS, the Company has duly authorized the creation and issuance of the Notes to be purchased by the Purchasers on the date hereof and the execution and delivery of this Agreement; and the Company has duly authorized the creation and issuance of the Notes to be purchased by the Purchasers on the date hereof and the execution and delivery of this Agreement.

            NOW, THEREFORE, the parties hereto agree as follows:

                                   SECTION 1.

                        DEFINITIONS AND ACCOUNTING TERMS

            1.1. Definitions. As used herein, the following terms shall have the meanings specified herein unless the context otherwise requires:

            "Accredited Investor" means any Person that is an "accredited investor" within the meaning of Rule 501(a) under the Securities Act.

            "Acquired Indebtedness" means Indebtedness of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary of the Company or at the time it merges or consolidates with the Company or any of its Restricted Subsidiaries or assumed in connection with the acquisition of assets from such Person and in each case not incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary of the Company or such acquisition, merger or consolidation.

            "Alternate Offer" has the meaning set forth in Section 7.8(f).

            "Affiliate" means, with respect to any specified Person, any other Person who directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative of the foregoing.

            "Affiliate Transaction" has the meaning set forth under Section 8.6(a).

            "Agreement" is defined in Section 17.4.

            "amend" means amend, modify, supplement, restate or amend and restate, including successively; and "amending" and "amended" have correlative meanings.

          "Applicable Law" means all laws, statutes, treaties, rules, codes (including building codes), ordinances, regulations, certificates, orders, and licenses of, and interpretations by, any Governmental Authority and judgments, decrees, injunctions, writs, permits, orders, or like governmental action of any Governmental Authority (including Environmental Laws and those pertaining to health or safety) applicable to the Company or any of its Subsidiaries or any of their property, assets, or operations.

          "asset" means any asset or property, whether real, personal or other, tangible or intangible.

            "Asset Acquisition" means (a) an Investment by the Company or any of its Restricted Subsidiaries in any other Person pursuant to which such Person shall become a Restricted Subsidiary of the Company or shall be merged with or into the Company or any of its Restricted Subsidiaries, or (b) the acquisition, other than in the ordinary course of business, by the Company or any of its Restricted Subsidiaries of the assets of any Person (other than a Restricted Subsidiary of the Company) which constitute all or substantially all of the assets of such Person or comprise any division or line of business of such Person or any other assets of such Person.

            "Asset Dropdown" is defined in the second recital.

            "Asset Sale" means any Transfer by the Company or any of its Restricted Subsidiaries to any Person other than the Company or any Restricted Subsidiary of (x) any Capital Stock of any Subsidiary of the Company; or (y) any other assets of the Company or any of its Restricted Subsidiaries other than in the ordinary course of business; provided, however, that Asset Sales shall not include:

     (1) a transaction or series of related transactions for which the Company and its Restricted Subsidiaries receive aggregate consideration of less than $1.0 million;

     (2) sales or grants of licenses to use the patents, trade secrets, know-how and other intellectual property of the Company or any of its Restricted Subsidiaries to the extent that such license does not prohibit the Company or any of its Restricted Subsidiaries from using the technologies licensed and does not require the Company or any of its Restricted Subsidiaries to pay any fees for any such use;

     (3) the Transfer (a) of all or substantially all of the assets of the Company as permitted under Section 9, (b) pursuant to any foreclosure of assets or other remedy provided by applicable law by a creditor of the Company or any of its Restricted Subsidiaries with a Lien on such assets, which Lien is permitted under this Agreement, (c) involving only cash or Cash Equivalents or involving any asset of the Company or any of its Restricted Subsidiaries that in the reasonable judgment of the Company, has become damaged, obsolete or worn-out and is sold in a manner that is consistent with past practices of the Company and its Restricted Subsidiaries or (d) including only the lease or sublease of any real or personal property in the ordinary course of business;

     (4) the making of any Permitted Investment or any Restricted Payment permitted by the terms of this Agreement;

     (5) the surrender or waiver of contract rights or the settlement, release or surrender of contract, tort or other claims of any kind; and

     (6) the granting of Liens not prohibited by this Agreement.

            "Attributable Indebtedness" when used with respect to any Sale and Leaseback Transaction, means, as at the time of determination, the present value (discounted at a rate equivalent to the Company's then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for net rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

            "Audit Date" means February 3, 2002.

            "Bankruptcy Law" means Title 11 of the United States Code or any similar federal or state bankruptcy, insolvency, reorganization or other law for the relief of debtors.

            "Basket" has the meaning set forth in Section 8.2(a).

            "Beneficial Owner" has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act. For the purposes of this definition, the term "Beneficially Own" shall have a correlative meaning.

            "Board of Directors" means (1) as to any Person that is a corporation, the board of directors of such Person or any duly authorized committee thereof and (2) as to any other Person, the functionally comparable body of such Person or any duly authorized committee thereof.

            "Business Day" means any day other than a Legal Holiday.

            "Capital Stock" means (a) with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person and (b) with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

            "Capitalized Lease Obligation" means, as to any Person, the obligations of such Person under a lease (or other agreement conveying the right to use an asset) that are required to be classified and accounted for as capital lease obligations under GAAP and, for purposes of this definition, the amount of such obligations at any date shall be the capitalized amount of such obligations at such date, determined in accordance with GAAP.

            "Cash Equivalents" means:

     (1) a marketable obligation, maturing within one year after issuance thereof, issued or guaranteed by the United States of America or an instrumentality or agency thereof;

     (2) a certificate of deposit or banker's acceptance, maturing within one year after issuance thereof, issued by any lender under the Credit Agreement, or a U.S. national or state bank or trust company or a European, Canadian or Japanese bank, in each case having capital, surplus and undivided profits of at least $500.0 million and whose long-term unsecured debt has a rating of "A" or better by S&P or A2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency (provided that the aggregate face amount of all Investments in certificates of deposit or bankers' acceptances issued by the principal offices of or branches of such European or Japanese banks located outside the United States shall not at any time exceed 33 1/3% of all Investments described in this definition);

     (3) open market commercial paper, maturing within 270 days after issuance thereof, which has a rating of A-2 or better by S&P or P-2 or better by Moody's or the equivalent rating by any other nationally recognized rating agency;

     (4) repurchase agreements and reverse repurchase agreements with a term not in excess of one year with any financial institution which has been elected primary government securities dealers by the Federal Reserve Board or whose securities are rated AA- or better by S&P or Aa3 or better by Moody's or the equivalent rating by any other nationally recognized rating agency relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America; and

     (5) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody's or any other mutual fund holding assets consisting (except for de minimis amounts) of the type specified in clauses (1) through (4) above.

           "Change of Control" means the occurrence of the following:

     (1) prior to the Initial Public Offering, the Permitted Holders, in the aggregate, do not beneficially own Capital Stock of Holdco representing more than 50% of all (i) voting power of the Voting Stock of Holdco and
         (ii) economic value of the Capital Stock of Holdco; or

     (2) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" or "group" (as defined in Sections 13(d) and 14(d) of the Exchange Act), other than the Permitted Holders, becomes the Beneficial Owner, directly or indirectly, of Capital Stock of the Company representing more than 35% of all (i) voting power of the Voting Stock of Holdco or
         (ii) economic value of the Capital Stock of Holdco, and the Permitted Holders, in the aggregate, Beneficially Own Capital Stock of Holdco representing a lesser percentage of such voting power or economic value, as applicable, than the Capital Stock Beneficially Owned, directly or indirectly, by such "person" or "group"; or

     (3) Holdco consolidates with, or merges with or into, any Person (other than a Permitted Holder) or Transfers all or substantially all of the assets of Holdco and its Restricted Subsidiaries taken as a whole to any Person (other than a Permitted Holder), or any Person (other than a Permitted Holder) consolidates with, or merges with or into, Holdco, other than any such transaction where the Capital Stock of Holdco outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for Capital Stock (other than Disqualified Capital Stock), of the surviving or Transferee Person constituting a majority of the outstanding (i) voting power of the Voting Stock of Holdco or such surviving or Transferee Person and (ii) economic value of the Capital Stock of Holdco or such surviving Person or Transferee Person immediately after giving effect to such issuance; or

     (4) the first day on which a majority of the members of the board of directors of Holdco are not Continuing Directors; or

     (5) the adoption of a plan relating to the liquidation or dissolution of Holdco or the Company; or

     (6) Holdco ceases to own, of record or beneficially, all of the Equity Interests of the Company.

             "Change of Control Offer" is defined in Section 7.8(a).

             "Change of Control Payment" is defined in Section 7.8(a).

             "Change of Control Payment Date" is defined in Section 7.8(a).

             "Closing" is defined in Section 2.3(a).

             "Closing Date" is defined in Section 2.3(a).

             "Closing Payment" means, with respect to each Purchaser, an amount equal to 3% of the Purchase Price paid by such Purchaser as of the Closing Date.

             "Code" means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

             "Commission" means the Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or, if at any time after the execution of this Agreement such Commission is not existing and performing the duties now assigned to it under the Exchange Act, the body performing such duties at such time.

             "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of such Person's common stock, whether outstanding on the Issue Date or issued thereafter, and includes, without limitation, all series and classes of such common stock.

             "Company" is defined in the preamble to this Agreement.

             "Consolidated" or "consolidated" (including the correlative term "consolidating") or on a "consolidated basis", when used with reference to any financial term in this Agreement (but not when used with respect to any Tax Return or Tax liability), means the aggregate for two or more Persons of the amounts signified by such term for all such Persons, with inter-company items eliminated and, with respect to net income or earnings, after eliminating the portion of net income or earnings properly attributable to minority interests, if any, in the Capital Stock of any such Person or attributable to shares of preferred stock of any such Person not owned by any other such Person, in accordance with GAAP.

             "Consolidated EBITDA" means, with respect to any Person, for any period, the sum (without duplication) of

     (1) Consolidated Net Income, and

     (2) to the extent Consolidated Net Income has been reduced thereby, (a) all income Taxes of such Person and its Restricted Subsidiaries paid or accrued in accordance with GAAP for such period (other than income Taxes attributable to extraordinary gains or losses or income Taxes attributable to Asset Sales and other sales or dispositions outside the ordinary course of business to the extent that gains or losses from such transactions have been excluded from the computation of Consolidated Net Income) and Tax Distributions made in respect of such period made pursuant to Section 8.2(b)(7), (b) Consolidated Interest Expense, (c) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period (except to the extent such non-cash item increasing Consolidated Net Income relates to a cash benefit for any future period), and (d) the net costs and expenses totaling $1,590,000 for the fifty-three weeks ended May 5, 2002 that are described in the Offering Circular as adjustments to "EBITDA" to derive "Adjusted EBITDA,"

all as determined on a consolidated basis for such Person and its Restricted Subsidiaries in accordance with GAAP. Consolidated EBITDA shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to any Asset Sales and other asset sales or divestitures outside the ordinary course of business or Asset Acquisitions (including any Asset Acquisition giving rise to the need to make such calculation) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such asset sale or Asset Acquisition occurred on the first day of the Four-Quarter Period.

               "Consolidated Fixed Charge Coverage Ratio" means, with respect to any Person, the ratio of (x) Consolidated EBITDA of such Person during the Four-Quarter Period to (y) Consolidated Fixed Charges of such Person for the Four-Quarter Period.

               "Consolidated Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of

     (1) Consolidated Interest Expense, plus

     (2) the product of (x) the amount of all dividend payments required to be made on any series of Preferred Stock of such Person and its Restricted Subsidiaries (other than dividends paid in Qualified Capital Stock and other than dividends paid to such Person or to a Restricted Subsidiary of such Person) paid, accrued or scheduled to be paid or accrued during such period times (y) a fraction, the numerator of which is one and the denominator of which is one minus the then current effective consolidated federal, state and local tax rate of such Person, expressed as a decimal; provided that, if the cash dividend or distribution on the Preferred Stock is deductible for federal tax purposes, then the fraction shall be equal to one, provided that Consolidated Fixed Charges shall not include gain or loss from the extinguishment of debt, including, without limitation, write-off of debt issuance costs, commissions, fees and expenses.

               Consolidated Fixed Charges shall be calculated after giving effect on a pro forma basis in accordance with Regulation S-X under the Exchange Act to the incurrence, repayment or redemption of any Indebtedness or Preferred Stock of such Person or any of its Restricted Subsidiaries giving rise to the need to make such calculation and any incurrence, repayment or redemption of other Indebtedness or Preferred Stock (other than the incurrence, repayment or redemption of Indebtedness or Preferred Stock in the ordinary course of business for working capital purposes pursuant to working capital facilities) occurring during the Four-Quarter Period or at any time subsequent to the last day of the Four-Quarter Period and on or prior to the Transaction Date, as if such incurrence or repayment, as the case may be, occurred on the first day of the Four-Quarter Period. In calculating Consolidated Fixed Charges for purposes of determining the denominator (but not the numerator) of the "Consolidated Fixed Charge Coverage Ratio,"

     (1) interest on outstanding Indebtedness determined on a fluctuating basis (after giving effect to any Interest Swap Obligations) as of the Transaction Date and which will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the weighted average rate of interest during the Four-Quarter Period;

     (2) if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the Four-Quarter Period; and

        (3) notwithstanding clause (1) above, interest on Indebtedness determined on a fluctuating basis, to the extent such interest is covered by agreements relating to Interest Swap Obligations, shall be deemed to accrue at the rate per annum during the Four-Quarter Period resulting after giving effect to the operation of such agreements.

               "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication:

        (1) the aggregate of the interest expense of such Person and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, including without limitation, (a) any amortization of debt discount and amortization or write-off of deferred financing costs, excluding (x) the write-off of deferred financing costs as a result of the prepayments of Indebtedness occurring on the Issue Date with the proceeds from the issuance and sale of the Notes and (y) the amortization of deferred financing costs recorded as of the Issue Date in connection with the Notes and the Credit Agreement, (b) the net costs under Interest Swap Obligations, (c) all capitalized interest and (d) the interest portion of any deferred payment obligation;

        (2) the interest component of Capitalized Lease Obligations and Attributable Indebtedness paid, accrued and/or scheduled to be paid or accrued by such Person and its Restricted Subsidiaries during such period as determined on a consolidated basis in accordance with GAAP; and

        (3) all interest on any Indebtedness of the type described in clause
            (10) or (11) of the definition of "Indebtedness."

               "Consolidated Net Income" means, with respect to any Person, for any period, the net income (or loss) of such Person and its Restricted Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded from such net income (loss), to the extent otherwise included therein, without duplication:

        (1) after-tax gains on Asset Sales or other losses on asset sales outside the ordinary course of business or abandonments or reserves relating thereto;

        (2) after-tax extraordinary gains or extraordinary losses determined in accordance with GAAP;

        (3) the net income (but not loss) of any Restricted Subsidiary of the Person to the extent that the declaration of dividends or similar distributions by that Restricted Subsidiary of that income is restricted;

        (4) the net income or loss of any Person that is not a Restricted Subsidiary of that Person except to the extent of cash dividends or distributions paid to such Person or to a wholly owned Restricted Subsidiary of that Person;

     (5) any restoration to income of any contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Issue Date;

     (6) the net income of any Person earned prior to the date it becomes a Restricted Subsidiary of the Person or is merged or consolidated with the Person or any Restricted Subsidiary of the Person;

     (7) in the case of a successor to the Person by consolidation or merger or as a Transferee of the referent Person's assets, any earnings of the successor corporation prior to such consolidation, merger or Transfer of assets;

     (8) gains or losses from the cumulative effect of any change in accounting principles prior to the Issue Date;

     (9) the write-off of deferred financing costs as a result of the prepayments of Indebtedness occurring on the Issue Date with the proceeds from the issuance and sale of the Notes; and

     (10) the amount of dividends and distributions made pursuant to Section 8.2(b)(6) or Section 8.2(b)(7).

                "Consolidated Non-cash Charges" means, with respect to any Person, for any period, the sum of

     (1) depreciation, amortization and other non-cash expenses or charges of such Person and its Restricted Subsidiaries for such period;

     (2) unrealized gains and losses from hedging and foreign currency translations and transactions of such Person and its Restricted Subsidiaries for such period; and

     (3) unrealized gains and losses of such Person and its Restricted Subsidiaries recognized in such period pursuant to Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," or any successor thereto, solely in respect of Qualified Capital Stock, all determined on a consolidated basis in accordance with GAAP, excluding (x) in the case of clause (1) or (2), any such item constituting an extraordinary item or extraordinary loss or any such item that requires an accrual of or a reserve for cash charges for any future period and (y) in the case of clause (3), any such item that requires an accrual of or a reserve for cash charges for any future period ending on or prior to the final maturity of the Notes.

                "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holdco who (a) was a member of such Board of Directors on the Issue Date or (b) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election.

           "Contract" is defined in Section 4.5.

           "Controlled Group" means the Company and all Persons (whether or not incorporated) under common control or treated as a single employer with the Company pursuant to Section 414(b), (c), (m) or (o) of the Code.

           "Coverage Ratio Exception" is defined in Section 8.1(a).

           "Credit Agreement" means the Credit Agreement dated on or about the Issue Date, by and among the Company, as borrower, Holdco and certain of the Company's Subsidiaries, as guarantors, Bank of America, N.A., as administrative agent, and the lenders named therein, including any notes, guarantees, collateral and security documents, instruments and agreements executed in connection therewith, and in each case as amended or Refinanced from time to time, including any agreement or agreements extending the maturity of, Refinancing, replacing or otherwise restructuring (including increasing the amount of borrowings or other Indebtedness outstanding or available to be borrowed thereunder) all or any portion of the Indebtedness under such agreement, and any successor or replacement agreement or agreements with the same or any other agents, creditor, lender or group of creditors or lenders.

           "Credit Documents" means the Credit Agreement and all certificates, instruments, and other documents and written agreements made and delivered pursuant thereto.

           "Currency Agreement" means, with respect to any Person, any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect such Person or any of its Subsidiaries against fluctuations in currency values.

           "Custodian" is defined in Section 12.1.

           "Default" means any event, act, or condition that is, or with the giving of notice, lapse of time, or both would constitute, an Event of Default.

           "Default Amount" is defined in Section 12.2.

           "Designation" is defined in Section 8.8(a).

           "Director" means a member of a Board of Directors.

           "Disinterested Member" means, with respect to any transaction or series of related transactions, a member of the Board of Directors of the Company who (1) does not have any material direct or indirect financial interest in or with respect to such transaction or series of related transactions and (2) is not an Affiliate, officer, director or an employee of any person (other than the Company or any Restricted Subsidiary) who has any direct or indirect financial interest in or with respect to such transaction or series of related transactions.

           "Disqualified Capital Stock" means any class or series of Capital Stock of any Person that by its terms or otherwise is:

         (1) required to be redeemed or is redeemable at the option of the holder of such class or series of Capital Stock at any time on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes; or

         (2) convertible into or exchangeable at the option of the holder thereof for Capital Stock referred to in clause (1) above or Indebtedness having a scheduled maturity on or prior to the date that is 91 days after the Stated Maturity of the principal of the Notes.

               Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Capital Stock solely because the holders of the Capital Stock have the right to require the issuer thereof to repurchase such Capital Stock upon the occurrence of a "change of control" or "asset sale" will not constitute Disqualified Capital Stock if such requirement only becomes operative after compliance with such terms applicable to the Notes, including the purchase of any Notes tendered pursuant thereto.

               "Domestic Subsidiary" means any Restricted Subsidiary of the Company that is not a Foreign Subsidiary.

               "Enforceability Exceptions" means, with respect to any specified obligation, any limitations on the enforceability of such obligation due to bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, and other similar laws of general applicability relating to or affecting creditors' rights generally and to general principles of equity (whether considered at a proceeding in equity or at law).

               "Environmental Laws" means all applicable foreign, federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, and the Emergency Planning and Community Right-to-Know Act.

               "Environmental Matter" means any matter relating to pollution, contamination, protection of the environment, human health or safety as related to the environment, and health or safety of employees as related to the environment, and any matter relating to emissions, discharges, releases or threatened releases, of Hazardous Substances into the air (indoor and outdoor), surface water, groundwater, soil, land surface or subsurface, buildings, facilities, real or personal property or fixtures or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

               "Environmental Permits" is defined in Section 4.14(a).

           "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

           "Equity Investee" is defined in Section 4.3(a).

           "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated thereunder.

           "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Company within the meaning of
Section 414(b), 414(c) or 414(m) of the Code.

           "Event of Default" is defined in Section 12.1.

           "Exchange Act" means the Securities Exchange Act of 1934, as amended.

           "Existing Financing" shall mean the financing of the Company and its Subsidiaries as described on Schedule C.

           "Existing Senior Credit Facility" means the Credit Agreement dated as of August 25, 1998 among the Company, as borrower, the guarantors party thereto, the lenders party thereto and Bank of America, N.A. (formerly NationsBank, N.A.), as agent, as amended.

           "fair market value" means, with respect to any asset, the price which could be negotiated in an arm's-length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair market value shall, except as otherwise specifically provided herein, be determined by the Board of Directors of the Company acting reasonably and in good faith.

           "Financial Statements" is defined in Section 4.6(a).

           "Financing Documents" means collectively, this Agreement, the Notes, the Senior Notes, the Holdco Notes, the Guarantees, the respective purchase agreements for the Senior Notes and the Holdco Notes and all certificates and instruments made and delivered in connection herewith and therewith, but specifically excluding the Credit Documents.

           "Fiscal Month" means a monthly fiscal period of the Company and its Subsidiaries.

           "Fiscal Quarter" means a quarterly fiscal period of the Company and its Subsidiaries.

           "Fiscal Year" shall mean the fiscal year of the Company and its Subsidiaries ending on the Sunday closest to January 31 of each calendar year.

           "Foreign Subsidiary" means any Restricted Subsidiary of the Company organized under the laws of, and conducting a majority portion of its business in, any jurisdiction other than the United States of America, any state thereof or the District of Columbia.

           "Four-Quarter Period" means the four full fiscal quarters for which internal financial statements are available ending on or prior to the Transaction Date.

           "Fried Frank" means Fried, Frank, Harris, Shriver & Jacobson, special counsel to the Purchasers.

           "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity and may be approved by a significant segment of the accounting profession of the United States, consistently applied, as in effect on the Issue Date.

           "Governmental Authority" means (i) the government of the United States of America or any state or other political subdivision thereof, or the District of Columbia, (ii) any government or political subdivision of any other jurisdiction in which the Company or any of its Subsidiaries conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any of its Subsidiaries or (iii) any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to, any such government.

           "GS Mezzanine" is defined in the preamble to this Agreement.

           "GS Offshore" is defined in the preamble to this Agreement.

           "Guarantee" means a guarantee of the Notes by a Guarantor.

           "guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Indebtedness of any Person and any obligation, direct or indirect, contingent or otherwise, of such Person (1) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation of such Person (whether arising by virtue of partnership arrangements, or by agreements to keep well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise) or (2) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, however, that the term "guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "guarantee" used as a verb has a corresponding meaning.

           "Guarantor" means (i) Holdco and (ii) the Subsidiary Guarantors.

           "Guarantor Senior Indebtedness" means, with respect to any Guarantor, the Obligations of such Guarantor, whether outstanding on the Closing Date or thereafter incurred

(unless, in the case of any particular Obligations, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Obligations or any portion of the Indebtedness evidencing such Obligations shall not be senior in right of payment to the Guarantee of such Guarantor) in respect of: all monetary obligations of every nature of such Guarantor under, or with respect to, (i) the Credit Documents, including, without limitation, obligations to pay the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law), reimbursement obligations under letters of credit, fees, expenses and indemnities (including Guarantees thereof); (ii) the Senior Notes, including, without limitation, the guarantee of the obligations to pay the principal of, premium, if any, and interest (including the guarantee of any interest accruing on the Indebtedness guaranteed thereunder subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law), fees, expenses and indemnitees; and (iii) all Refinancings of the foregoing (to the extent permitted by this Agreement), in each case whether outstanding on the Closing Date or thereafter incurred. Notwithstanding the foregoing, "Guarantor Senior Indebtedness" shall not include: (i) Obligations to, or guaranteed on behalf of, any shareholder or Affiliate of a shareholder (other than any guarantee provided on behalf of the Company or any Subsidiary of the Company), director, officer, or employee of such Guarantor (including, without limitation, amounts owed for compensation); (ii) that portion of any Indebtedness Incurred in violation of Section 8.1; and (iii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other Indebtedness of such Guarantor.

          "Hazardous Substances" means (i) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, polychlorinated biphenyls and radon gas; (ii) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous waste," "hazardous materials," "extremely hazardous substances," "restricted hazardous waste," "toxic substances," "toxic pollutants," "contaminants," or "pollutants," or words of similar meaning and effect, under any applicable Environmental Law; and (iii) any other chemical, material or substance, the Release of which is prohibited, limited or regulated by any Environmental Law.

          "Holdco" is defined in the first recital.

          "Holdco Notes" is defined in the second recital.

          "Holdco Purchase Agreement" is defined in the second recital.

          "Holder" means a Person in whose name a Note is registered on the Security Register.

          "incur" means to create, incur, assume, guarantee or otherwise become liable, contingently or otherwise, with respect to payment. Accrual of interest and accretion or amortization or original issue discount will not be deemed to be an incurrence of Indebtedness for purposes of this definition.

          "Indebtedness" means with respect to any Person, without duplication,

               (1)  all obligations of such Person for borrowed money;

               (2) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

               (3)  all Capitalized Lease Obligations of such Person;

               (4) all obligations of such Person issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable and other accrued liabilities arising in the ordinary course of business);

               (5) all obligations for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction;

               (6) all obligations under Currency Agreements and Interest Swap Obligations of such Person;

               (7)  all Attributable Indebtedness;

               (8) all Disqualified Capital Stock issued by such Person with the amount of Indebtedness represented by such Disqualified Capital Stock being equal to the greater of its voluntary or involuntary liquidation preference and its maximum fixed repurchase price;

               (9) all Preferred Stock of any Subsidiary of such Person not held by such Person or any Restricted Subsidiary of such Person with the amount of Indebtedness represented by such Preferred Stock being equal to the liquidation value thereof;

               (10) guarantees in respect of Indebtedness of any other Person of the type referred to in clauses (1) through (9) above; and

               (11) all obligations of any other Person of the type referred to in clauses (1) through (10) above which are secured by any Lien on any asset of such Person, the amount of such obligation being deemed to be the lesser of the fair market value of such asset or the amount of the obligation so secured.

          For purposes hereof, the "maximum fixed repurchase price" of any Disqualified Capital Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Capital Stock as if such Disqualified Capital Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to this Agreement, and if such price is based upon, or measured by, the fair market value of such Disqualified Capital Stock, such fair market value shall be determined reasonably and in good faith by the Board of Directors of the issuer of such Disqualified Capital Stock. Except with respect to Indebtedness referred to in clauses (8), (9) and
(11) above, the amount of any Indebtedness outstanding as of any date shall be
(1) the accreted value thereof, in the case of any

Indebtedness issued with original issue discount, and (2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

          "Indemnified Person" is defined in Section 16.2.

          "Independent Financial Advisor" means a firm (a) which does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect material financial interest in Holdco or any of its Subsidiaries and
(b) which, in the judgment of the Board of Directors of the Company, is otherwise independent and qualified to perform the task for which it is to be engaged.

          "Initial Purchasers" is defined in the second recital.

          "Initial Public Offering" means one or more underwritten public offerings registered under the Securities Act resulting in gross proceeds to the Company or its Subsidiaries of at least $25,000,000.

          "Institutional Accredited Investors" is defined in Section 10.1(a).

          "Institutional Investor" means (i) any original purchaser of a Note and any transferee that is an Affiliate of any original purchaser and (ii) any Holder of a Note holding more than the lower of (x) 20% of the aggregate principal amount of the Notes then Outstanding and (y) $5,000,000 aggregate principal amount of the Notes.

          "Intellectual Property" means (i) all inventions and discoveries (whether patentable or unpatentable and irrespective of whether reduced to practice), all improvements thereto and all patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof, (ii) all franchises, permits, trademarks, service marks, trade dress, logos, trade names and corporate names, together with all translations, adaptations, derivations and combinations thereof and including all goodwill associated therewith, (iii) all copyrightable works, all copyrights and all applications, registrations and renewals in connection therewith, (iv) all broadcast rights,
(v) all mask works and all applications, registrations and renewals in connection therewith, (vi) all know-how, trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice (including ideas, research and development, know-how, formulas, compositions and manufacturing and production process and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information and business and marketing plans and proposals), (vii) all computer software (including data and related documentation), (viii) all other proprietary rights, (ix) all copies and tangible embodiments thereof (in whatever form or medium) and (x) all licenses and agreements in connection therewith.

          "Interest Payment Date" is defined in Exhibit A hereto.

          "Interest Swap Obligations" means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.

          "Investment" means, with respect to any Person, any direct or indirect loan or other extension of credit (including, without limitation, a guarantee) or capital contribution to (by means of any Transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any Person. "Investment" excludes (1) extensions of trade credit by the Company and its Restricted Subsidiaries on commercially reasonable terms in accordance with normal trade practices of the Company or such Restricted Subsidiary, as the case may be, and (2) any purchase, redemption or other acquisition or retirement for value of any Capital Stock of the Company or any warrants, options or other rights to purchase or acquire any such Capital Stock. If the Company or any of its Restricted Subsidiaries sells or otherwise disposes of any Capital Stock of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person ceases to be a Restricted Subsidiary of the Company, the Company will be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Capital Stock of such Restricted Subsidiary not sold or disposed of.

          "Issue Date" means June 27, 2002 the date of initial issuance of the Notes.

          "Legal Holiday" means a Saturday, a Sunday or a day on which banking institutions in The City of New York or at a place of payment are authorized by law, regulation, or executive order to remain closed.

          "Liabilities" is defined in Section 16.2.

          "Liens" means any mortgage, pledge, security interest, encumbrance, lien, charge or adverse claim affecting title or resulting in any encumbrance against real or personal property or a security interest of any kind, including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof or any filing or agreement to file a financing statement as debtor under the Uniform Commercial Code or any similar statute other than to reflect ownership by a third party of property leased to the Company or any of its Subsidiaries under a lease that is not in the nature of a conditional sale or title retention agreement.

          "LLC Agreement" means the limited liability company agreement of the Company.

          "Material Adverse Effect" means (a) a material adverse effect upon, the operations, business, properties, condition (financial or otherwise), or prospects of the Company or its Subsidiaries, taken as a whole; (b) a material impairment of the ability of the Company, and its Subsidiaries, taken as a whole, to perform in any material respect its obligations under any Transaction Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Transaction Document.

          "Material Contracts" means, with respect to the Company, any agreements, contracts or arrangements between the Company or its Subsidiaries, on the one hand, and any third parties on the other, for which breach, nonperformance or cancellation could reasonably be expected to have a Material Adverse Effect.

          "Maturity," when used with respect to any Note, means the date on which the principal of such Note becomes due and payable as therein or herein provided, whether at the Stated Maturity or by declaration of acceleration, call for redemption or otherwise (including in connection with any offer to purchase that this Agreement requires the Company to make).

          "Membership Units" means the membership interests representing a fractional part of the ownership of the Company, and having rights and obligations specified with respect to membership interests in the LLC Agreement.

          "Moody's" means Moody's Investors Service, Inc. or any successor thereto.

          "Multiemployer Plan" means a "multiemployer plan" (within the meaning of Section 4001(a)(3) of ERISA) and to which the Company or any ERISA Affiliate makes, is making, or is obligated to make contributions or has within the preceding six (6) plan years made or accrued an obligation to make contributions.

          "Narrative Report" means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its Subsidiaries in the form prepared for presentation to senior management thereof for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

          "Net Cash Proceeds" means, with respect to any Asset Sale, the proceeds in the form of cash or Cash Equivalents including payments in respect of deferred payment obligations (except to the extent that such obligations are financed or sold with recourse to the Company or any of its Restricted Subsidiaries) when received in the form of cash or Cash Equivalents (other than the portion of any such deferred payment constituting interest or dividends) received by the Company or any of its Restricted Subsidiaries from such Asset Sale, net of (a) all out-of-pocket expenses and fees relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees and sales commissions), (b) taxes paid or payable after taking into account any reduction in consolidated tax liability due to available tax credits or deductions and any tax sharing arrangements, (c) appropriate amounts provided by the Company or any of its Restricted Subsidiaries, as a reserve, in accordance with GAAP, against any liabilities associated with such Asset Sale and retained by the Company or any of its Restricted Subsidiaries, after such Asset Sale, including pension and other post-employment benefit liabilities, liabilities related to environmental matters and liabilities under any indemnification obligations associated with such Asset Sale, and amounts required to be paid to any Person (other than the Company or any of its Restricted Subsidiaries) owning a beneficial interest in the assets that are subject to the Asset Sale (by way of holding Capital Stock of the Person owning such assets or otherwise).

          "Net Proceeds Offer" is defined in Section 8.4(c).

          "Net Proceeds Offer Amount" is defined in Section 8.4(c).

          "Net Proceeds Offer Payment Date" is defined in Section 8.4(e)(2).

          "Net Proceeds Offer Trigger Date" is defined in Section 8.4(c).

          "Non-U.S. Person" means a Person who is not a U.S. person, as defined in Regulation S.

          "Non-Voting Observer" is defined in Section 7.9(a).

          "Notation of Note Guarantee" is defined in Section 15.7.

          "Note Guarantee" means any Guarantee of the Notes by any Guarantor pursuant to Section 15 or a Supplemental Agreement, as the case may be.

          "Notes" is defined in the second recital.

          "Notes Payment" is defined in Section 14.2.

          "Obligations" means all obligations for principal, premium, interest, penalties, fees, indemnification, reimbursements, damages, and other liabilities payable under the documentation governing any Indebtedness.

          "Offering Circular" is defined in Section 4.6(b).

          "Offering Memorandum" is defined in Section 10.2(a).

          "Officer", with respect to any Person, means the Chairman of the Board of Directors, Chief Executive Officer, the President, any Vice President or Assistant Vice President and the Chief Financial Officer, the Treasurer or any Assistant Treasurer or the Secretary or any Assistant Secretary of such Person, or any other officer of such Person designated by the Board of Directors of such Person and set forth in an Officer's Certificate delivered to the Trustee.

          "Officer's Certificate" of any Person means a certificate signed by the chairman of the Board of Directors, the chief executive officer, the president, the chief operating officer, or any vice president, or by the chief financial officer, treasurer, the secretary, or an assistant secretary (or any such other officer that performs similar duties) in such officer's capacity as an officer of such Person and delivered to the Holders. References herein, or in any Note, to any officer of a Person that is a partnership or limited liability company means such officer of the partnership or limited liability company, as the case may be, or, if none, of a general partner or managing member of the partnership or limited liability company authorized thereby to act.

          "Ordinary Course of Business" means, with respect to the Company or any Subsidiary of the Company, and in respect of any transaction involving the Company or any Subsidiary of the Company, the ordinary course of such Person's business, as conducted by any such Person in accordance with past practice and undertaken by such Person in good faith and not for purposes of evading any covenant or restriction in this Agreement, the Notes, and the related documents on its behalf.

          "Other Indebtedness" is defined in Section 8.4(c)(2).

          "Outstanding," when used with respect to the Notes, means, as of the date of determination, all Notes theretofore executed and delivered under this Agreement, except:

          (i) Notes theretofore canceled by the Company or delivered to the Company for cancellation;

          (ii) Notes for whose payment or redemption money in the necessary amount has been theretofore set aside by the Company with a third party in trust for the Holders of such Notes; provided that if such Notes are to be redeemed, notice of such redemption has been duly given as provided in this Agreement; and

          (iii) Notes which have been paid pursuant to Section 11.8 or in exchange for or in lieu of which other Notes have been executed and delivered pursuant to this Agreement;

provided, however, that in determining whether the Holders of the requisite principal amount of the Outstanding Notes have given any request, demand, authorization, direction, notice, consent or waiver hereunder, Notes owned by the Company or any other obligor upon the Notes or any Subsidiary or Affiliate of the Company or of such other obligor shall be disregarded and deemed not to be Outstanding. Notes so owned which have been pledged in good faith may be regarded as Outstanding if the pledgee establishes to the satisfaction of the Required Holders the pledgee's right so to act with respect to such Notes and that the pledgee is not the Company or any other obligor upon the Notes or any Affiliate of the Company or of such other obligor.

          "Outstanding Senior Subordinated Term Loan" means the loans outstanding under the Bridge Loan Agreement dated as of August 25, 1998 among the Company, as borrower, the guarantors listed on the signature pages thereto, the lenders named therein and Bank of America Bridge, LLC (formerly NationsBridge, L.L.C.), as administrative agent, as amended.

          "Payment Blockage Period" is defined in Section 14.3.

          "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

          "Pension Plan" is defined in Section 4.12.

          "Permits" means all licenses, permits, certificates of need, approvals, and authorizations from all Governmental Authorities required to lawfully conduct a business as presently conducted.

          "Permitted Business" is defined in Section 8.9.

          "Permitted Holdco Assets" is defined in the second recital.

          "Permitted Holders" means the Sponsor and its Affiliates.

          "Permitted Indebtedness" means, without duplication, each of the following:

               (1) the Senior Notes issued on the Issue Date, the exchange notes issued in exchange therefore and any guarantees relating thereto;

               (2) other Indebtedness of the Company and its Restricted Subsidiaries outstanding on, and not Refinanced as of, the Issue Date;

               (3) Indebtedness incurred pursuant to the Credit Agreement in an aggregate amount not exceeding $50 million at any time outstanding, less any repayments required to be made, and actually made, thereunder with the Net Cash Proceeds of Asset Sales in accordance with Section 8.4;

               (4) Capitalized Lease Obligations and Purchase Money Indebtedness, and Refinancing Indebtedness thereof, in an aggregate amount not to exceed $5.0 million at any time outstanding;

               (5) Indebtedness owed by the Company or any of its Restricted Subsidiaries to the Company or any of its Restricted Subsidiaries; provided that
(a) any such Indebtedness owed by the Company shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Notes, and any such Indebtedness owed by any Guarantor shall be expressly subordinated to the prior payment in full in cash of all obligations with respect to the Guarantee of such Guarantor; and (b) if such Indebtedness is held by a Person other than the Company or any of its Restricted Subsidiaries, the obligor of such Indebtedness shall be deemed to have incurred Indebtedness not permitted by this clause (5);

               (6) (x) the guarantee by the Company or any Guarantor of Indebtedness of the Company or a Guarantor and (y) the guarantee by any Restricted Subsidiary that is not a Guarantor of Indebtedness of any other Restricted Subsidiary that is not a Guarantor; provided that, in each case, the Indebtedness being guaranteed is permitted to be incurred by another provision of this Agreement;

               (7) (x) Interest Swap Obligations of the Company relating to (a) Indebtedness of the Company or any of its Restricted Subsidiaries or (b) Indebtedness that the Company or any of its Restricted Subsidiaries reasonably intends to incur within six months; and (y) Interest Swap Obligations of any Restricted Subsidiary of the Company relating to (a) Indebtedness of such Restricted Subsidiary or (b) Indebtedness that such Restricted Subsidiary reasonably intends to incur within six months; provided that any such Interest Swap Obligations will constitute "Permitted Indebtedness" only to the extent the notional principal amount of such Interest Swap Obligations, when incurred, does not exceed the principal amount of the Indebtedness to which such Interest Swap Obligations relate;

               (8) Indebtedness by the Company or any of its Restricted Subsidiaries under Currency Agreements; provided that (x) such agreements are entered into to protect the Company and its Restricted Subsidiaries from fluctuations in currency exchange rates (and not for speculative purposes) and
(y) in the case of Currency Agreements which relate to Indebtedness, such Currency Agreements do not increase the Indebtedness of the Company and its Restricted Subsidiaries outstanding other than as a result of fluctuations in foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

               (9) Indebtedness of the Company or any of its Restricted Subsidiaries arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

               (10) Indebtedness of the Company or any of its Restricted Subsidiaries represented by letters of credit for the account of the Company or any Restricted Subsidiary, as the case may be, in order to provide security for workers' compensation claims, payment obligations in connection with self-insurance or similar requirements in the ordinary course of business, and other Indebtedness with respect to workers' compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by the Company or any of its Restricted Subsidiaries in the ordinary course of business;

               (11) indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business or assets of the Company or any of its Restricted Subsidiaries or Capital Stock of a Restricted Subsidiary; provided that the maximum aggregate liability in respect of all such obligations of the Company outstanding under this clause (11) shall at no time exceed the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such dispositions;

               (12) obligations of the Company or any of its Restricted Subsidiaries in respect of performance bonds and completion, guarantee, surety and similar bonds in the ordinary course of business;

               (13) Refinancing Indebtedness incurred to Refinance Indebtedness
(x) incurred pursuant to the Coverage Ratio Exception or pursuant to clause (1) above or this clause (13) or (y) referred to in clause (2) above or clause (16) below;

               (14) Indebtedness of Foreign Subsidiaries in an aggregate amount not to exceed $5.0 million at any time outstanding;

               (15) trade and standby letters of credit issued for the account of the Company or any of its Restricted Subsidiaries in the ordinary course of its business;

               (16) the Notes issued on the Issue Date, and the Note Guarantees; and

               (17) additional Indebtedness in an aggregate amount not to exceed $10.0 million at any time outstanding.

          "Permitted Investments" means:

               (1) any Investment by the Company or any of its Restricted Subsidiaries in a Person, if as a result of such Investment: (a) such Person becomes a Guarantor or (b) such Person is merged or consolidated with or into, or Transfers all or substantially all of its assets to, or is liquidated into, the Company or a Guarantor;

               (2) any Investment by any Restricted Subsidiary of the Company that is not a Guarantor in: (a) any other Restricted Subsidiary of the Company; or (b) any Person, if as a result of such Investment (x) such Person becomes a Restricted Subsidiary of the Company, or (y) such Person is merged or consolidated with or into, or Transfers all or substantially all of its assets to, or is liquidated into, the Company or any of its Restricted Subsidiaries;

               (3) (x) Investments in any Guarantor or (y) Investments in the form of loans or advances to, or purchases of Indebtedness of, Opco by any Restricted Subsidiary of Opco;

               (4)  Investments in cash or Cash Equivalents;

               (5) loans and advances to directors, officers and employees of the Company and its Restricted Subsidiaries (x) in the ordinary course of business in an aggregate amount not to exceed $2.0 million at any time outstanding or (y) for the purpose of paying any taxes in respect of the exercise of stock options or warrants;

               (6) Investments in securities received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any debtors of the Company or its Restricted Subsidiaries or in good faith settlement of delinquent obligations of such debtors;

               (7) Investments received as consideration from an Asset Sale made in compliance with Section 8.4;

               (8)  Investments existing on the Issue Date;

               (9) Investments in Interest Swap Obligations and Currency Agreements of the type described in clauses (7) and (8) of the definition of "Permitted Indebtedness";

               (10) Investments of a Person or any of its Subsidiaries existing at the time such Person becomes a Restricted Subsidiary or at the time such Person merges or consolidates with the Company or any of its Restricted Subsidiaries, in either case, in compliance with this Agreement; provided that such Investments were not made by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Restricted Subsidiary or such merger or consolidation;

               (11) Investments in purchase price adjustments, contingent purchase price payments or other earn-out obligations received in connection with Investments otherwise permitted under this Agreement;

               (12) any Investment acquired in exchange for the issuance of, or acquired with the net cash proceeds of any substantially concurrent issuance and sale of Qualified Capital Stock; provided that no such issuance or sale shall increase the Basket;

               (13) any purchase or Refinancing of the Notes;

               (14) guarantees of Indebtedness otherwise permitted under this Agreement; and

               (15) additional Investments in a Permitted Business in an aggregate amount not to exceed $7.5 million at any time outstanding. The amount of Investments outstanding at any time pursuant to clause (15) above shall be deemed to be reduced, without duplication:

          (a) upon the disposition or repayment of or return on any Investment made pursuant to clause (15) above, by an amount equal to the return of capital with respect to such Investment to the Company or any of its Restricted Subsidiaries (to the extent not included in the computation of Consolidated Net Income), less the cost of the disposition of such Investment and net of taxes;

          (b) upon a redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, by an amount equal to the lesser of (x) the fair market value of the Company's proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above; and

          (c) upon the making of an Investment in a Person that was not a Restricted Subsidiary of the Company immediately prior to the making of such Investment but that subsequently becomes a Restricted Subsidiary of the Company, by an amount equal to the lesser of (x) the fair market value of the Company's proportionate interest in such Subsidiary immediately following such redesignation, and (y) the aggregate amount of Investments in such Subsidiary that increased (and did not previously decrease) the amount of Investments outstanding pursuant to clause (15) above.

          "Permitted Liens" means, with respect to any Person:

               (1) Liens existing on the date of this Agreement, other than the Liens, if any, securing all Indebtedness being repaid as of the Issue Date, including the Existing Senior Credit Facility and the Outstanding Senior Subordinated Term Loans;

               (2)  Liens in favor of the Company or any Restricted Subsidiary;

               (3) Liens securing the Credit Agreement or any Refinancing thereof, and additional Liens securing additional Indebtedness of up to $25,000,000 thereunder, provided, that, such additional Indebtedness is incurred in compliance with the Coverage Ratio Exception;

               (4) Liens securing any Indebtedness of any Foreign Subsidiary; provided that such Liens do not extend to or cover any assets other than assets, or the Capital Stock, of Foreign Subsidiaries;

               (5) Liens on assets of a Person existing at the time such Person is acquired by or merged or consolidated with or into the Company or any of its Restricted Subsidiaries; provided that such Liens were not created in connection with, or in anticipation or contemplation of, such acquisition, merger or consolidation and do not extend to or cover any assets other than those of the Person acquired by or merged or consolidated with or into the Company or such Restricted Subsidiary;

               (6) Liens on any assets of any Person existing at the time of acquisition of such assets by the Company or any Restricted Subsidiary of the Company; provided that such Liens were not created in connection with, or in anticipation or contemplation of, such acquisition and do not extend to or cover any assets other than the assets so acquired;

               (7) Liens securing Purchase Money Indebtedness and Capitalized Lease Obligations permitted to be incurred under this Agreement;

               (8) Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness outstanding on the Issue Date (other than under the Credit Agreement) or Indebtedness incurred under clause (7) above; provided that such Liens (a) taken as a whole, in the good faith judgment of the Board of Directors of the Company, are not materially less favorable to the Holders and are not materially more favorable to the lienholders with respect to such Liens than the Liens in respect of the Indebtedness being Refinanced and (b) do not extend to or cover any assets of the Company or any of its Restricted Subsidiaries not securing the Indebtedness so Refinanced;

               (9) Liens to secure the performance of statutory obligations, including Liens made in connection with workmen's compensation, unemployment insurance, old-age pensions, social security and public liability and similar legislation, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business;

               (10) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person's obligations in respect of bankers' acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods;

               (11) Liens securing reimbursement obligations with respect to letters of credit which encumber documents and other assets relating to such letters of credit and products and proceeds thereof;

               (12) Liens securing the payment of taxes, assessments and governmental charges or levies, either (a) not delinquent or (b) being contested in good faith by appropriate proceedings;

               (13) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's, supplier's or other similar Liens that are not delinquent or that are being contested in good faith and by appropriate proceedings;

               (14) Liens securing (a) the non-delinquent performance of bids, trade contracts (other than for borrowed money), leases and statutory obligations and (b) other non-delinquent obligations of a like nature, incurred in the ordinary course of business;

               (15) Liens consisting of judgment or judicial attachment Liens and Liens securing contingent obligations on appeal bonds and other bonds posted in connection with court proceedings or judgments, only for so long as the existence of the related judgment does not otherwise give rise to an Event of Default;

               (16) interests of lessors or sublessors, easements, rights-of-way, zoning restrictions and other similar encumbrances or other title defects which, in the aggregate, do not materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole;

               (17) Liens arising out of conditional sale, title retention, consignment or similar arrangements for sale of goods;

               (18) Liens arising solely by virtue of any statutory, regulatory, contractual, warranty or common law provision relating to banker's liens, rights of setoff or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;

               (19) licenses of intellectual property granted in the ordinary course of business;

               (20) Liens securing Interest Swap Obligations, which Interest Swap Obligations are permitted under this Agreement;

               (21) Liens securing Indebtedness under Currency Agreements, which Indebtedness is permitted under this Agreement;

               (22) Liens in favor of customs or revenue authorities in connection with customs duties; and

               (23) other Liens securing obligations in an aggregate amount not to exceed $10.0 million at any time outstanding.

          "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization, or government or agency or political subdivision thereof.

          "Plan" is defined in Section 4.12(a).

          "Predecessor Note" of any particular Note means every previous Note evidencing all or a portion of the same debt as that evidenced by such particular Note.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "principal amount" means, (i) when used with respect to any particular Note, the then outstanding principal amount of such Note and (ii) when used with respect to any other Indebtedness, the then outstanding principal amount or accreted value of such Indebtedness.

          "Private Offering" means any offering by any of the Purchasers of some or all of the Notes without registration under the Securities Act.

          "Proceeding" is defined in Section 14.2.

          "Purchase Money Indebtedness" means Indebtedness of the Company or any of its Restricted Subsidiaries incurred for the purpose of financing all or any part of the purchase price, or the cost of construction or improvement, of any assets to be used in the ordinary course of business by the Company or any of its Restricted Subsidiaries; provided, however, that (1) the aggregate principal amount of such Indebtedness shall not exceed such purchase price or cost, (2) such Indebtedness shall be incurred no later than 180 days after the acquisition of such assets or completion of such construction or improvement and (3) such Indebtedness shall not be secured by any assets of the Company or any of its Restricted Subsidiaries other than the assets so acquired or constructed and improvements thereon.

          "Purchase Price" is defined in Section 2.2.

          "Purchasers" is defined in the preamble to this Agreement.

          "Qualified Capital Stock" means any Capital Stock that is not Disqualified Capital Stock.

          "Qualified Institutional Buyer" or "QIB" shall have the meaning specified in Rule 144A promulgated under the Securities Act.

          "Redemption Date" when used with respect to any Note to be redeemed means the date fixed for such redemption pursuant to the terms of the Notes.

          "Redemption Price" means, with respect to any Note to be redeemed, the price at which it is to be redeemed pursuant to this Agreement.

          "Refinance" means, in respect of any security or Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue a security or Indebtedness in exchange or replacement for, such security or Indebtedness in whole or in part. "Refinanced" and "Refinancing" shall have correlative meanings.

          "Refinancing Indebtedness" means, with respect to any Indebtedness, Indebtedness incurred to Refinance such Indebtedness that does not

               (1) result in an increase in the aggregate amount or liquidation preference, if applicable, of Indebtedness being Refinanced as of the date of such proposed Refinancing (plus the amount of (i) accrued interest or dividends on the Indebtedness so Refinanced, (ii) any penalties, interest or premium required to be paid under the terms of the instrument governing such Indebtedness and (iii) reasonable fees, discounts, commissions and other expenses incurred by the Company or any of its Restricted Subsidiaries in connection with such Refinancing) or

               (2) create Indebtedness with (a) a Weighted Average Life to Maturity that is less than the Weighted Average Life to Maturity of the Indebtedness being Refinanced or (b) a final maturity earlier than the final maturity of the Indebtedness being Refinanced; provided that (x) if the Indebtedness being Refinanced is subordinate or junior to the Notes, then such Refinancing Indebtedness shall be subordinate to the Notes at least to the same extent and in the same manner as the Indebtedness being Refinanced, (y) the obligor(s) on the Refinancing Indebtedness thereof shall include only the obligor(s) on the Indebtedness Refinanced, the Company and/or one or more Guarantors and (z) Capital Stock shall be Refinanced only with Capital Stock.

          "Regular Record Date" is defined in Exhibit A hereto.

          "Regulation S" means Regulation S under the Securities Act (or any successor provision), as it may be amended from time to time.

          "Regulation U" means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor regulation to all or a portion thereof.

          "Release" means the disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring or migrating, into or upon any land or water or air, or otherwise entering into the environment.

          "Replacement Assets" is defined in Section 8.4(b)(3).

          "Representative" means the indenture trustee or other trustee, agent or representative in respect of any Senior Indebtedness; provided that if, and only for so long as, any Senior Indebtedness lacks such a representative, then the Representative for such Senior Indebtedness shall at all times constitute the holders of a majority in outstanding principal amount of such Senior Indebtedness in respect of any Senior Indebtedness.

                  "Required Holders" means Holders holding not less than a majority in aggregate principal amount of the Notes at the time Outstanding.

                  "Restricted Payment" means to

                           (1) declare or pay any dividend or make any
distribution, other than dividends or distributions payable in Qualified Capital Stock of the Company, on or in respect of Capital Stock of the Company or any of its Restricted Subsidiaries to holders of such Capital Stock (other than the Company or any of its Restricted Subsidiaries);

                           (2) purchase, redeem or otherwise acquire or retire
for value any Capital Stock of the Company or any of its Subsidiaries or any warrants, options or other rights to purchase or acquire any such Capital Stock;

                           (3) make any principal payment on, purchase, defease,
redeem, prepay, decrease or otherwise acquire or retire for value, prior to any scheduled final maturity, scheduled repayment or scheduled sinking fund payment, any Indebtedness of the Company or Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, other than the prepayment, purchase, repurchase or other acquisition or retirement of Indebtedness in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of prepayment, purchase, repurchase or other acquisition or retirement; or

                           (4) make any Investment other than Permitted
Investments.

                  "Restricted Subsidiary" of any Person means any Subsidiary of such Person which at the time of determination is not an Unrestricted Subsidiary.

                  "Revocation" is defined in Section 8.8(c).

                  "Rule 144" means Rule 144 under the Securities Act (or any successor provision), as it may be amended from time to time.

                  "Rule 144A" means Rule 144A under the Securities Act (or any successor provision), as it may be amended from time to time.

                  "S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

                  "sale" is defined in Section 11.7(a).

                  "Sale and Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary Transfers such property to a Person and the Company or a Restricted Subsidiary leases it from such Person.

                  "Securities" means the Notes purchased by the Purchasers pursuant to this Agreement.

                  "Securities Act" means the Securities Act of 1933, as amended from time to time.

                  "security document" means all instruments and agreements now or at any time hereafter securing the whole or part of any Obligations.

                  "Security Register" is defined in Section 11.6(a).

                  "Senior Credit Facility and Subordinated Term Loan Refinancing" is defined in the first recital.

                  "Senior Indebtedness" means the Obligations of the Company, whether outstanding on the Closing Date or thereafter incurred (unless, in the case of any particular Obligations, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Obligations or any portion of the Indebtedness evidencing such Obligations shall not be senior in right of payment to the Notes) in respect of all monetary obligations of every nature of the Company under, or with respect to, (i) the Credit Documents, including, without limitation, Obligations to pay the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law), reimbursement obligations under letters of credit, fees, expenses and indemnities; (ii) the Senior Notes, including, without limitation, Obligations to pay the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under Applicable Law), fees, expenses and indemnities; and (iii) all Refinancings of the foregoing (to the extent permitted by this Agreement), in each case whether outstanding on the Closing Date or thereafter incurred. Notwithstanding the foregoing, "Senior Indebtedness" shall not include: (i) Obligations to, or guaranteed on behalf of, any shareholder, or Affiliate of a shareholder who holds securities representing in excess of 15% of the voting power of the Company or, director, officer or employee of the Company or any Subsidiary of the Company (including, without limitation, amounts owed for compensation); (ii) that portion of any Indebtedness incurred in violation of the provisions set forth in Section 8.1; and (iii) any Indebtedness which is, by its express terms, subordinated in right of payment to any other indebtedness of the Company.

                  "Senior Nonmonetary Default" is defined in Section 14.3.

                  "Senior Notes" is defined in the second recital.

                  "Senior Notes Indenture" means the Indenture, dated as of June 27, 2002, by and among PCA LLC, PCA Finance Corp., the guarantors named therein and The Bank of New York, as trustee.

                  "Senior Payment Default" is defined in Section 14.3.

                  "Series A Convertible Preferred Stock" is defined in Section 4.2(a).

                  "Significant Subsidiary" means (1) any Restricted Subsidiary that is a "significant subsidiary" of the Company on a consolidated basis within the meaning of Regulation S-X promulgated by the Commission or (2) any Restricted Subsidiary that, when aggregated with all other Restricted Subsidiaries that are not otherwise Significant Subsidiaries and as to which any event described in clause (h) or (i) under Section 12.1 has occurred and is continuing, would constitute a Significant Subsidiary under clause (1) of this definition.

                  "Solvent" means, with respect to any Person as of the date of any determination, that on such date (i) such Person is able to pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (ii) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person's ability to pay as such debts and liabilities mature in the normal course of business, and (iii) such Person is not engaged in a business or a transaction, and is not about to engage in a business or a transaction, for which such Person's property would constitute unreasonably small capital after giving due consideration to current and anticipated future capital requirements and current and anticipated future business conduct and the prevailing practice in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, such liabilities shall be computed as the amount that, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

                  "Sponsor" means Jupiter Partners II, L.P.

                  "Stated Maturity" when used with respect to any security or any installment of interest thereon, means the date specified in such security as the fixed date on which the principal of such security or such installment of interest is due and payable.

                  "Subordinated Obligations" " is defined in Section 14.1.

                  "Subsequent Purchaser" means a subsequent purchaser of any Note who acquired such Note in a Private Offering in accordance with Section 10.1.

                  "Subordinated Indebtedness" means Indebtedness of the Company or any of its Subsidiaries expressly subordinated in right of payment to the Notes to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness, which does not permit any principal payments to be made thereunder prior to 91 days after the Stated Maturity of the Notes and which does not contain covenants, defaults, remedies, subordination provisions and other terms more favorable to the holders of such Indebtedness than those set forth in the Notes or this Agreement.

                  "Subordinated Obligations" is defined in Section 14.1.

                  "Subsidiary" of any Person means (1) any Person of which more than 50% of the total voting power of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof, and (2) any partnership, joint venture or other Person in which such Person or one or more of the Restricted Subsidiaries of that Person or a combination thereof has the power, directly or indirectly, to control by contract or otherwise the board of directors or equivalent governing body or otherwise controls such entity.

                  "Subsidiary Guarantors" means (1) each of the following:
American Studios, Inc.; PCA National LLC; PCA National of Texas LP; PCA Photo Corporation of Canada, Inc.; and Photo Corporation of America; and (2) any other Restricted Subsidiary of the Company that issues a Guarantee, in each case, until such Person is released from its Guarantee in accordance with this Agreement.

                  "Supplemental Agreement" is defined in Section 15.2.

                  "Surviving Person" is defined in Section 9.1(a).

                  "Tax Distribution" means any distribution made pursuant to the Tax Sharing Agreement between Holdco and the Company and certain of the Company's Subsidiaries, as in effect on the Issue Date.

                  "Tax Returns" means all reports and returns (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to Taxes.

                  "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, estimated, employment, withholding or other taxes, duties or assessments of any kind whatsoever imposed on any Person, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties and includes any liability for Taxes of another Person by contract, as a transferee or successor, under Treasury Regulation Section 1.1502-6 or analogous state, local or foreign law provision or otherwise.

                  "Transaction Date" means the date of the transaction giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio.

                  "Transaction Documents" means, collectively, the Financing Documents and the Credit Documents.

                  "Transactions" means the transactions provided for in, or contemplated by, the Transaction Documents.

                  "Transfer" means to, directly or indirectly, sell, assign, transfer, lease (other than pursuant to an operating lease entered into in the ordinary course of business), convey or otherwise dispose of, including by Sale and Leaseback Transaction, consolidation, merger or otherwise, in one transaction or a series of transactions. "Transferred," "Transferor" and "Transferee" shall have correlative meanings.

                  "Transfer Taxes" is defined in Section 7.6(e).

                  "Unfunded Pension Liabilities" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to Section 412 of the Code for the applicable plan year.

                  "United States" shall have the meaning, for purposes of Sections 10.1 and 11.7, assigned to such term in Regulation S.

                  "Unrestricted Subsidiary" of any Person means: (a) any Subsidiary of such Person that at the time of determination has been designated an Unrestricted Subsidiary, and has not been redesignated a Restricted Subsidiary, in accordance with Section 8.8; and (b) any Subsidiary of such an Unrestricted Subsidiary.

                  "U.S. Government Obligations" shall mean securities that are
(1) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (2) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America, the payment of which is unconditionally guaranteed as full faith and credit obligation by the United States of America, that, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligations or a specific payment of interest on or principal of any such U.S. Government Obligations held by such custodian for the account of the holder of a depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt for any amount received by the custodian in respect of the U.S. Government Obligations or the specific payment of interest on or principal of the U.S. Government Obligations evidenced by such depository receipt.

                  "Voting Stock" means, with respect to any Person, Capital Stock of such Person entitling the holders thereof, under ordinary circumstances, to vote in the election of the Board of Directors of such Person.

                  "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

                      (1) the then outstanding aggregate principal amount of such Indebtedness into

                      (2) the sum of the total of the products obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

                  "Wholly Owned Subsidiary" of any Person means any Subsidiary of such Person of which all outstanding voting securities (other than in the case of a foreign Subsidiary, directors' qualifying shares or an immaterial number of shares required to be owned by other Persons pursuant to Applicable Law) or equity interests in the case of a partnership or a limited liability company are owned by such Person or one or more Wholly Owned Subsidiaries of such Person.

                  "Withheld Contracts" is defined in the second recital.

                  1.2. Computation of Time Periods. For purposes of computation of periods of time hereunder, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding."

                  1.3. Terms Generally. Unless the context otherwise requires,
(a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and (b) any reference herein to any Person shall be construed to include such Person's successors and assigns.

                  1.4. Accounting Terms. Accounting terms used but not otherwise defined herein shall have the meanings provided by, and be construed in accordance with, GAAP.

                                   SECTION 2.

                       AUTHORIZATION AND ISSUANCE OF NOTES

                  2.1. Authorization of Issue. On or before the execution and delivery of this Agreement, the Company will authorize the issuance and sale of the Notes. The Notes shall be in the form specified in this Agreement.

                  2.2. Sale and Purchase of the Notes. Subject to the terms and conditions of this Agreement, at the Closing, the Company will issue and sell to the Purchasers, and the Purchasers will purchase from the Company, the Notes for an aggregate cash purchase price equal to the aggregate amount set forth opposite the Purchasers' names on Schedule B hereto (the "Purchase Price"). Each Purchaser shall, in exchange for the payment by such Purchaser of the portion of the Purchase Price set forth opposite such Purchaser's name on Schedule B hereto, receive the aggregate principal amount of Notes set forth opposite such Purchaser's name on Schedule B hereto. The obligations of the Purchasers hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance by any other Purchaser hereunder.

                  2.3. Closing.

                  (a) The sale and purchase of the Notes shall occur at the offices of Paul, Weiss, Rifkind, Wharton & Garrison, New York, New York 10019 at 10:00 a.m. local time, at a closing (the "Closing") on June 27, 2002, or on such other Business Day thereafter as may be agreed upon by the Company and the Purchasers (in either case, the date of the Closing is referred to herein as the "Closing Date"). At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser on the Closing Date, in each case in such denominations as such Purchaser may request, dated the Closing Date and registered in such Purchaser's name, against payment by such Purchaser to the Company or to its order of immediately available funds in the amount of the Purchase Price (as provided in Section 2.2) by wire transfer of immediately available funds to such bank account or accounts as the Company may request in writing at least one Business Day prior to the Closing Date.

                  (b) If at the Closing the Company shall fail to deliver to the Purchasers the Notes as provided in Section 2.3(a), or any of the conditions specified in Section 3 shall not have been fulfilled to the Purchasers' satisfaction, then each Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.

                                   SECTION 3.

                              CONDITIONS TO CLOSING

                  Each Purchaser's obligation to purchase and pay for the Securities to be purchased by it at the Closing is subject to the satisfaction or waiver by it prior to or at the Closing of each of the conditions specified below in this Section 3:

                  3.1. Representations and Warranties. Each of the representations and warranties of the Company in this Agreement and in each of the other Transaction Documents shall be true and correct in all material respects when made and on or as of the Closing Date as if made on and as of the Closing Date (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date).

                  3.2. Performance; No Default Under Other Agreements. The Company and its respective Subsidiaries, to the extent parties hereto or thereto, shall have performed and complied with all agreements and conditions contained in this Agreement and each of the other Transaction Documents required to be performed or complied with by it prior to or at the Closing (or such compliance shall have been waived in accordance with the terms hereof or thereof, as applicable) and, after giving effect to the issuance and sale of the Securities and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.17 and the other Transaction Documents), no Default or Event of Default shall have occurred and be continuing and no default or event of default shall have occurred and be continuing under any of the other Financing Documents or under the Credit Documents.

                  3.3. Compliance Certificates

                  (a) Officer's Certificate. The Company shall have delivered to each Purchaser an Officer's Certificate, dated the Closing Date, in the form of Exhibit 3.3(a) hereto, certifying that the conditions specified in Sections 3.1, 3.2, 3.5, 3.6, 3.7, 3.9, 3.11(b) and 3.12 have been fulfilled.

                  (b) Secretary's Certificate. The Company and Holdco shall have delivered to each Purchaser a certificate in the form of Exhibit 3.3(b) hereto certifying as to the Company's or Holdco's, as the case may be, organizational documents and resolutions attached thereto, the incumbency and signatures of certain officers of the Company or Holdco, as the case may be, and other corporate proceedings of the Company or Holdco, as the case may be, relating to the authorization, execution and delivery of the Securities, this Agreement and the other Transaction Documents to which the Company or Holdco, as the case may be, is a party.

                  3.4. Opinions of Counsel. At the Closing:

                                            (1) Paul, Weiss, Rifkind, Wharton &
                  Garrison, counsel for the Company, shall have furnished to the Purchasers its written opinion, dated the Closing, in the form attached hereto as Exhibit 3.4-A;

                                            (2) Robinson, Bradshaw & Hinson,
                  P.A., special North Carolina counsel for the Company, shall have furnished to the Purchasers its written opinion, dated the Closing, in the form attached hereto as Exhibit 3.4-B;

                                            (3) J. Robert Wren, legal counsel of
                  the Company, shall have furnished to the Purchasers his written opinion, dated the Closing, in the form attached hereto as Exhibit 3.4-C;

                                            (4) Thompson & Knight LLP, special
                  Texas counsel for the Company, shall have furnished to the Purchasers its written opinion, dated the Closing, in the form attached hereto as Exhibit 3.4-D; and

                                            (5) The Purchasers shall have
                  received a copy of each legal opinion delivered by counsel to the Company or any of its Subsidiaries in connection with the issuance of the Senior Notes, the Holdco Notes and the Credit Agreement, and letters entitling the Purchasers to rely on each such opinion as if such opinion were addressed to the Purchasers.

                  3.5. Refinancing. All Indebtedness, other than Indebtedness permitted under Section 8.1, but including the Existing Senior Credit Facility and Outstanding Senior Subordinated Term Loans, of the Company and each of its Subsidiaries outstanding immediately before the consummation of the Transactions shall have been repaid in full and each Purchaser shall have received evidence of each repayment reasonably satisfactory to such Purchaser and Fried Frank.

                  3.6. Credit Agreement; Issuance and Sale of Senior Notes; Sale of Holdco Notes; Structure of the Company and its Subsidiaries; Satisfaction of Conditions under the Transaction Documents. Prior to or simultaneously with the Closing of the sale and purchase of the Securities:

                  (a) Credit Agreement. The Credit Agreement shall be in full force and effect; at the Closing the Company shall receive not less than an aggregate amount of $26,000,000 in gross cash proceeds from loans under the Credit Agreement, and after giving effect to such loans and giving effect to the approximately $10,100,000 letters of credit outstanding thereunder, approximately $13,900,000 in revolving commitments shall be available to the Company under the Credit Agreement.

                  (b) Issuance and Sale of Senior Notes. The Company shall issue and sell the Senior Notes at the Closing and shall have received payment therefor in accordance with the purchase agreement for the Senior Notes in the form delivered to the Purchasers prior to the date hereof.

                  (c) Senior Note Rate Does Not Exceed 12.75% per annum. The interest rate and effective yield of the Senior Notes, taking into account any original issue discount at which the Senior Notes are issued, shall not exceed 12.75% per annum.

                  (d) Sale of Holdco Notes. Holdco shall sell to the Purchasers the Holdco Notes at the Closing and shall have received payment therefor.

                  (e) Structure of Holdco and its Subsidiaries. The Capital Stock and structure of Holdco and its Subsidiaries shall be as described in the Offering Circular under the caption "Offering Circular Summary--The Transactions."

                  (f) Satisfaction of Conditions under the Transaction Documents. As of the Closing, all conditions precedent relating to the issuance and sale of the Senior Notes and the Holdco Notes and to the initial borrowing of funds under the Credit Agreement shall be satisfied and the consummation thereof shall have occurred prior to, or shall occur substantially simultaneously with, the issuance of the Notes. As of the Closing, the Company and its Subsidiaries shall have consummated the transactions described in the Offering Circular under the caption "Offering Circular Summary - The Transactions" on the terms set forth therein.

                  3.7. Existing Financing. At the time of the Closing, and, after giving effect to the issuance and sale of the Securities and the other Transactions (and the application of the proceeds thereof as contemplated by Section 4.17 and the other Transaction Documents) no default or event of default shall have occurred and be continuing under any of the documents relating to the Transactions.

                  3.8. Financial Information. Each Purchaser shall have received a pro forma consolidated balance sheet for Holdco and its Subsidiaries as of May 5, 2002, after giving effect to the Transactions, including the issuance of the Securities, the Senior Notes and the Holdco Notes and the borrowings by the Company under the Credit Agreement and the use of the proceeds thereof, consistent in all material respects with the sources and uses of cash as previously described to the Purchasers and the forecasts previously described to the Purchasers; and the total consolidated net funded debt of the Company and Holdco as of the Closing (as determined on a pro forma basis after giving effect to the Transactions, including the issuance of the Securities) shall not exceed
5.15 times Holdco's pro forma Consolidated EBITDA for the twelve month period ending on May 5, 2002.

                  3.9. Material Adverse Effect. No event or events shall have occurred since the date of the latest audited financial statements for Holdco included in the Offering Circular that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect.

                  3.10. Proceedings and Documents. All limited liability company, partnership, corporate and other proceedings in connection with the transactions contemplated by this Agreement and the other Transaction Documents, and all documents and instruments incident to such transactions and the terms thereof, shall be reasonably satisfactory to each Purchaser, and each Purchaser and Fried Frank shall have received all such counterpart originals or certified or other copies of such documents as it or they may reasonably request.

                  3.11. Transaction Documents in Force and Effect; Information.

                  (a) Transaction Documents. The Purchasers shall have received true and correct copies of all Transaction Documents and such documents
(i) shall have been duly executed and delivered by the parties thereto, (ii) shall be in form and substance reasonably satisfactory to the Purchasers and Fried Frank and (iii) shall be valid and binding obligations of the parties thereto, enforceable against each of them in accordance with their respective terms, subject to the Enforceability Exceptions.

                  (b) Accuracy of Information. All information (other than the pro forma projections, budgets or other estimated data and information which has been updated) furnished by the Company and its representatives to the Purchasers with respect to the business and financial condition of the Company and its Subsidiaries, when taken as a whole, shall not contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered. All projections provided by the Company to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of the Company to be reasonable at the time made based on the circumstances then in existence (it being understood by the Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may differ from projected results and that the differences may be material).

                  (c) Reports. The Purchasers shall be listed as addressees of any solvency or other consultants' reports delivered pursuant to the Credit Documents and the Senior Notes.

                  3.12. No Violation; No Legal Constraints; Consents, Authorizations and Filings, Etc.

                  (a) The consummation by the Company and its Subsidiaries of the Transactions shall not contravene, violate or conflict with any Applicable Law, except for violations which, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect.

                  (b) All consents, authorizations and filings, if any, required in connection with the execution, delivery and performance by each of the Company and its Subsidiaries, of the Transaction Documents to which it is a party shall have been obtained or made and shall be in full force and effect, except for such consents, authorizations and filings the failure of which to obtain or make, individually or in the aggregate, do not, and would not reasonably be expected to, have a Material Adverse Effect.

                  (c) There shall be no inquiry, injunction, restraining order, action, suit or proceeding pending or entered or any statute or rule proposed, enacted or promulgated by any Governmental Authority or any other Person which, in the reasonable opinion of the Purchasers, (i) individually or in the aggregate, has or would reasonably be expected to have a Material Adverse Effect or which seeks to enjoin or seek damages against the Company or any of its Subsidiaries or any of the Purchasers as a result of the Transactions, including the issuance of the Notes, (ii) relates to any of the Transactions and has or will have a material adverse effect on any Purchaser, (iii) alleges liability on the part of any Purchaser in connection with this Agreement, any other Transaction Documents or the transactions contemplated hereby or thereby or (iv) would bar the issuance of the Securities or the use of the proceeds thereof in accordance with the terms of this Agreement.

                  3.13. Closing Payments; Payment of Expenses. At the Closing, each Purchaser shall have received from the Company, as a pro rata reduction in the Purchase Price paid by such Purchaser, its allocable portion of the Closing Payment and such Purchaser and Fried Frank shall have received from the Company all other fees required to be paid and, in accordance with Section 16, all costs and expenses for which invoices have been presented.

                  3.14. No Changes to Offering Circular. Since the date hereof, the Company shall not have made any amendment or supplement to the Offering Circular other than any such amendment or supplement which has been provided to the Purchasers and to which the Purchasers have not objected.

                                   SECTION 4.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

                  The Company represents and warrants to the Purchasers (after giving pro forma effect to the consummation on the Closing Date of the transactions contemplated by this Agreement, the Credit Agreement and the other Transaction Documents and the issuance of the Securities and, in each case, the application of the proceeds thereof) that as of the date hereof and as of the Closing Date (and, to the extent any representation or warranty is stated to relate to a specific earlier date, as of such earlier date):

                  4.1. Due Incorporation; Power and Authority. Each of the Company and its Subsidiaries (a) is either a limited liability company, limited partnership or a corporation duly organized or incorporated, as the case may be, validly existing and in good standing under the laws of its jurisdiction of organization or incorporation, (b) is duly qualified as a foreign organization to transact business and is in good standing in each jurisdiction in which such qualification is required, other than any failures to so qualify or to be in good standing which, individually or in the aggregate, would not be reasonably expected to have a Material Adverse Effect, (c) has full limited liability company, limited partnership or corporate, as the case may be, power and authority to own, lease and operate its properties and to conduct its businesses as they are currently conducted and (d) has full limited liability company, limited partnership or corporate, as the case may be, power and authority to enter into and perform its obligations under each of the Transaction Documents to which it is a party.

                  4.2. Capitalization

                  (a) Immediately after consummation of the issuance of the Notes and the Warrants (as defined in the Holdco Purchase Agreement), (a) the authorized Capital Stock of Holdco will consist of 20,000,000 shares of Common Stock, (b) 15,000 shares of Series A Convertible Preferred Stock, par value $10 per share (the "Series A Convertible Preferred Stock"), will be issued and outstanding, (c) 2,293,152 shares of Common Stock will be issued and outstanding (with an additional up to 805,597 reserved for issuance upon exercise of Management Options (as defined in the Holdco Purchase Agreement) 15,000 shares of Jupiter Preferred Shares (as defined in the Holdco Purchase Agreement) which are convertible into 1,875,000 shares of Common Stock at a conversion price of $8.00 per share, the 254,150 Existing Warrants (as defined in the Holdco Purchase Agreement) which are exercisable for 254,150 shares of Common Stock and the Warrants (including the shares of Common Stock issuable upon conversion of the shares of Series A Convertible Preferred Stock issuable upon exercise of the Warrants)), (d) the Warrants will be issued and outstanding, (e) the 805,597 shares of Common Stock that are issuable upon the exercise of Management Options will be issued and outstanding upon such exercise, (f) no shares of any class of Capital Stock of Holdco will be held by Holdco in its treasury or by its Subsidiaries and (g) the ownership of Capital Stock on a primary and fully diluted basis shall be as set forth on Schedule A. All the outstanding shares of Capital Stock of Holdco will be duly and validly authorized and issued, fully paid and non-assessable and the Capital Stock of Holdco will conform in all material respects with the description thereof contained in the Certificate of Incorporation (as defined in the Holdco Purchase Agreement) of Holdco. When the Securities (as defined in the Holdco Purchase Agreement) are delivered and paid for pursuant to the Holdco Purchase Agreement on the Closing Date, (i) the Common Warrants (as defined in the Holdco Purchase Agreement) will be exercisable for shares of Common Stock in accordance with their terms and the Common Warrant Shares (as defined in the Holdco Purchase Agreement) initially issuable upon exercise of such Common Warrants have been duly and validly authorized and reserved for issuance upon such exercise and, when issued and paid for in accordance with the terms of the Warrant Agreement (as defined in the Holdco Purchase Agreement) and the Common Warrants, will be validly issued, fully paid and non-assessable and (ii) the Preferred Warrants (as defined in the Holdco Purchase Agreement) will be exercisable for shares of Series A Convertible Preferred Stock, par value $10 per share, of Holdco in accordance with their terms and the Preferred Warrant Shares (as defined in the Holdco Purchase Agreement) initially issuable upon exercise of such Preferred Warrants have been duly and validly authorized and, upon the filing of an amendment to Holdco's articles of incorporation with the North Carolina Secretary of State, will be duly and validly reserved for issuance upon such exercise and, when issued and paid for after the filing of such amendment in accordance with the terms of the Warrant Agreement (as defined in the Holdco Purchase Agreement) and the Preferred Warrants, will be validly issued, fully paid and non-assessable. Other than the Management Options, the Jupiter Preferred Shares, the Existing Warrants, the Warrants, there are no securities of Holdco or any of its Subsidiaries that are convertible into or exchangeable for shares of any Capital Stock of Holdco or any of its Subsidiaries, and no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate Holdco or any of its Subsidiaries to issue, transfer or sell any shares of Capital Stock of, or other interests in, Holdco or any of its Subsidiaries. Other than the Jupiter Preferred Shares, there are no outstanding obligations of Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Capital Stock of Holdco or any of its Subsidiaries and, except for, the Jupiter Preferred Shares, the Existing Warrants, the Management Options and the Warrants, neither Holdco nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. After the Closing Date, neither Holdco nor any of its Subsidiaries will have any obligation to issue, transfer, or sell any shares of Capital Stock of Holdco or its Subsidiaries, other than pursuant to the Jupiter Preferred Shares, the Existing Warrants, the Management Options and the Warrants. Except as set forth on Schedule 4.2, there are no voting trusts or other agreements or understandings to which Holdco or any of its Subsidiaries is a party with respect to the holding, voting or disposing of Capital Stock of Holdco or any of its Subsidiaries. As of the date hereof, neither Holdco nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations or other securities (other than the Jupiter Preferred Shares, the Existing Warrants, the Management Options and the Warrants) that entitle the holders thereof to vote with the members of Holdco or any of its Subsidiaries on any matter or which are convertible into or exercisable for securities having such a right to vote.

                  (b) Immediately after consummation of the issuance of the Notes, all of the Capital Stock of the Company will be owned beneficially and of record by Holdco. All the outstanding Capital Stock of the Company will be duly and validly authorized and issued, fully paid and non-assessable and are free of preemptive rights except as set forth in the LLC Agreement. There are no securities of the Company that are convertible into or exchangeable for any Capital Stock of the Company, and no options, warrants, calls, subscriptions, convertible securities or other rights, agreements or commitments which obligate the Company to issue, transfer or sell any Capital Stock of, or other interests in, the Company. There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any Capital Stock of the Company and neither the Company nor any of its Subsidiaries has any awards or options outstanding under any stock option plans or agreements or any other outstanding stock-related awards. After the Closing Date, the Company will not have any obligation to issue, transfer, or sell any Capital Stock of the Company. Other than the LLC Agreement, there are no voting trusts or other agreements or understandings to which the Company is a party with respect to the holding, voting or disposing of Capital Stock of the Company. As of the date hereof, the Company does not have any outstanding bonds, debentures, notes or other obligations or other securities that entitle the holders thereof to vote with the members of the Company on any matter or which are convertible into or exercisable for securities having such a right to vote.

                  4.3. Subsidiaries.

                  (a) Schedule 4.3 correctly states (i) the name of each of Holdco's Subsidiaries and any other Person whose equity interests are owned, directly or indirectly, by Holdco (each, an "Equity Investee"), (ii) the name of each holder of each class of outstanding Capital Stock or other securities of Holdco or any of its Subsidiaries or any Equity Investee and the nature and number of such securities held by such holder and (iii) the number of authorized, issued and treasury shares or units of each Subsidiary of the Company and each Equity Investee. Neither Holdco nor any of its Subsidiaries owns or controls, directly or indirectly, any Capital Stock or other equity interest in any Person other than the Capital Stock of its Subsidiaries and Equity Investees listed on Schedule 4.3.

                  (b) Each issued and outstanding unit of Capital Stock of each Subsidiary of Holdco (i) has been duly authorized and validly issued and, if a corporation, is fully paid and nonassessable and free of preemptive rights and
(ii) is owned by Holdco, directly or through Subsidiaries, free and clear of any Lien other than the liens established under the Credit Documents and other Permitted Liens, except for one share of each of PCA of Mexico, S.A. de C.V. and American Studios de Mexico, S.A. de C.V., which, in each case, is owned by third parties due to requirements of Mexican law.

                  4.4. Due Authorization, Execution, and Delivery.

                  (a) Agreement. This Agreement has been duly authorized, executed and delivered by the Company and the Guarantors party hereto and constitutes a valid and legally binding obligation of the Company and such Guarantors, enforceable against each of them in accordance with its terms, subject to the Enforceability Exceptions.

                  (b) Notes. The Notes are in the form contemplated by this Agreement, have been duly authorized for issuance and sale pursuant to this Agreement and, when issued and delivered by the Company on the Closing Date as provided herein, will have been duly executed, issued and delivered by the Company, and will constitute valid and legally binding obligations of the Company enforceable against it in accordance with their terms, subject to the Enforceability Exceptions.

                  (c) LLC Agreement. The LLC Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its term subject to the Enforceability Exceptions.

                  (d) Other Transaction Documents. Each Transaction Document to which the Company or any of its Subsidiaries is a party (i) has been duly authorized, executed and delivered by such party thereto and (ii) constitutes a valid and legally binding obligation of such party, enforceable against such party in accordance with its terms, subject to the Enforceability Exceptions.

                  (e) Stabilization. Prior to the date hereof, neither the Company nor any of its Affiliates has taken any action which is designed to or which has constituted or which might have been expected to cause or result in stabilization or manipulation of the price of any security of the Company or Holdco in connection with the offering of the Securities.

                  4.5. Non-Contravention; Authorizations and Approvals. Neither the Company nor any of its Subsidiaries is in violation of its articles of incorporation or bylaws, certificate of formation, limited liability company agreement (or comparable constituent or governing documents) or is in default (or, with the giving of notice, lapse of time or both, would be in default) under any note, bond, mortgage, indenture, deed of trust, loan or credit agreement, license, franchise, permit, lease, contract or other agreement, instrument, commitment or obligation to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound (including, without limitation, the Credit Agreement) (each, a "Contract"), except for any such defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. None of (a) the execution and delivery by the Company, or any of its Subsidiaries of any of the Transaction Documents to which they are a party, (b) the performance by any of them of their respective obligations thereunder, (c) the consummation of the transactions contemplated thereby or (d) the issuance and delivery of the Securities, the Holdco Notes or the Senior Notes or the borrowings at the Closing under the Credit Agreement hereunder will: (i) violate, conflict with or result in a breach of any provisions of the articles of incorporation or bylaws, certificate of formation or limited liability company agreement (or comparable constituent or governing documents) of the Company or any of its Subsidiaries;
(ii) violate, conflict with, result in a breach of any provision of, constitute a default (or an event which, with notice, lapse of time or both, would constitute a default) under, result in the termination or in a right of termination of, accelerate the performance required by or benefit obtainable under, result in the triggering of any payment or other obligations (including any repurchase or repayment obligations) pursuant to, result in the creation of any Lien (other than the Liens established under the Credit Documents) upon any of the properties of the Company or any of its Subsidiaries under, or result in there being declared void, voidable, subject to withdrawal, or without further binding effect, any of the terms, conditions or provisions of any Contract, except for any such violations, conflicts, breaches, defaults, accelerations, terminations or other matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect;
(iii) require any consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority, except for those consents, approvals, authorizations, declarations, filings or registrations which have been obtained or made, or the failure of which to obtain or make, individually or in the aggregate, have not had and would not be reasonably expected to have a Material Adverse Effect; or (iv) violate any Applicable Laws, except for violations which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect.

                  4.6. Financial Statements; Offering Circular.

                  (a) The Company has delivered to the Purchasers each of (i) the audited consolidated balance sheet of Holdco and its Subsidiaries dated February 3, 2002, and the related audited statements of income or operations, shareholders' equity and cash flows for the fiscal year ended on that date and (ii) the unaudited interim consolidated balance sheet of Holdco and its Subsidiaries for the period from February 4, 2002 through May 5, 2002 (the "Financial Statements"). Each of the consolidated balance sheets contained in the Financial Statements fairly present in all material respects the financial position, on a consolidated basis, of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and cash flows included in the Financial Statements fairly presents in all material respects the consolidated results of income or cash flows, as the case may be, of the Company and its Subsidiaries for the periods to which they relate (subject, in the case of any unaudited interim financial statements, to charges resulting from audit and normal year-end adjustments and the absence of footnote disclosures), in each case in accordance with GAAP applied on a consistent basis during the periods involved, except as noted therein. All projections provided by the Company to the Purchasers in connection with the Transactions have been prepared in good faith based on assumptions believed by management of the Company to be reasonable at the time made based on the circumstances then in existence (it being understood by the Purchasers, however, that projections as to future events are not to be viewed as facts and that the actual results during the period or periods covered by any projections may differ from projected results and that the differences may be material).

                  (b) The Offering Circular, dated June 20, 2002, relating to the offering and sale of the Senior Notes and any amendments or supplements thereto (the "Offering Circular") did not and will not, as of their respective dates or as of the Closing, contain an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that this representation and warranty shall not apply to any statements or omissions relating to a purchaser of Senior Notes made in reliance upon and in conformity with information furnished in writing to the Company by such purchaser expressly for use therein. The statements set forth in the Offering Circular under the caption "Description of Notes," insofar as they purport to constitute a summary of the terms of the Senior Notes and the Exchange and Registration Rights Agreement, and under the captions "Description of Certain Indebtedness," "Business -- Governmental Regulations," "Business -- Licenses, Trademarks and Patents," "Management -- Employment and Severance Arrangements," "Management -- Management Stock Option Plan," "Certain Relationships and Related Party Transactions," "Certain U.S. Federal Income Tax Considerations" and "Underwriting," insofar as they purport to describe the provisions of the laws, documents and legal matters referred to therein, are accurate, complete and fair.

                  4.7. Absence of Undisclosed Liabilities or Events.

                  (a) Except for the liabilities and obligations arising under the Transaction Documents, neither the Company nor any of its Subsidiaries has any liabilities or obligations, whether accrued, contingent or otherwise, except
(i) for liabilities and obligations in the respective amounts reflected or reserved against in the consolidated balance sheet as of May 5, 2002 included in the Financial Statements, (ii) borrowings under each of the Company's and its Subsidiaries' respective revolving credit facilities in the ordinary course of business, (iii) other liabilities and obligations incurred in the ordinary course of business which, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect or (iv) liabilities or obligations under Contracts.

                  (b) Since the Audit Date, there has been no change in the business, operations, property, assets, liabilities, financial condition or prospects of the Company and its Subsidiaries except for changes that, individually or in the aggregate, have not had or would not reasonably be expected to have a Material Adverse Effect. There are no facts known to the Company or its Subsidiaries that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect that have not been set forth herein or in the Offering Circular.

                  4.8. No Actions or Proceedings. There are no legal or governmental actions, suits or proceedings pending or, to the knowledge of the Company or its Subsidiaries, threatened against or affecting the Company or any of its Subsidiaries, any of their Directors or Officers (in their capacities as such) or any of their property or assets which, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect or to prohibit, delay or materially restrict the consummation of any of the transactions contemplated by the Transaction Documents. No Governmental Authority has notified the Company or any of its Subsidiaries of an intention to conduct any audit, investigation or other review with respect to the Company or any of its Subsidiaries, except for those investigations or reviews which, individually or in the aggregate, have not had or would not be reasonably expected to have a Material Adverse Effect.

                  4.9. Title to Properties. Each of the Company and its Subsidiaries has (a) good and marketable title to and fee simple ownership of, or a valid and subsisting leasehold interest in, all of its real property and
(b) good title to, or a valid and subsisting leasehold interest in, all of its equipment and other personal property, in each case free and clear of all Liens, except Liens permitted by Section 8.3. The Company and its Subsidiaries have paid or discharged, or reserved for, all lawful claims which, if unpaid, might become a Lien (other than a Lien permitted by Section 8.3) against any property or assets of the Company and its Subsidiaries unless such claim is contested in good faith and such contest, individually or in the aggregate, has not had or would not be reasonably expected to have a Material Adverse Effect.

                  4.10. Intellectual Property Rights. The Company and its Subsidiaries own or possess all Intellectual Property reasonably necessary to conduct their businesses as now conducted, except where the expiration or loss of any of such Intellectual Property, individually or in the aggregate, has not had and would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Company, and its Subsidiaries, (a) there is no infringement of such Intellectual Property by any third party and (b) the conduct of their businesses as currently conducted does not infringe any Intellectual Property of any third party other than any such infringements which, individually or in the aggregate, has not had or would not reasonably be expected to have a Material Adverse Effect.

                  4.11. Tax Returns and Payments.

                  (a) The Company and its Subsidiaries have filed all federal and other material Tax Returns required to be filed, and have paid all federal and other material Taxes shown to be due on such Tax Returns, or which are levied or imposed upon them or their property, income or assets, or which are otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently prosecuted and for which adequate reserves have been provided and with respect to which no notice of Lien has been filed or recorded. There is no proposed tax assessment against either the Company or any of its respective Subsidiaries which, if the assessment were made, would reasonably be expected to have a Material Adverse Effect;

                  (b) No tax authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns has notified the Company or any of its Subsidiaries of any claim, assertion or threat that the Company or any of its Subsidiaries is or may be subject to Tax in such jurisdiction; and

                  (c) The Company is not, nor has it ever been, a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

                  4.12. Employee Benefit Plans.

                  (a) There has been no failure by any employee benefit plan, within the meaning of Section 3(3) of ERISA, which is maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes (each, a "Plan") to comply with the applicable requirements of ERISA and the Code other than any such failures that, individually or in the aggregate, have not had and would not reasonably be expected to have a Material Adverse Effect. There is no pending or, to the knowledge of the Company, threatened litigation relating to the Plans. Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA other than those that, individually or in the aggregate, have not had and would not reasonably be excepted to have a Material Adverse Effect. The Company is not aware, after due inquiry, of any item of non-compliance which could reasonably be expected to result in the loss of Plan qualification or tax-exempt status.

                  (b) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any of its Subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company or any of its Subsidiaries under Section 4001 of ERISA or Section 414 of the Code. Neither the Company nor any of its Subsidiaries nor an ERISA Affiliate has contributed to a Multiemployer Plan at any time during the preceding six plan years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Plan which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") or by any ERISA Affiliate within the 12-month period ending on the date hereof.

                  (c) Neither any Pension Plan nor any single-employer plan of an ERISA Affiliate has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither the Company nor any of its Subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

                  (d) Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Plan and there has been no change in the financial condition of such Plan since the last day of the most recent plan year.

                  (e) Except as described in the Company's financial statements included in the Offering Circular, neither the Company nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Plan, except as required by Applicable Law. The Company or its Subsidiaries may amend or terminate any such Plan upon 30 days' prior notice without incurring any liability thereunder.

                  4.13. Private Offering; No Integration or General Solicitation; Rule 144A Eligibility.

                  (a) Subject to compliance by the Purchasers with the representations and warranties set forth in Section 5 and with the procedures set forth in Section 10, it is not necessary in connection with the offer, sale and delivery of the Securities to the Purchasers purchasing such Securities in the manner contemplated by this Agreement to register the Securities under the Securities Act.

                  (b) The Company has not, directly or indirectly, offered, sold or solicited any offer to buy nor will it, directly or indirectly, offer, sell or solicit any offer to buy, any security of a type or in a manner which would be integrated with the sale of the Securities and require the Securities to be registered under the Securities Act. None of the Company, its Affiliates or any Person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with the offering of the Securities. With respect to the Securities, if any, sold in reliance upon the exemption afforded by Regulation S: (i) none of the Company, its Affiliates or any Person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Company and its Affiliates and any Person acting on any of their behalf (other than the Purchasers, as to whom the Company makes no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

                  (c) The Securities are eligible for resale pursuant to Rule 144A and will not, at the Closing Date, be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted on a U.S. automated interdealer quotation system.

                  4.14. Environmental Matters. Except, with regard to each of the following, any matters which, individually or in the aggregate, do not and would not reasonably be expected to have a Material Adverse Effect:

                  (a) The Company and each of its Subsidiaries is currently in compliance with, all Environmental Laws and has obtained and is currently in compliance with all permits, licenses, registrations, consents and other authorizations which are required with respect to any of its facilities or operations under any applicable Environmental Law (the "Environmental Permits") and all such Environmental Permits are in full force and effect;

                  (b) Neither the Company nor any of its Subsidiaries has received any written notice of any claims, civil, criminal or administrative actions, suits, hearings, investigations or proceedings which are pending or, to its knowledge, threatened against it, in each case, on the basis of, or related to, any Environmental Matter, or indicating that such Person is or may be a potentially responsible party or otherwise liable under Environmental Law in connection with any location which has experienced the release or threatened release of any Hazardous Substances; and

                  (c) There are no conditions (including, without limitation, any releases of Hazardous Substances), circumstances, actions or omissions that are reasonably likely to (i) give rise to any liability or obligation of the Company or any of its Subsidiaries under any Environmental Laws, (ii) form the basis of any claim, action, suit, proceeding, hearing, investigation or inquiry against the Company or any of its Subsidiaries or (iii) would interfere with or prevent continued compliance by the Company or any of its Subsidiaries with Environmental Laws and/or Environmental Permits; and

                  4.15. Status under Certain Statutes. Neither the Company nor any of its Subsidiaries is or, after receipt of payment for the Securities and the consummation of the other transactions contemplated by the Transaction Documents, is required to be registered as (a) an "investment company" registered or required to be registered under the Investment Company Act of 1940, as amended, or controlled by such a company or (b) a "holding company," or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or of a "subsidiary" or a "holding company", within the meaning of the Public Utility Holding Company Act of 1935, as amended.

                  4.16. Insurance. Each of the Company and its Subsidiaries carries insurance (including self-insurance) in such amounts and with such deductibles and covering such risks as in its reasonable determination is adequate for the conduct of its business and the value of its properties.

           4.17. Use of Proceeds; Margin Regulations. The Company will apply all of the proceeds from the sale of the Securities, together with the initial borrowings under the Credit Agreement, proceeds from the sale of the Senior Notes and proceeds from the sale of the Holdco Notes solely to repay in full the indebtedness outstanding under the Existing Senior Credit Facility and the Outstanding Senior Subordinated Term Loans and to pay fees and expenses in connection therewith. No part of the proceeds from the sale of the Securities hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock or for the purpose of buying or carrying or trading in any securities. Margin stock does not constitute more than 5% of the value of the consolidated assets of the Company and its Subsidiaries and the Company has no present intention that margin stock will constitute more than 5% of the value of such assets. As used in this Section 4.17, the terms "margin stock" and "purpose of buying or carrying" shall have the meanings assigned to them in Regulation U.

           4.18. Compliance with Laws; Permits. The Company and each of its Subsidiaries has complied, and is in compliance, in all respects with all Applicable Laws and has all Permits necessary in the conduct of its business as currently conducted and all such Permits are in full force and effect, except in each case as would not reasonably be expected to have a Material Adverse Effect. No violations have been recorded in respect of any such Permits and no proceeding is pending or, to the knowledge of the Company and its Subsidiaries, threatened to revoke or limit any Permit, except for violations and proceedings which, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

           4.19. Solvency. The Company and its Subsidiaries on a consolidated basis are, and after giving effect to the Transactions will be, Solvent.

           4.20. Affiliate Transactions. Except as set forth on Schedule 4.20,
(a) there is no Indebtedness between the Company or any of its Subsidiaries, on the one hand, and any officer, shareholder, director or Affiliate (other than the Company or any of its Subsidiaries) of the Company, on the other, (b) no such officer, shareholder, director or Affiliate provides or causes to be provided any asset or facilities to the Company or any of its Subsidiaries, (c) neither the Company nor any of its Subsidiaries provides or causes to be provided any assets, services or facilities to any such officer, shareholder, director or Affiliate, (d) neither the Company nor any of its Subsidiaries beneficially owns, directly or indirectly, any investment in or issued by any such officer, director or Affiliate and (e) no such officer, shareholder, director or Affiliate has any direct or indirect ownership interest in any Person with which the Company or any of its Subsidiaries competes or has a business relationship.

           4.21. Material Contracts. Schedule 4.21 contains a true, correct, and complete list of all Material Contracts in effect on the Closing Date. As of the Closing Date, each Material Contract is in full force and effect and no defaults enforceable against the Company or any of its Subsidiaries currently exist thereunder. To the Company's knowledge, no party to any Material Contract intends to terminate such Material Contract.

           4.22. No Changes to Applicable Law. To the Company's knowledge, no changes to Applicable Law affecting the Company or any of its Subsidiaries have occurred since

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

the Audit Date or are currently pending or threatened, in each case other than those which have not had and would not reasonably be expected to have a Material Adverse Effect.

           4.23. Indebtedness. On the Closing Date, after consummation of the Transactions, the consolidated Indebtedness of the Company and its Subsidiaries (excluding the Indebtedness under the Credit Agreement and the Indebtedness evidenced by the Notes, the Senior Notes, the Opco Notes and contingent obligations in respect of letters of credit outstanding under the Credit Agreement of approximately 10,100,000) will not exceed $300,000.

           4.24. Fees. The Offering Circular includes the Company's good faith estimate of the fees and expenses payable.

           4.25. Labor and Employment Matters. (a) Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement or other Contracts or understanding with a labor union or labor organization; and (b) to the Company's knowledge, there is no (i) unfair labor practice, labor dispute (other than routine individual grievances) or labor arbitration proceeding pending or threatened against the Company or its Subsidiaries, (ii) activity or proceeding by a labor union or representative thereof to organize any employees of the Company or any of its Subsidiaries,
(iii) lockout, strike, slowdown, work stoppage or threat thereof by or with respect to any such employees or (iv) dispute, grievance or litigation relating to labor matters involving any employee (other than routine individual grievances). Each of the Company and its Subsidiaries is in compliance with all Applicable Laws regarding employment, employment practices, terms and conditions of employment and wages, except for such noncompliance which, individually or in the aggregate, do not and could not reasonably be expected to have a Material Adverse Effect. Other than as provided pursuant to the Transaction Documents, no employee of the Company will receive, accrue or be entitled to received or accrue any additional benefits, service or accelerated rights to payments of benefits, or any severance or termination payments as a result of the consummation of the Transactions.

           4.26. Brokerage Fees. Except as set forth on Schedule 4.26 and as provided for in Section 3.13, neither the Company nor any of its Subsidiaries has paid, or is obligated to pay, to any Person any brokerage or finder's fees in connection with the Transactions.

           4.27. Absence of Breach of Representations and Warranties. The representations and warranties of (a) Holdco in the Holdco Purchase Agreement relating to the Holdco Notes being issued at the Closing and (b) the Company in the (i) purchase agreement relating to the Senior Notes being issued at the Closing and (ii) Credit Agreement being entered into at the Closing, are true and correct.

                                   SECTION 5.

                        REPRESENTATIONS OF THE PURCHASERS

           Each Purchaser, severally and not jointly, represents and warrants to the Company and the Company as of the date hereof as follows:

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

           5.1. Purchase for Investment.

           (a) Such Purchaser is acquiring the Securities to be purchased by it for its own account, for investment and not with a view to, or present intention of, selling such Securities in any distribution thereof within the meaning of the Securities Act in violation of the federal securities laws or any applicable state securities laws.

           (b) Such Purchaser understands that (i) the Securities to be purchased by it have not been registered under the Securities Act and are being issued by the Company in transactions exempt from the registration requirements of the Securities Act and (ii) such Securities may not be offered or sold except pursuant to an effective registration statement under the Securities Act or pursuant to an applicable exemption from registration under the Securities Act.

           (c) Such Purchaser further understands that the exemption from registration afforded by Rule 144 (the provisions of which are known to such Purchaser) promulgated under the Securities Act depends on the satisfaction of various conditions and that, if applicable, Rule 144 may afford the basis for sales only in limited amounts.

           (d) Such Purchaser did not employ any broker or finder in connection with the transactions contemplated in this Agreement.

           (e) Such Purchaser is an "Accredited Investor" (as defined in Rule 501(a) under the Securities Act).

           (f) Such Purchaser has been given opportunity to obtain any information or documents, and to ask questions and receive answers about such documents, the Company and its Subsidiaries and the businesses of the Company and its Subsidiaries, as it deems necessary to evaluate the merits and risks related to its investment in the Securities and no representations concerning such matters or any other matters related to such investment have been made to such Purchaser except as set forth in the Transaction Documents. Such Purchaser has consulted its own attorney, accountant, or investment adviser with respect to the investment contemplated hereby and its suitability for such Purchaser, including the tax and other economic considerations related to the investment.

           (g) Such Purchaser (i) has knowledge and experience in financial and business matters such that such Purchaser is capable of evaluating the merits and risks of the purchase of the Securities as contemplated by the Transaction Documents, (ii) understands and has taken cognizance of all risk factors related to the purchase of the Securities to be purchased by it and (iii) is able to bear the economic risk of the investment in the Securities for an indefinite period of time and can afford to suffer a complete loss of the investment in such Securities.

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

                                   SECTION 6.

                        COVENANTS TO PROVIDE INFORMATION

           The Company covenants and agrees with each Holder that for so long as any of the Notes or any of the Warrants remain Outstanding:

           6.1. Future Reports to the Company. The Company shall deliver to each Purchaser and each Holder that is an Institutional Investor so long as such Purchaser or such Holder holds any Note or Warrant:

           (a) Audited Financial Statements. As soon as available, but in any event within 90 days after the end of each fiscal year, an audited consolidated and consolidating balance sheet of the Company and its Subsidiaries as of the end of the Fiscal Year and the related consolidated and consolidating statements of income, retained earnings, stockholders' equity and cash flows for the year, audited by Deloitte & Touche or other firm of independent certified public accountants of nationally recognized standing reasonably acceptable to the Purchasers, setting forth in each case in comparative form the figures for the previous year, reported without a "going concern" or like qualification or exception, or qualification indicating that the scope of the audit was inadequate to permit such independent certified public accountants to certify such financial statements without such qualification or any other material qualification or exception.

           (b) Company-Prepared Financial Statements. As soon as available, but in any event

                (i) within 30 days after the end of each month, a company-prepared unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such month and related company-prepared consolidated statements of income for such monthly period and for the fiscal year to date;

                (ii) within 45 days after the end of each of the first three Fiscal Quarters, the company-prepared unaudited consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and related company-prepared consolidated statements of income, retained earnings, stockholders' equity and cash flows for such Fiscal Quarter and for the Fiscal Year to date or, in lieu thereof, the Company's report on Form 10-Q filed with the Securities and Exchange Commission for such period; and

                (iii) within 60 days following the end of each Fiscal Year, an annual business plan and budget for the Company and its Subsidiaries, containing, among other things, pro forma financial statements for the then current year, in each case setting forth in comparative form the consolidated figures for the corresponding period or periods of the preceding Fiscal Year or the portion of the Fiscal Year ending with such period, as applicable, in each case subject to normal recurring year-end audit adjustments and the absence of notes required by GAAP.

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

           (c) Officer's Certificate. Concurrently with the delivery of the financial statements referred to in Sections 6.1(a) and 6.1(b)(ii) above, a certificate of the chief financial officer of the Company (i) demonstrating compliance with the covenants in Sections 6.1, 8.1, 8.2, 8.4, and 9.1 by calculation thereof, if applicable, as of the end of each such fiscal period and
(ii) stating that, to the best of the chief financial officer's knowledge and belief, (A) the financial statements fairly present in all material respects the financial condition of the parties covered by such financial statements, (B) during such period the Company and its Subsidiaries have observed or performed in all material respects the covenants hereunder, and (C) in each case the chief financial officer of the Company has obtained no knowledge of any Default or Event of Default except as specified in such certificate.

           (d) Accountants' Reports. Promptly upon receipt, a copy of any final (as distinguished from preliminary or discussion draft) "management letter" or other similar report submitted by independent accountants or financial consultants to the Company or any of its Subsidiaries in connection with any annual, interim or special audit.

           (e) Public Information. Within ten days after the same are sent, copies of all reports (other than those otherwise provided pursuant to this Section 6.1) and other financial information which the Company or any of its Subsidiaries sends to its public security holders, and within ten days after the same are filed, copies of all financial statements and non-confidential reports (other than those otherwise provided pursuant to this Section 6.1), if any, which the Company or any of its Subsidiaries may make to, or file with, the Securities and Exchange Commission or any successor or analogous Governmental Authority.

                                   SECTION 7.

                           OTHER AFFIRMATIVE COVENANTS

           The Company covenants and agrees with each Holder that (i) in the case of Sections 7.7 and 7.9, for so long as such Sections apply by their respective terms and (ii) in the case of each other Section in this Section 7, until the principal amount of (and premium, if any, on) all the Notes, and all interest, and other obligations hereunder in respect thereof (other than indemnification obligations that have not become due and payable), shall have been paid in full:

           7.1. Payment of Notes. The Company shall pay the principal of and interest on the Notes on the dates and in the manner provided in the Notes and this Agreement. The Company shall pay interest on overdue principal (including post-petition interest in a proceeding under any Bankruptcy Law), and overdue interest, to the extent lawful, at the rate specified in the Notes.

           7.2. Maintenance of Office or Agency.

           (a) The Company shall maintain in the city of its principal executive offices an office or agency where Notes may be surrendered for registration of transfer and where notices and demands to or upon the Company in respect of the Notes and this Agreement may be served.

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

The Company shall give prompt written notice to the Purchasers and the Holders of the location, and any change in the location, of such office or agency.

               (b) The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations; provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in the city of its principal executive offices for such purposes. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

               7.3. Legal Existence. The Company shall do or cause to be done all things necessary to preserve and keep in full force and effect (i) its legal existence, and the corporate, partnership or other existence of each Restricted Subsidiary, in accordance with the respective organizational documents (as the same may be amended from time to time) of each Restricted Subsidiary and the material rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries; provided that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries if the Board of Directors of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole, and that the loss thereof is not adverse in any material respect to the Holders.

               7.4. Maintenance of Properties; Insurance; Compliance with Law.

               (a) The Company shall, and shall cause each of its Restricted Subsidiaries to, at all times cause all material properties used or useful in the conduct of their respective businesses to be maintained and kept in good condition, repair and working order (reasonable wear and tear excepted) and supplied with all necessary equipment, and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereto.

               (b) The Company shall maintain, and shall cause to be maintained for each of its Restricted Subsidiaries, insurance covering such risks as are usually and customarily insured against by corporations similarly situated, in such amounts as shall be customary for corporations similarly situated and with such deductibles and by such methods as shall be customary and reasonably consistent with past practice.

               (c) The Company shall, and shall cause each of its Subsidiaries to, comply in all material respects with all statutes, laws, ordinances or government rules and regulations to which they are subject, non-compliance with which would materially adversely affect the business, prospects, earnings, properties, assets or financial condition of the Company and its Subsidiaries taken as a whole.

               7.5. Waiver of Stay, Extension or Usury Laws. Each of the Company and the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, or plead (as a defense or otherwise) or in any manner whatsoever claim or take the benefit or advantage of, any stay or extension law or any usury law or other law which would prohibit or forgive any of the Company and the Guarantors from paying all or any portion of the principal of, premium, if any, and/or interest on the Notes as contemplated herein, wherever enacted, now or at any time hereafter in force, or which may affect the covenants or the performance of this Agreement; and (to the extent that they may lawfully do so) each of the Company and the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants (to the extent that it may lawfully do so) that it will not hinder, delay or impede the execution of any power herein granted to the Purchasers, but will suffer and permit the execution of every such power as though no such law had been enacted.

            7.6.  Taxes.

            (a) Payment of Taxes. Holdco shall pay or discharge or cause its Subsidiaries (including the Company) to, pay or discharge, before the same shall become delinquent, (i) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the enforcement of any Lien and for which adequate reserves as required by GAAP are being maintained by the Company or such Subsidiary; and (ii) all lawful claims which, if unpaid, would by law become a Lien upon its property unless the same are being contested in good faith by appropriate proceedings diligently prosecuted which stay the imposition or enforcement of the Lien and for which adequate reserves as required by GAAP are being maintained by the Company.

            (b) Tax Returns. Holdco and its Subsidiaries (including the Company) shall timely file or cause to be filed when due all Tax Returns that are required to be filed by or with respect to the Company or any of its Subsidiaries for taxable years ending after the Closing Date.

            (c) Transfer Taxes. All transfer, transfer gains, documentary, sales, use, stamp, registration and other similar Taxes and fees (including costs and expenses relating to such Taxes) (collectively "Transfer Taxes"), if any, incurred in connection with the consummation of the Transactions on the Closing Date, shall be borne by the Company. The Company shall, at its own expense, prepare and timely file, in accordance with Applicable Law, all Tax Returns and other documentation with respect to all such Transfer Taxes. The Purchasers shall reasonably cooperate with the Company in the preparation and filing of any such Tax Returns and other documentation.

            7.7. Books, Records and Access. The Company shall, and shall cause each of its Subsidiaries to, keep complete and accurate books and records of their transactions in accordance with good accounting practices on the basis of GAAP. The Company and its Subsidiaries will provide reasonable opportunities to GS Mezzanine to routinely consult with and advise management of the Company and its Subsidiaries on all matters relating to the operation of the Company and its Subsidiaries. The Company agrees to, and shall cause its Subsidiaries to, give due consideration to the advice given and any proposals made by GS Mezzanine; provided, that, the Company and its Subsidiaries shall be under no obligation to follow such advice. The Company shall, and shall cause its Subsidiaries to, permit representatives of any Purchaser as may be reasonably requested upon reasonable advance notice to visit and inspect any of the properties of the Company and its Subsidiaries and examine and make copies from any of its or its Subsidiaries' books and records at any reasonable time and as often as may reasonably be requested upon reasonable notice, and to discuss the business, affairs, operations, properties and financial and other conditions of the Company and its Subsidiaries with officers and employees thereof.

             7.8. Repurchase at the Option of Holders upon Change of Control.

             (a) If a Change of Control occurs, each Holder will have the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of that Holder's Notes pursuant to the offer described below (the "Change of Control Offer") and the other procedures required by this Agreement. In the Change of Control Offer, the Company will offer a payment (the "Change of Control Payment") in cash equal to 101% of the aggregate principal amount of the Notes purchased plus accrued and unpaid interest on such Notes, if any, to the date of purchase (the "Change of Control Payment Date").

             (b) Within 30 days following the date on which a Change of Control occurs, the Company shall send, by first-class mail, postage prepaid, a notice to each Holder, which notice shall govern the terms of the Change of Control Offer. The notice to the Holders shall contain all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Change of Control Offer. Such notice shall state:

                                           (1)   that the Change of Control
             Offer is being made pursuant to this Section 7.8 and that all Notes validly tendered and not withdrawn will be accepted for payment;

                                           (2)   the Change of Control Payment
             and the Change of Control Payment Date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law, but in any event shall be at least one Business Day following the change of control payment date in respect of the change of control offer under the Senior Notes Indenture);

                                           (3)   that any Note not tendered will
             continue to accrue interest;

                                           (4)   that, unless the Company
             defaults in making payment therefor, any Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Payment Date;

                                           (5)   that Holders electing to have a
             Note purchased pursuant to a Change of Control Offer will be required to surrender the Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date;

                                           (6)  that Holders will be entitled to
             withdraw their election if the Company receivers, not later than the second Business Day prior to the Change of Control Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Notes the Holder delivered for purchase and a statement that such Holder is withdrawing its election to have such Note purchased;

                                           (7)  that Holders whose Notes are
             purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Notes surrendered; provided, however, that each Note purchased and each new Note issued shall be in a principal amount of $1,000 or integral multiples thereof; and

                                           (8)  the circumstances and relevant
             facts regarding such Change of Control.

             (c) On the Change of Control Payment Date, the Company will, to the extent lawful: (i) accept for payment all Notes or portions of Notes properly tendered in the Change of Control Offer, and (ii) pay to the Holders of Notes or portions thereof so tendered an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered.

             (d) The Company will promptly mail to each Holder of Notes tendered the Change of Control Payment for such Notes, and the Company will promptly authenticate and mail (or cause to be Transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any. Each such new Note will be in a principal amount of $1,000 or an integral multiple of $1,000.

             (e) Notwithstanding the foregoing, the Company will not be required to make a Change of Control Offer, as provided above, if, in connection with or in contemplation of any Change of Control, it or a third party has made an offer to purchase (an "Alternate Offer") any and all Notes validly tendered at a cash price equal to or higher than the Change of Control Payment and has purchased all Notes properly tendered in accordance with the terms of such Alternate Offer. The Alternate Offer must comply with all the other provisions applicable to the Change in Control Offer, shall remain, if commenced prior to the Change in Control, open for acceptance until the consummation of the Change of Control and must permit Holders to withdraw any tenders of Notes made into the Alternate Offer until the final expiration or consummation thereof.

             (f) The Company will comply, or cause any third party making an Alternate Offer to comply, with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Change of Control Offer or an Alternate Offer. To the extent that the provisions of any securities laws or regulations conflict with the

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

provisions of this Section 7.8, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 7.8 by virtue thereof.

             7.9.  Board Representation.

             (a) The Company shall, at the request of GS Mezzanine, cause, on the Closing Date or, if later, upon receipt of notice from GS Mezzanine, the appointment of a person, who may be a partner, managing director, officer or employee of GS Mezzanine or any Affiliate of GS Mezzanine (other than an officer or employee of another portfolio company, unless the Company consents, which consent shall not be unreasonably withheld), as a non-voting observer (a "Non-Voting Observer") to the Board of Directors of the Company, it being understood that GS Mezzanine may from time to time change the designation of such Non-Voting Observer. In the event of a vacancy caused by the resignation or other cessation of service of any Non-Voting Observer from the Board of Directors of the Company, the Company shall cause the appointment of a new Non-Voting Observer nominated by GS Mezzanine at least seven days prior to the date of the next regular or special meeting of the Board of Directors. The Non-Voting Observer shall be permitted to attend meetings of the Board of Directors of Holdco, the Board of Directors (or other similar managing body) of the Company and any executive or comparable committee of each such Board of Directors.

             (b) The Non-Voting Observer shall be notified of any meeting of the Board of Directors of Holdco, the Board of Directors (or other similar managing body) of the Company and any executive or comparable committee of each such Board of Directors, including such meeting's time and place, in the same manner as Directors of the Company or Holdco and shall have the same access to information (including copies of all materials distributed to members of such Board of Directors or such committee) concerning the business and operations of the Company or Holdco and at the same time as Directors of the Company or Holdco and shall be entitled to participate in discussions and consult with, and make proposals and furnish advice to, such Board of Directors or such committee.

             (c) The Company shall indemnify and hold harmless, to the fullest extent permitted under Applicable Law, any Non-Voting Observer to the same extent as all other Directors of the Company and on terms no less favorable than the terms of the Company's certificate of incorporation and bylaws in existence on the date hereof.

             (d) At all times after the first consummation of an Initial Public Offering, the Company shall cause to be maintained directors' and officers' liability insurance covering all Directors and officers of the Company and covering any Non-Voting Observer (regardless of whether such insurance shall be obtained prior to an Initial Public Offering or after an Initial Public Offering) (i) to the same extent as that maintained for all other Directors of the Company and (ii) on terms no less favorable than the coverage provided for in the Company's directors', officers' and corporate liability insurance then so maintained, including coverage in an amount of at least $10,000,000.

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

               (e) The Board of Directors of the Company shall not establish or employ committees as a means designed to circumvent or having the effect of circumventing the rights of GS Mezzanine under this Agreement to representation on such Board of Directors.

               7.10. Additional Guarantees.

               (a) If the Company or any of its Restricted Subsidiaries acquires or creates another Restricted Subsidiary (other than any Foreign Subsidiary) after the date of this Agreement, or Transfers more than $1,000 to any Restricted Subsidiary (other than a Foreign Subsidiary) that is not a Guarantor as of the Issue Date, or designates any Unrestricted Subsidiary (other than any Foreign Subsidiary) as a Restricted Subsidiary, then that newly acquired, created, capitalized or designated Restricted Subsidiary must become a Guarantor and shall, within 30 days of the date on which it was acquired, created, capitalized or designated, execute and deliver to the Company a Supplemental Agreement in the form of Exhibit B hereto pursuant to which such Restricted Subsidiary shall unconditionally guarantee all of the Company's obligations under the Notes and this Agreement on the terms set forth in this Agreement. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of this Agreement until released in accordance with the terms of this Agreement.

               (b) Notwithstanding Section 7.10(a), any Guarantee will provide by its terms that it will be automatically and unconditionally released and discharged under the circumstances described in Section 15.

                                   SECTION 8.

                       NEGATIVE COVENANTS OF THE COMPANY

               The Company hereby covenants and agrees with each Holder that until the principal amount of (and premium, if any, on) all the Notes, and all interest and other Obligations hereunder in respect thereof, shall have been paid in full:

               8.1.  Limitation on Incurrence of Additional Indebtedness.

               (a) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness other than Permitted Indebtedness; provided, however, that if no Default has occurred and is continuing at the time of or would occur as a consequence of the incurrence of any such Indebtedness, the Company or any Subsidiary Guarantor may incur Indebtedness and the Restricted Subsidiaries of the Company which are not Guarantors may incur Acquired Indebtedness, in each case if, after giving effect to the incurrence thereof, the Consolidated Fixed Charge Coverage Ratio of the Company is at least 2.0 to 1.0 (the "Coverage Ratio Exception"). Notwithstanding the foregoing, the Company will not permit PCA Finance Corp. to incur any Indebtedness other than (i) the Senior Notes, (ii) guarantee of the Credit Documents and (iii) guarantees or co-issuances of Indebtedness of the Company permitted under the Senior Notes Indenture.

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

               (b) No Subsidiary Guarantor will, directly or indirectly, in any event incur any Indebtedness that purports to be by its terms (or by the terms of any agreement governing such Indebtedness) subordinated to any other Indebtedness of such Guarantor unless such Indebtedness is also by its terms (or on the terms of any agreement governing such Indebtedness) subordinated to the Guarantee of such Guarantor to the same extent and in the same manner as such Indebtedness is subordinated to such other Indebtedness of such Guarantor.

               (c) Notwithstanding any other provision in this Section 8.1, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section 8.1 shall not be deemed to be exceeded as a result of fluctuations in the exchange rates of currencies. The outstanding principal amount of any particular Indebtedness shall be counted only once and any obligation arising under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded, so long as the obligor is permitted to incur such obligation. In the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness described in clauses (3) through (17) of the definition of Permitted Indebtedness or is entitled to be incurred pursuant to the Coverage Ratio Exception, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this Section 8.1 (provided that all Indebtedness outstanding under the Credit Agreement on the Issue Date shall be deemed to have been incurred pursuant to clause (3) of the definition of Permitted Indebtedness) and may later reclassify such item into any one or more of the categories of Permitted Indebtedness described in clauses (3) through
(17) of the definition of Permitted Indebtedness (provided that at the time of reclassification it meets the criteria in such category or categories).

               (d) Notwithstanding any provision contained in this Section 8.1 to the contrary, the Company shall not, nor shall it permit any of its respective Subsidiaries to, incur any Indebtedness to the Sponsor and its Affiliates other than trade payables constituting Indebtedness incurred in the ordinary course of business between the Company and/or its Subsidiaries and other company portfolio Affiliates of the Sponsor unless such Indebtedness is, pursuant to such agreements, expressly subordinated to the Notes to the same extent and in the same manner as the Notes are subordinated to Senior Indebtedness (and treating any such Indebtedness incurred by a Subsidiary of the Company as if it were incurred by the Company for purposes of such subordination provisions).

               8.2.  Limitation on Restricted Payments.

               (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment, if at the time of such Restricted Payment or immediately after giving effect thereto,

               (A)   a Default has occurred and is continuing;

               (B) the Company is not able to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception; or

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               (C)   the aggregate amount of such Restricted Payments made after the Issue Date, including the fair market value as reasonably determined in good faith by the Board of Directors of the Company of non-cash amounts constituting Restricted Payments (but excluding Restricted Payments made pursuant to clause (2), (3),
               (4), (5), (6), (7), (8) or (9) of Section 8.2(b)), shall exceed the sum (the "Basket") of, without duplication,

                             (1) 50% of the cumulative Consolidated Net Income
(or if cumulative Consolidated Net Income shall be a loss, minus 100% of such loss) of the Company from the beginning of the fiscal quarter in which the Issue Date occurs through the last day of the most recently ended fiscal quarter for which internal financial statements are available at the time of the Restricted Payment (treating such period as a single accounting period); plus

                             (2) 100% of the aggregate net cash proceeds
received on or subsequent to the Issue Date by the Company from any Person (other than a Subsidiary of the Company) (i) as a contribution to its common equity capital or from the issuance and sale of Qualified Capital Stock or (ii) from the issuance and sale of Disqualified Capital Stock or Indebtedness of the Company that has been converted into or exchanged for Qualified Capital Stock, less the amount of any cash, or the fair market value of any other assets, distributed by the Company or any of its Restricted Subsidiaries upon such conversion or exchange; plus

                             (3) to the extent not otherwise included in the
calculation of Consolidated Net Income for purposes of clause (1) above, 100% of
(x) any amount received in cash by the Company or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, and (y) the aggregate net cash proceeds received by the Company or any of its Restricted Subsidiaries upon the sale or other disposition of, the investee (other than an Unrestricted Subsidiary) of any Investment made by the Company and its Restricted Subsidiaries since the Issue Date; provided that the foregoing sum shall not exceed, in the case of any investee, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such investee subsequent to the Issue Date; plus

                             (4) to the extent not otherwise included in the
calculation of Consolidated Net Income for purposes of clause (1) above, 100% of
(x) any amount received in cash by the Company or any of its Restricted Subsidiaries as dividends, distributions or return of capital from, or payment of interest or principal on any loan or advance to, or upon the sale or other disposition of the Capital Stock of, an Unrestricted Subsidiary of the Company and (y) the fair market value of the net assets of an Unrestricted Subsidiary of the Company, at the time such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary or is merged, consolidated or amalgamated with or into, or is liquidated into the Company or any of its Restricted Subsidiaries, multiplied by the Company's proportionate interest in such Subsidiary; provided that the foregoing sum shall not exceed, in the case of any Unrestricted Subsidiary, the aggregate amount of Investments previously made (and treated as a Restricted Payment) by the Company or any of its Restricted Subsidiaries in such Unrestricted Subsidiary subsequent to the Issue Date; plus

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                             (5) to the extent not otherwise included in the
calculation of Consolidated Net Income for purposes of clause (1) above, 100% of the amount of any Investment made (and treated as a Restricted Payment) since the Issue Date in a Person that subsequently becomes a Restricted Subsidiary of the Company.

               (b)   Notwithstanding the foregoing, the provisions set forth in
Section 8.2(a) do not prohibit:

                                            (1) the payment of any dividend
               within 60 days after the date of declaration of such dividend if the dividend would have been permitted on the date of declaration, or the consummation of any redemption of Indebtedness or Capital Stock if the terms of such redemption are required to be irrevocable under applicable law or contract and such redemption would have been permitted on the date of the notice of redemption;

                                            (2) the making of any Investment or
               the redemption, repurchase or other acquisition or retirement for value of any Capital Stock of the Company, either (A) solely in exchange for Qualified Capital Stock or (B) if no Default has occurred and is continuing, through the application (within 10 Business Days of the sale thereof) of the net proceeds of an issuance and sale for cash (other than to a Subsidiary of the Company) of Qualified Capital Stock; provided that no issuance of Qualified Capital Stock under this clause (2) shall increase the Basket;

                                            (3) the prepayment, defeasance,
               redemption, repurchase or other acquisition or retirement for value of any Indebtedness of the Company or any Guarantor that is subordinate or junior in right of payment to the Notes or the Guarantee of such Guarantor, as the case may be, either (A) solely in exchange for Qualified Capital Stock or Refinancing Indebtedness in respect of such Indebtedness, or (B) if no Default has occurred and is continuing, through the application (within 60 days of the sale thereof) of net proceeds of an issuance and sale or incurrence for cash (other than to a Subsidiary of the Company) of (x) Qualified Capital Stock or (y) Refinancing Indebtedness in respect of such Indebtedness; provided that no issuance of Qualified Capital Stock under this clause (3) shall increase the Basket;

                                            (4) the payment of any dividend or
               distribution by a Restricted Subsidiary of the Company to the holders of all of its Capital Stock on a pro rata basis;

                                            (5) if no Default has occurred and
               is continuing, dividends or distributions to Holdco to be used, and which are used, to repurchase Capital Stock of Holdco from any director, officer or employee (or such person's estate or direct members of such person's family) of Holdco, the Company or any of their Restricted Subsidiaries (A) upon the death, or the termination of the directorship or employment, of such person or
               (B) pursuant to an agreement

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               (including employment agreements or plans (or amendments)
               approved by the Board of Directors of Holdco, the Company or the applicable Restricted Subsidiary) with such person, in an aggregate amount under this clause (5) not to exceed, for any fiscal year, the sum of $1.0 million and the net cash proceeds received by the Company after the Issue Date from the contribution to the common equity capital of the Company by Holdco with the proceeds from the issuance and sale by Holdco of its Capital Stock (other than Disqualified Capital Stock) to employees, directors or officers of Holdco, the Company and their Subsidiaries that occurs in such fiscal year (to the extent such proceeds do not increase the Basket and are not otherwise used to provide the basis for any other Restricted Payment); provided that any such amount not used in any fiscal year may be used in the immediately following fiscal year (but not any succeeding fiscal year thereafter);

                                           (6) the payment of any dividend or
               distribution or the making of any loan or advance to Holdco to enable Holdco to pay its reasonable general administrative costs and expenses including, without limitation, in respect of franchise taxes and other fees required to maintain its existence and administrative, legal and accounting services provided by third parties, in an aggregate amount not to exceed $250,000 per fiscal year;

                                           (7) Tax Distributions;

                                           (8) the use of the proceeds from the
               offering of the Notes on the Issue Date, the borrowings under the Credit Agreement and the Senior Notes as described in the Offering Circular under the caption "Offering Circular Summary -- The Transactions"; and

                                           (9) Restricted Payments in an
               aggregate amount not to exceed $5.0 million since the Issue Date.

               (c) The amount of all non-cash Restricted Payments shall be the fair market value on the date of the Restricted Payment of the asset(s) proposed to be Transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets that are required to be valued by this Section 8.2 shall be based upon an opinion or appraisal issued by an Independent Financial Advisor if the fair market value exceeds $5.0 million. Not later than the date of making any Restricted Payment in excess of $5.0 million, the Company shall deliver to each Purchaser and each Holder that is an Institutional Investor so long as such Purchaser or such Holder holds any Note an Officer's Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this Section 8.2 were computed, together with a copy of any fairness opinion or appraisal required by this Agreement.

               (d) In determining whether any Restricted Payment is permitted by this Section 8.2, the Company may allocate or reallocate all or any portion of such Restricted Payment between clauses (5) and (9) of Section 8.2(b) or between such clauses and Section

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8.2(a); provided that at the time of such allocation or reallocation, all such
Restricted Payments, or allocated portions thereof, would be permitted under such provisions of this Section 8.2.

               (e)   In making the computations required by this Section 8.2:

                                           (1) the Company may use audited
               financial statements for the portions of the relevant period for which audited financial statements are available on the date of determination and unaudited financial statements and other current financial data based on the books and records of the Company for the remaining portion of such period; and

                                           (2) the Company may rely in good
               faith on the financial statements and other financial data derived from its books and records that are available on the date of determination.

               If the Company makes a Restricted Payment that, at the time of the making of such Restricted Payment, would in the good faith determination of the Company be permitted under the requirements of this Agreement, such Restricted Payment will be deemed to have been made in compliance with this Agreement notwithstanding any subsequent adjustments made in good faith to the Company's financial statements for any period which adjustments affect any of the financial data used to make the calculations with respect to such Restricted Payment.

               8.3. Limitation on Liens. The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, incur or permit or suffer to exist any Lien (other than Permitted Liens) of any nature whatsoever on any assets of the Company or any of its Restricted Subsidiaries (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any proceeds therefrom, or assign or otherwise convey any right to receive income or profits therefrom, unless contemporaneously therewith, effective provision is made to secure the Notes and the Guarantees equally and ratably with or prior to such obligation with a Lien on the same collateral for so long as such obligation is secured by such Lien; provided that, in the case of any Lien securing an obligation that is subordinated in right of payment to the Notes or a Guarantee, the Lien securing the Notes or such Guarantee, as the case may be, will also be subordinated by its terms at least to the same extent.

               8.4.  Limitation on Asset Sales

               (a) The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless

                                           (1) the Company or the applicable
               Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets that are sold or otherwise disposed of, as reasonably determined in good faith by the Company's Board of Directors; and

                                           (2) at least 75% of the consideration
               received by the Company or the applicable Restricted Subsidiary from the Asset Sale is in the

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               form of cash or Cash Equivalents, Replacement Assets or a
               combination of the foregoing, and is received at the time of the Asset Sale.

               For the purposes of clause (2) above, (a) the amount of any Indebtedness shown on the most recent applicable balance sheet of the Company or the applicable Restricted Subsidiary, other than Indebtedness that is by its terms subordinated to the Notes or the Guarantees, that is assumed by the Transferee of any such assets, and (b) any notes or other obligations received by the Company or the applicable Restricted Subsidiary from such transferee or purchaser that are converted by the Company or such Restricted Subsidiary into cash or Cash Equivalents within 60 days after receipt (to the extent of any cash or Cash Equivalents received in that conversion), will be deemed to be cash received at the time of the Asset Sale.

               (b) Additionally, the Company or such Restricted Subsidiary, as the case may be, may apply the Net Cash Proceeds from each Asset Sale to:

                                           (1) repay obligations under the
               Credit Agreement, the Senior Notes Indenture and/or any other Senior Indebtedness;

                                           (2) repay any Indebtedness that was
               secured by the assets sold in such Asset Sale; and/or

                                           (3) make an investment in or
               expenditures for assets (excluding securities other than Capital Stock of any Person that (A) becomes a Restricted Subsidiary or
               (B) is merged, consolidated or amalgamated with or into, or Transfers all or substantially all of its assets to, or is liquidated into the Company or any of its Restricted Subsidiaries) that replace the assets that were the subject of the Asset Sale or in assets (excluding securities other than Capital Stock of any Person that (A) becomes a Restricted Subsidiary or (B) is merged, consolidated or amalgamated with or into, or Transfers all or substantially all of its assets to, or is liquidated into the Company or any of its Restricted Subsidiaries) that will be used in the Permitted Business ("Replacement Assets").

               Pending the final application of any such Net Cash Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Cash Proceeds in any manner that is not prohibited by this Agreement.

               (c) Any Net Cash Proceeds that the Company does not apply, or decides not to apply, in accordance with Section 8.4(b) will constitute a "Net Proceeds Offer Amount." The 411th day after an Asset Sale or any earlier date on which the Board of Directors of the Company determines not to apply the Net Cash Proceeds in accordance with the preceding paragraph is a "Net Proceeds Offer Trigger Date." When the aggregate Net Proceeds Offer Amount is equal to or exceeds $5.0 million, the Company must make an offer to purchase (the "Net Proceeds Offer") on a date that is not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date, from

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                           (1)  all Holders; and

                           (2) all holders of other Indebtedness of the Company or any of its Restricted Subsidiaries ("Other Indebtedness") that (x) is not, by its terms, expressly subordinated in right of payment to the Notes or any Guarantee and (y) requires that an offer to purchase or otherwise repay such Other Indebtedness be made with the proceeds from the Asset Sale, on a pro rata basis, the maximum principal amount of Notes and Other Indebtedness that may be purchased with the Net Proceeds Offer Amount. The offer price for Notes in any Net Proceeds Offer will be equal to 100% of the principal amount of the Notes to be purchased, plus any accrued and unpaid interest on such Notes, if any, to the date of purchase.

                       (d) The following events will be deemed to constitute an Asset Sale and the Net Cash Proceeds from such Asset Sale must be applied in accordance with this Section 8.4:

                                           (1) in the event any non-cash
                       consideration received by the Company or any of its Restricted Subsidiaries in connection with any Asset Sale is converted into or sold or otherwise disposed of for cash, or

                                           (2) in the event of the Transfer of
                       substantially all, but not all, of the assets of the Company and its Restricted Subsidiaries as an entirety to a Person in a transaction permitted under Section 9, and as a result thereof the Company is no longer an obligor on the Notes, the successor corporation shall be deemed for purposes of this Section 8.4 to have sold the assets of the Company and its Restricted Subsidiaries not so Transferred, and shall comply with the provisions of this
                       Section 8.4 with respect to such deemed sale as if it were an Asset Sale. In addition, the fair market value of such assets of the Company or its Restricted Subsidiaries deemed to be sold shall be deemed to be Net Cash Proceeds for purposes of this Section 8.4.

                       (e) The Company shall mail a notice of a Net Proceeds Offer by first-class mail, postage prepaid, to the record Holders as shown on the register of Holders within 30 days following the Net Proceeds Offer Trigger Date, containing all instructions and materials necessary to enable such Holders to tender Notes pursuant to the Net Proceeds Offer and shall state the following terms:

                                           (1) that the Net Proceeds Offer is
                       being made pursuant to this Section 8.4, that all Notes tendered will be accepted for payment; provided, however, that if the aggregate principal amount of Notes and other Indebtedness tendered in a Net Proceeds Offer plus accrued interest at the expiration of such offer exceeds the Net Proceeds Offer Amount, the Company shall select on a pro rata basis, the Notes and Other Indebtedness to be purchased (with such adjustments as may be deemed appropriate by the Company so that only Notes in denominations of $1,000, as applicable, or multiples thereof shall be

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

                       purchased), and that the Net Proceeds Offer shall remain open for a period of 20 Business Days or such longer periods as may be required by law;

                                           (2) the offer price (including the
                       amount of accrued interest) and the Net Proceeds Offer date of payment ("Net Proceeds Offer Payment Date"), which shall be not less than 30 nor more than 45 days following the applicable Net Proceeds Offer Trigger Date and which shall be at least five Business Days after the Trustee receives notice thereof from the Company;

                                           (3) that any Note not tendered will
                       continue to accrue interest;

                                           (4) that, unless the Company defaults
                       in making payment therefor, any Note accepted for payment pursuant to the Net Proceeds Offer shall cease to accrue interest after the Net Proceeds Offer Payment Date;

                                           (5) that Holders electing to have a
                       Note purchased pursuant to a Net Proceeds Offer will be required to surrender such Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Note completed, to the Company at the address specified in the notice prior to the close of business on the Business Day prior to the Net Proceeds Offer Payment Date;

                                           (6) that Holders will be entitled to
                       withdraw their election if the Company receives, not later than the second Business Day prior to the Net Proceeds Offer Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of such Holder, the principal amount of the Notes such Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased; and

                                           (7) that Holders whose Notes are
                       purchased only in part will be issued new Notes in a principal amount equal to the unpurchased portion of the Note surrendered; provided, however, that each Note purchased and each new Note issued shall be in an original principal amount of $1,000 or integral multiples thereof.

                       (f) On or before the Net Proceeds Offer Payment Date, the Company shall (1) accept for payment Notes or portions thereof (in integral multiples of $1,000) validly tendered pursuant to the Net Proceeds Offer, and
(2) deliver to the Holders an Officers' Certificate stating the Notes or portions thereof being purchased by the Company. The Company shall promptly mail or deliver to the Holders so accepted payment in an amount equal to the purchase price plus accrued and unpaid interest, if any. The Company shall promptly authenticate and mail to such Holders new Notes equal in principal amount to any unpurchased portion of the Notes surrendered. Upon the payment of the purchase price for the Notes accepted for purchase, the Company shall promptly cancel such Notes.

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               (g)   To the extent the amount of Notes tendered pursuant to any
Net Proceeds Offer is less than the amount of Net Cash Proceeds subject to such Net Proceeds Offer, the Company may use any remaining portion of such Net Cash Proceeds not required to fund the repurchase of tendered Notes for general corporate purposes and such Net Proceeds Offer Amount shall be reset to zero.

               (h) The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of Notes pursuant to a Net Proceeds Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 8.4, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the provisions of this Section 8.4 by virtue thereof.

               8.5. Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries. The Company will not, and will not cause or permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary of the Company to:

               (A) pay dividends or make any other distributions on or in respect of its Capital Stock to the Company or any other Restricted Subsidiary;

               (B) make loans or advances or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary; or

               (C) Transfer any of its assets to the Company or any other Restricted Subsidiary, except for

                                           (1) such encumbrances or restrictions
               existing under or by reason of applicable law;

                                           (2) such encumbrances or restrictions
               under this Agreement and the Notes;

                                           (3) customary provisions in any
               contract limiting the assignment of such contract;

                                           (4) such encumbrances or restrictions
               under agreements existing at the time of acquisition of any Person or the assets of the Person so acquired by the Company or any of its Restricted Subsidiaries (including agreements governing Acquired Indebtedness), which encumbrances or restrictions are not applicable to any Person, or the assets of any Person, other than the Person or the assets or Capital Stock of the Person so acquired;

                                           (5) such encumbrances or restrictions
               under agreements existing on the Issue Date;

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

                          (6) restrictions imposed by any agreement to sell assets permitted under this Agreement relating to such assets pending the closing of such sale;

                          (7) Liens permitted under Section 8.3 to the extent such Liens restrict the Transfer of assets subject thereto;

                          (8) restrictions on cash or other deposits or net worth under contracts entered into in the ordinary course of business;

                          (9) such encumbrances or restrictions under the Credit Agreement, the Senior Notes and the Holdco Notes as in effect on the Issue Date;

                          (10) such encumbrances or restrictions under agreements governing Indebtedness of a Foreign Subsidiary incurred in compliance with Section 8.1, which encumbrances or restrictions are not applicable to the Company or any Restricted Subsidiary other than with respect to the Capital Stock of such Foreign Subsidiary;

                          (11) such encumbrances or restrictions under any agreement relating to a Sale and Leaseback Transaction or Capitalized Lease Obligation, but only on the property subject to such transaction or lease and only to the extent that such restrictions or encumbrances are customary with respect to such arrangements;

                          (12) customary restrictions imposed on the Transfer of copyrighted or patented materials; and

                          (13) such encumbrances and restrictions in any agreement amending or Refinancing any agreement referred to in clause
          (2), (4), (5) or (9) above, which encumbrances and restrictions are not, taken as a whole, more restrictive in any material respect than the encumbrances and restrictions in such agreement prior to the amendment or Refinancing.

          8.6. Limitation on Transactions with Affiliates.

          (a) The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction or series of related transactions with, or for the benefit of, any of its Affiliates (each, an "Affiliate Transaction"), other than Affiliate Transactions described in Section 8.6(b), unless

                          (1) the Affiliate Transaction is on terms, taken as a whole, that are no less favorable to the Company or the relevant Subsidiary than those terms that would reasonably have been obtained at that time in a comparable transaction by the Company or the relevant Subsidiary and an unrelated Person; and

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                               (2)  (a) with respect to any Affiliate
          Transaction involving aggregate consideration in excess of $1.0 million, the Board of Directors of the Company has determined that such Affiliate Transaction complies with this Section 8.6 and that such Affiliate Transaction has been approved by a majority of the Disinterested Members of such Board of Directors, if there are any such Disinterested Members; and

                          (b)  with respect to any Affiliate Transaction
involving aggregate consideration in excess of $5.0 million, or in excess of $1.0 million and not approved by a majority of the Disinterested Members of the Board of Directors of the Company, a favorable opinion from an Independent Financial Advisor as to the fairness of such Affiliate Transaction to the Company or the relevant Restricted Subsidiary, as the case may be, from a financial point of view.

          (b)  The restrictions set forth in Section 8.6(a) do not apply to

                               (1) transactions exclusively between or among the Company and/or one or more of its Restricted Subsidiaries; provided, in each case, that such transaction is not otherwise prohibited by this Agreement and that no Affiliate of the Company (other than another Restricted Subsidiary) owns Capital Stock in any such Restricted Subsidiary;

                               (2) any agreement in effect on the Issue Date as in effect on the Issue Date or as thereafter amended in a manner which is, taken as a whole, in the good faith judgment of the Board of Directors of the Company not materially less favorable to the Company or such Restricted Subsidiary as the original agreement as in effect on the Issue Date;

                               (3) any employment, compensation, benefit or indemnity agreements, arrangements or plans in respect of any officer, director, employee or consultant of the Company or any of its Restricted Subsidiaries entered into in the ordinary course of business and approved by the Board of Directors of the Company;

                               (4) loans and advances permitted by clause (5) of the definition of Permitted Investments;

                               (5) the issuance and sale of Qualified Capital Stock;

                               (6) Restricted Payments of the type described in clause (1), (2) or (3) of the definition of "Restricted Payments" made in compliance with Section 8.2; and

                               (7)  Restricted Payments permitted by clause (5),
          (6), (7) or (8) of Section 8.2(b).

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          8.7. Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, enter into any Sale and Leaseback Transaction; provided that the Company or any of its Restricted Subsidiaries may enter into a Sale and Leaseback Transaction if:

                          (1) The Company or such Restricted Subsidiary could have (a) incurred the Indebtedness attributable to such Sale and Leaseback Transaction pursuant to Section 8.1 and (b) incurred a Lien to secure such Indebtedness without equally and ratably securing the Notes pursuant to Section 8.3;

                          (2) the gross cash proceeds of such Sale and Leaseback Transaction are at least equal to the fair market value of the asset that is the subject of such Sale and Leaseback Transaction; and

                          (3) the Transfer of assets in such Sale and Leaseback Transaction is permitted by, and the Company or the applicable Restricted Subsidiary applies the proceeds of such transaction in accordance with, Section 8.4.

          8.8. Limitation on Designations of Unrestricted Subsidiaries.

          (a) The Board of Directors of the Company may designate (a "Designation") any Restricted Subsidiary of the Company (including any newly acquired or newly formed Subsidiary of the Company) to be an Unrestricted Subsidiary of the Company, so long as such Designation would not cause a Default.

          (b) For purposes of making the determination of whether such Designation would cause a Default, the portion of the fair market value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary that is represented by the interest of the Company and its Restricted Subsidiaries in such Subsidiary, in each case as determined in good faith by the Board of Directors of the Company, shall be deemed to be an Investment. Such Designation will be permitted only if such Investment would be a Permitted Investment or would otherwise be permitted at such time under Section 8.2.

          (c) The Board of Directors of the Company may revoke any Designation of a Subsidiary of the Company as an Unrestricted Subsidiary (a "Revocation"); provided that

                          (1) no Default exists at the time of or after giving effect to such Revocation; and

                          (2) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately after such Revocation would, if incurred at such time, have been permitted to be incurred (and shall be deemed to have been incurred) for all purposes of this Agreement.

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          8.9.  Conduct of Business. The Company and its Restricted Subsidiaries
will not engage in any businesses that are not the same, similar, ancillary or related to the businesses in which the Company and its Restricted Subsidiaries are engaged on the Issue Date ("Permitted Business"). PCA Finance Corp. will not engage in any business or activities other than as necessary (1) to maintain its corporate existence, (2) to perform its obligations under the Senior Notes, the Credit Documents and this Agreement and (3) to guarantee or co-issue
Indebtedness as permitted by Section 8.1(a).

          8.10. Limitation on Repurchases of Notes. Any Notes repurchased by the Company or its Subsidiaries will be retired and will not be reissued.

                                   SECTION 9.

                              Successor Corporation

          9.1. Merger, Consolidation and Sale of Assets. The Company will not, directly or indirectly, consolidate or merge with or into another Person (whether or not the Company is the surviving Person), or Transfer all or substantially all of the Company's assets (determined on a consolidated basis for the Company and its Restricted Subsidiaries), in one or more related transactions, to another Person, unless

          (a) either (x) the Company is the surviving Person or (y) the Person (the "Surviving Person") formed by or surviving any such consolidation or merger (if other than the Company) or to which such Transfer has been made is a corporation or limited liability company organized or existing under the laws of the United States, any State thereof or the District of Columbia and expressly assumes all of the obligations of the Company under the Notes and this Agreement pursuant to an amendment to this Agreement;

          (b) immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction);

          (c) immediately after such transaction, Holdco owns beneficially and of record all outstanding Capital Stock of the Company; and

          (d) the Company or the Surviving Person, as the case may be, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable Four-Quarter Period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Coverage Ratio Exception.

          The foregoing clauses (b) and (d) shall not apply to (i) a merger or consolidation of any Restricted Subsidiary with or into the Company or (ii) a transaction solely for the purpose of and with the effect of reincorporating the Company in another jurisdiction and/or forming a holding company to hold all of the Capital Stock of the Company or forming an intermediate holding company to hold all of the Capital Stock of the Company's Subsidiaries.

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          9.2.  Merger or Consolidation of any Guarantor. The Company will not cause or permit any Subsidiary Guarantor, directly or indirectly, to consolidate or merge with or into another Person (whether or not such Guarantor is the Surviving Person), unless

          (a) either (x) such Guarantor is the Surviving Person or (y) the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) expressly assumes all of the obligations of such Guarantor under its Note Guarantee and this Agreement; and

          (b) immediately after such transaction no Default exists (including, without limitation, after giving effect to any Indebtedness incurred or Liens incurred or granted in connection with such transaction).

          The requirements of this Section 9.2 shall not apply to (x) a consolidation or merger of any Subsidiary Guarantor with or into the Company or any other Subsidiary Guarantor so long as the Company or a Subsidiary Guarantor survives the consolidation or merger or (y) the sale by consolidation or merger of a Subsidiary Guarantor, which sale is covered by and complies with Section 8.4.

          The Company will deliver to the Purchasers prior to the consummation of each proposed transaction an Officer's Certificate that the conditions set forth above are satisfied and an Opinion of Counsel that the proposed transaction and the supplemental indenture, if any, comply with this Agreement.

          9.3. Successor Person Substituted. Upon any consolidation or merger, or any transfer of all or substantially all of the assets of the Company or any Restricted Subsidiary in accordance with Section 9.1 above, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Restricted Subsidiary under this Agreement with the same effect as if such successor corporation had been named as the Company or such Restricted Subsidiary herein, and thereafter the predecessor corporation shall be relieved of all obligations and covenants under this Agreement and the Notes.

                                  SECTION 10.

                     PROVISIONS RELATING TO RESALES OF NOTES

          10.1. Private Offerings. The Company and the Purchasers agree that the following provisions will apply to any Private Offerings:

          (a) Offers and Sales only to Institutional Accredited Investors or Qualified Institutional Buyers. Offers and sales of the Securities will be made only by the Purchasers or Affiliates thereof who are qualified to do so in the jurisdictions in which such offers or sales are made. Each such offer or sale shall only be made (i) to Persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers, (ii) to not more than five other

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institutional accredited investors (as such term is defined in Rule 501(a)(1),
(2), (3) or (7) of Regulation D) that the offeror or seller reasonably believes to be and, with respect to sales and deliveries, that are Accredited Investors ("Institutional Accredited Investors") or (iii) to not more than five non-U.S. Persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S.

                 (b) No General Solicitation. The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis. No general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) will be used in the United States and no directed selling efforts (as defined in Regulation S) will be made outside the United States in connection with the offering of the Notes.

                 (c) Purchases by Non-Bank Fiduciaries. In the case of a non-bank Subsequent Purchaser acting as a fiduciary for one or more third parties, in connection with an offer and sale to such purchaser pursuant to this
Section 10.1, such third parties shall, in the reasonable judgment of the applicable Purchaser, be an Institutional Accredited Investor or a Qualified Institutional Buyer or a non-U.S. Person outside the United States.

                 (d) Restrictions on Transfer. Upon original issuance by the Company, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear such legend as is required under Section 11.4. The restrictions on Transfer set forth in this Section 10.1 are in addition to any other restrictions on Transfer set forth in this Agreement

                 10.2. Procedures and Management Cooperation in Private Offerings. The Company and the Purchasers agree that the following will apply to any Private Offerings:

                 (a) At the request of the Required Holders, in order to facilitate the consummation of the Private Offering, the Company with reasonable assistance from the Required Holders will prepare and deliver to each Holder copies of an offering memorandum (the "Offering Memorandum") describing the terms of the Notes and of the Private Offering contemplated by such resales and containing such other information customarily included in offering memoranda for similar transactions. The Offering Memorandum for any Private Offering will not, as of its date and as of the closing of such Private Offering, include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this agreement shall not apply to statements in or omissions from the Offering Memorandum made in reliance upon and in conformity with information furnished to the Company in writing by any Holder expressly for use in the Offering Memorandum. The Offering Memorandum for any Private Offering will contain all the information specified in, and meeting the requirements of, subsection (d)(4) of Rule 144A and all other applicable regulations. The Company will not distribute any offering material in connection with the offering and sale of the Notes other than the Offering Memorandum or any other offering material required or permitted to be distributed by the Commission.

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                 (b) The Offering Memorandum for any Private Offering as
delivered from time to time shall contain information that is required to be included in such Offering Memorandum by the Commission and that is customarily included in offering materials of such type. Prior to distributing, amending or supplementing the Offering Memorandum (including any amendment or supplement through incorporation by reference of any report under the Exchange Act) in connection with any Private Offering, the Company shall furnish to the Holders for review a copy of each such proposed Offering Memorandum, or amendment or supplement thereto, and the Company shall not distribute, use or file the Offering Memorandum or any such proposed amendment or supplement to which the Purchasers object. The Company agrees to furnish to the Holders, without charge, as many copies of the Offering Memorandum in connection with any Offering and any amendments and supplements thereto as they may reasonably request.

                 (c) If, prior to the completion of the placement of the Notes by the Holders with the Subsequent Purchasers (as evidenced by a notice in writing from the Holders to the Company) in any Private Offering, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the related Offering Memorandum in order to make the statements therein, in the light of the circumstances when the Offering Memorandum is delivered to a Holder or a Subsequent Purchaser and at the closing of the sales of the Notes covered thereby, not misleading, or if in the opinion of the Holders or counsel for the Holders it is otherwise necessary to amend or supplement the Offering Memorandum to comply with Applicable Law, the Company agrees to promptly prepare, and furnish at its own expense to the Holders, amendments or supplements to the Offering Memorandum so that the statements in the Offering Memorandum as so amended or supplemented will not, in the light of the circumstances when the Offering Memorandum is delivered to a Holder or a Subsequent Purchaser and at the closing of the sales of such Notes, be misleading or so that the Offering Memorandum, as amended or supplemented, will comply with Applicable Law.

                 (d) During the period of 90 days following the later of the date of the Offering Memorandum in connection with any Private Offering in which the application of this Section 10.2(d) is necessary in the judgment of a sales agent and the date of the consummation of such Private Offering, the Company will not, without the prior written consent of the Holders (which consent may be withheld at the sole discretion of the Purchasers), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open "put equivalent position" within the meaning of Rule 16a-1(h) under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Company or securities exchangeable for or convertible into debt securities of the Company (other than as contemplated by this Agreement).

                 (e) The Company agrees that it will not and will cause its Affiliates (to the extent in its control) not to make any offer or sale of securities of any class of the Company if, as a result of the doctrine of "integration" referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Notes by the Company to the Purchasers, (ii) the resale of Notes by the Holders to Subsequent Purchasers or (iii) the resale of Notes by such Subsequent Purchasers to others) any applicable exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A

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or by Regulation S or otherwise. In addition, until the expiration of two years after the original issuance of the Notes, the Company will not, and will cause its Affiliates not to, purchase or agree to purchase or otherwise acquire any Notes which are "restricted securities" (as such term is defined under Rule 144(a)(3) under the Securities Act), whether as beneficial owner or otherwise unless, immediately upon any such purchase, the Company or any Affiliate shall cancel such Notes.

                 (f) The Company will, if so requested by the Holders, actively assist the Holders in completing any private resale by the Holders of the Notes or any portion thereof (including any such resales of the Notes pursuant to any Private Offering) in accordance with the Holders' intended method of distribution. Such assistance shall, in each case, include the following:

                     (i) the Company's using commercially reasonable efforts to ensure that the distribution efforts benefit materially from the Company's existing lending relationships;

                     (ii) direct contact (at reasonable times approved in advance) between the Company's senior management and advisors and prospective purchasers;

                     (iii) responding to reasonable inquiries of, and providing answers to, each prospective purchaser who so requests concerning the Company and its Subsidiaries (to the extent such information is available or can be acquired and made available to prospective purchasers without unreasonable effort or expense and to the extent the provision thereof is not prohibited by Applicable Law) and the terms and conditions of the applicable distribution;

                     (iv) if requested by the Holders in connection with any Private Offering, (A) preparing an Offering Memorandum and other materials to be used in connection with the distribution (including assistance in completion of the Purchasers', any sales or placement agent's, if any, due diligence review of the Company and its Subsidiaries as an aid to such preparation) and (B) complying with the customary procedures that would be applicable to such Private Offering;

                     (v) hosting of one or more meetings of prospective purchasers; and

                     (vi) promptly preparing and providing to the Holder (or any sales or placement agent therefor) all information with respect to the Company, including revised projections (if requested), as the Holders (or any sales or placement agent therefor) may reasonably request. Any such revised projections that will so be made available to the Purchasers (or each placement or sales agent, if any, therefor) by the Company or any of its representatives will be prepared in good faith based upon reasonable assumptions.

                 (g) The Company will allow the Holders (or any sales or placement agent therefor, as may be selected by the Purchasers and is reasonably acceptable to the Company), in consultation with the Company, to manage all aspects of the distribution, including decisions as

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to the selection of institutions to be approached and when they will be approached, when their commitment will be accepted, which institutions will participate, the allocations of the commitments among the prospective purchasers and the amount and distribution of fees among the prospective purchasers. Notwithstanding anything in this Section 10.2 to the contrary, the management of the Company shall not be obligated to participate in a "road show" in connection with any such distribution.

                 (h) The Company will, promptly following the request of and with the cooperation of the Required Holders, use its best efforts to cause the Notes to (i) be registered in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company pursuant to a customary form DTC Agreement and (ii) be eligible for the National Association of Securities Dealers, Inc. PORTAL market.

                 (i) The parties hereto expressly agree that, in addition to the indemnification provisions set forth in Section 16.2, the obligations of the parties under this Section 10.2 shall be subject to the indemnification and contribution provisions set forth in Section 10.2.

                                  SECTION 11.

                                   THE NOTES

                 11.1. Form and Execution. The Notes shall be in the form set forth in Exhibit A hereto. The Notes shall be executed on behalf of the Company by an authorized officer thereof. The signature of any such officers on the Notes may be manual or facsimile.

                 Notes bearing the manual or facsimile signatures of individuals who were at any time the proper officers of the Company shall bind the Company, notwithstanding that such individuals or any of them have ceased to hold such offices prior to the execution and delivery of such Notes or did not hold such offices at the date of such Notes.

                 11.2. Terms of the Notes. The terms of the Notes shall be as set forth in Exhibit A hereto. Without limiting the foregoing:

                 (a) Stated Maturity. The Stated Maturity of the Notes shall be June 27, 2010.

                 (b) Interest. The Notes will bear interest as provided in Exhibit A hereto.

                 11.3. Denominations. The Notes shall be issuable only in registered form without coupons and only in denominations of $1,000 and any multiple thereof.

                 11.4. Form of Legend for the Notes. Unless otherwise permitted by Section 11.7, every Note issued and delivered hereunder shall bear a legend in substantially the following form:

                 THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE

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                 SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, PLEDGED OR
                 OTHERWISE DISPOSED OF EXCEPT (A) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS AND (B) IN ACCORDANCE WITH ALL APPLICABLE SECURITIES LAWS OF THE UNITED STATES AND OTHER JURISDICTIONS. THE HOLDER OF THIS NOTE IS SUBJECT TO THE TERMS OF THE PURCHASE AGREEMENT, DATED AS OF JUNE 27, 2002 (AS AMENDED, SUPPLEMENTED OR MODIFIED FROM TIME TO TIME), AMONG PCA LLC, THE GUARANTORS NAMED THEREIN, GS MEZZANINE PARTNERS II, L.P., AND GS MEZZANINE PARTNERS II OFFSHORE, L.P.

                 11.5. Payments and Computations.

                 (a) All cash payments of interest on the Notes shall be paid to the Persons in whose names such Notes are registered on the Security Register at the close of business on the Regular Record Date and all payments of principal on the Notes shall be paid to the Persons in whose names such Notes are registered at Maturity. The principal of and any premium on any Note shall be payable only against surrender therefor, while payments of interest on Notes shall be made, in accordance with this Agreement and subject to Applicable Law, by check mailed on or before the due date for such payment to the Person entitled thereto at such Person's address appearing on the Security Register (or, in the case of a Holder holding not less than $1,000,000 aggregate principal amount of Notes, by wire transfer to such account as such Holder shall designate by written instructions received by the Company no less than 15 days prior to any applicable Interest Payment Date, which wire instruction shall continue in effect until such time as the Holder otherwise notifies the Company or such Holder no longer is the registered owner of such Note or Notes).

                 (b) Notwithstanding anything to the contrary contained in the Notes, if any principal amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day, and interest will accrue on such amount until the date on which such amount is paid and payment of such accrued interest will be made concurrently with the payment of such amount; provided that the Company may elect to pay in full (but not in part) any such amount on the last Business Day prior to the date such payment otherwise would be due, and no additional interest will accrue on such amount.

                 (c) Notwithstanding anything to the contrary contained in the Notes, if any interest amount payable with respect to a Note is payable on a Legal Holiday, then the Company will pay such amount on the next succeeding Business Day. The interest amount payable will include interest calculated form the last scheduled interest payment date up to and including the current scheduled interest payment date.

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          (d)   Interest will be computed on the basis of a 360-day year of twelve 30-day months.

          11.6. Register, Registration of Transfer and Exchange.

          (a) Security Register. The Company shall maintain a register (the "Security Register") for the registration of Transfer of the Notes. The name and address of the Holder of each Note, records of any Transfers of the Notes and the name and address of any Transferee of a Note shall be entered in the Security Register and the Company shall, promptly upon receipt thereof, update the Security Register to reflect all information received from a Holder. There shall be no more than one Holder for each Note, including all beneficial interests therein.

          (b) Registration of Transfer. Subject to Section 11.7, upon surrender for registration of Transfer of any Note at the office or agency of the Company, the Company shall execute and deliver, in the name of the designated Transferee or Transferees, one or more new Notes, of any authorized denominations and like aggregate principal amount. Notwithstanding the foregoing, the Company shall not be required to register a Transfer by the Purchasers and their respective Subsequent Purchasers to any Person, if such sale will result in the aggregate number of Subsequent Purchasers of the Purchasers (exclusive of the Affiliates of the Purchasers) exceeding five.

          (c) Exchange. At the option of the Holder, Notes may be exchanged for other Notes, of any authorized denominations and of like aggregate principal amount, upon surrender of the Notes to be exchanged at such office or agency. Whenever any Notes are so surrendered for exchange, the Company shall execute and deliver the Notes which the Holder making the exchange is entitled to receive.

          (d) Effect of Registration of Transfer or Exchange. All Notes issued upon any registration of Transfer or exchange of Notes shall be the valid obligations of the Company, evidencing the same Indebtedness, and entitled to the same benefits under this Agreement, as the Notes surrendered upon such registration of Transfer or exchange.

          (e) Requirements; Charges. Every Note presented or surrendered for registration of Transfer or for exchange shall (if so required by the Company) be duly endorsed, or be accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by the Holder thereof or its attorney duly authorized in writing. No service charge shall be made for any registration of Transfer or exchange of Notes, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection with any registration of Transfer or exchange of Notes, other than exchanges pursuant to Section 10.1 not involving any Transfer.

          (f) Certain Limitations. If the Notes are to be redeemed in part, the Company shall not be required (i) to issue, register the Transfer of or exchange any Note during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption of any such Notes selected for redemption under Section 13.2 and ending at the close of business on the day of such mailing, or (ii) to register the Transfer of or exchange any Note so

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selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

          11.7. Transfer Restrictions.

          (a) No Note may be sold, pledged, Transferred or otherwise disposed of (any such sale, pledge, Transfer or other disposition is herein referred to as a "sale"), except in aggregate principal amount of at least $2,000,000 and except to a Subsequent Purchaser and in compliance with this Section 11.7.

          (b) A Holder may sell its Notes to a Transferee that is an Accredited Investor or a Qualified Institutional Buyer; provided, however, that each of the following conditions is satisfied:

                (i) such Transferee shall make the same representations and warranties with respect to itself as those required to be made by the Purchasers in clauses (a), (b), (c) and (e) of Section 5.1; and

                (ii) such Transferee agrees to be bound by the provisions of this Agreement (including the confidentiality provisions set forth in Section 16.4).

          (c) A Holder may sell its Notes to a Transferee in accordance with Regulation S; provided, however, that each of the following conditions is satisfied:

                (i) if such Holder would be deemed to be an issuer, a distributor or any of their respective Affiliates or any Person acting on behalf of any of the foregoing for purposes of Regulation S:

                            (A) such Issuer is a "reporting issuer" as such term is defined in Rule 902(i) under the Securities Act;

                            (B) any distributor (as defined in Rule 902(d) under the Securities Act) involved in a sale of Notes has agreed in writing that all offers and sales of Notes shall be made only in accordance with the provisions of Rule 903 or Rule 904 under the Securities Act;

                            (C) all offering materials and documents (other than press releases) used in connection with offers and sales of the Notes shall conform to the requirements of Rule 902(g)(2) under the Securities Act; and

                            (D) each distributor (as defined in clause (i)(B) above) selling Notes to a distributor, dealer (as defined in Section 2(12) of the Securities Act) or a person receiving a selling concession, fee or other remuneration in respect of the Notes sold sends a confirmation or other notice to the purchaser stating that the purchaser is subject to the same restrictions on offers and sales that apply to a distributor prescribed by Regulation S.

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

               (ii) if such sale by a Holder is not governed by clause (i) above the transferor represents that:

                     (A) the offer of Notes is not made to a Person in the United States;

                     (B)   either:

                           (1) at the time the buy order is originated, the Transferee is outside the United States or the Holder and any Person acting on its behalf reasonably believes that the Transferee is outside the United States, or

                           (2) the transaction is executed in, on or through the facilities of a designated offshore securities market and neither the Holder nor any Person acting on its behalf knows that the transaction was pre-arranged with a buyer in the United States;

                     (C) no directed selling efforts are made in contravention of the requirements of Rule 903(b) or 904(b) of Regulation S, as applicable;

                     (D) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act; and

                     (E) the transferor has advised the transferee of the transfer restrictions applicable to the Notes.

          (d) In the event of a proposed sale that does not qualify under either Section 11.7(b) or 11.7(c) above, a Holder may sell its Notes only if:

               (i) such Holder gives written notice to the Company of its intention to exercise or effect such sale, which notice (A) shall describe the manner and circumstances of the proposed transaction in reasonable detail and (B) shall designate the counsel for such Holder, which counsel shall be reasonably satisfactory to the Company;

               (ii) counsel for the Holder shall render an opinion (in form and substance reasonably satisfactory to the Company), to the effect that such proposed sale may be effected without registration under the Securities Act or under applicable "blue sky" laws;

               (iii) such Holder or transferee complies with Sections 11.7(b)(i) and 11.7(b)(ii); and

               (iv) such Holder and/or transferee provides such certificates or other documents reasonably requested by the Company and its counsel.

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          11.8.  Mutilated, Destroyed, Lost and Stolen Notes. If any mutilated
Note is surrendered to the Company, the Company shall execute and deliver in exchange therefor a new Note of the same principal amount and bearing a number not contemporaneously outstanding.

          If there shall be delivered to the Company (a) evidence to its satisfaction of the destruction, loss or theft of any Note and (b) such security or indemnity as may be required by the Company and any agent to save each of the Company and such agent harmless, then, in the absence of notice that such Note has been acquired by a bona fide purchaser, the Company shall execute and deliver, in lieu of any such destroyed, lost or stolen Note, a new Note of a like initial principal amount and bearing a number not contemporaneously outstanding.

          In case any such mutilated, destroyed, lost or stolen Note has become or is about to become due and payable, the Company in its discretion may, instead of issuing a new Note, pay such Note.

          Upon the issuance of any new Note, the Company may require the payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in relation thereto and any other expenses connected therewith.

          The provisions of this Section are exclusive and shall preclude (to the extent lawful) all other rights and remedies with respect to the replacement or payment of mutilated, destroyed, lost or stolen Notes.

          11.9. Persons Deemed Owners. Prior to due presentment of a Note for registration of transfer, the Company and any agent of the Company shall treat the Person in whose name such Note is registered as the owner of such Note for the purpose of receiving payment of principal of and interest on such Note and for all other purposes whatsoever, whether or not such Note be overdue and neither the Company nor any agent of the Company shall be affected by notice or knowledge to the contrary.

          11.10. Cancellation. All Notes surrendered for payment, redemption, registration of transfer or exchange shall, if surrendered to any Person other than the Company, be delivered to the Company and shall be promptly canceled by it. The Company shall cancel any Notes previously issued and delivered hereunder which the Company may have reacquired.

          11.11. Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in this Agreement or such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, premium, if any, and interest by such method and at the address specified for such purpose in Schedule B or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that, upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation reasonably promptly after any such request to the Company at its principal executive office. Prior to any sale or other disposition of any Note held by such Purchaser or its nominee such Purchaser will, at its election, either endorse

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thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 11.6. The Company will afford the benefits of this Section 11.11 to any Institutional Investor that is the direct or indirect Transferee of any Note purchased by such Purchaser under this Agreement and that has made the same agreement relating to such Note as such Purchaser made in this Section 11.11.

                                   SECTION 12.

                           EVENTS OF DEFAULT; REMEDIES

          12.1.  Events of Default.

          "Event of Default" is defined as any one of the following events (whatever the reason for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) the Company defaults in the payment of any installment of interest on any Note when and as the same becomes due and payable and such failure continues for a period of 30 days;

          (b) the Company defaults in the payment of the principal of any Note when and as the same becomes due and payable at maturity, upon redemption or purchase or otherwise;

          (c) (i) there shall be a default in the performance or breach of the provisions of Section 9.1; (ii) the Company shall have failed to make or consummate a Net Proceeds Offer in accordance with Section 8.4; or (iii) the Company shall have failed to make or consummate a Change of Control Offer in accordance with Section 7.8;

          (d) the Company fails to perform or observe any of its covenants, conditions or agreements in this Agreement or in the Notes (other than a covenant, condition or agreement a default in whose performance or whose breach is elsewhere in this Section 12 specifically dealt with), and such failure continues for a period of 60 days after the date on which written notice of such Default has been given to the Company by the Holders of not less than 45% of the principal amount of the Notes then outstanding under this Agreement;

          (e) Holdco, the Company or any of its Subsidiaries defaults under any agreement governing any of its other Indebtedness, if that default

                 (i) is caused by the failure to pay at final maturity the principal amount of such Indebtedness after giving effect to any applicable grace periods, or

                 (ii) results in the acceleration of the final stated maturity of such Indebtedness,

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and in each case, the aggregate principal amount of such Indebtedness unpaid or accelerated equals or exceeds $10.0 million and has not been discharged in full or such acceleration has not been rescinded or annulled within 30 days after such final maturity or acceleration;

          (f) Holdco, the Company or any of its Restricted Subsidiaries fails to pay or otherwise cause to be discharged or stayed one or more judgments in an aggregate amount exceeding $10.0 million, which are not covered by indemnities or third party insurance as to which the Person giving such indemnity or such insurer has not disclaimed coverage, for a period of 60 days after such judgments become final and non-appealable;

          (g) a court having jurisdiction in the premises enters (x) a decree or order for relief in respect of Holdco, the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (y) a decree or order adjudging Holdco, the Company or any of its Significant Subsidiaries a bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of Holdco, the Company or any of its Significant Subsidiaries under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of Holdco, the Company or any of its Significant Subsidiaries or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order for relief or any such other decree or order unstayed and in effect for a period of 60 consecutive days;

          (h) Holdco, the Company or any of its Significant Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

              (i) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

              (ii) consents to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against Holdco, the Company or any of its Significant Subsidiaries; or

              (iii) files a petition or answer or consent seeking reorganization or relief under any applicable federal or state law; or

              (iv) consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of Holdco, the Company or any of its Significant Subsidiaries or of any substantial part of their property; or

              (v)   makes an assignment for the benefit of creditors; or

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                    (vi)  admits in writing its inability to pay its debts
          generally as they become due; or

                    (vii) takes corporate action in furtherance of any such actions in this subsection (h); or

              12.2. Remedies. (a) If an Event of Default (other than an Event of Default specified in Sections 12.1(g) and (h) with respect to the Company) occurs and is continuing, then and in every such case the Holders of a majority in aggregate principal amount of the Notes at the time Outstanding may declare all principal of, accrued and unpaid interest on, any premium on, and all other amounts owing in respect of, all Notes (the "Default Amount") to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such Default Amount and any accrued interest, if any, either (i) shall become immediately due and payable or (ii) if there are any amounts outstanding under any Senior Indebtedness, shall become immediately due and payable upon the first to occur of an acceleration under such Senior Indebtedness or 5 Business Days after receipt by the Company and the Representative under such Senior Indebtedness of such written notice but only if such Event of Default is then continuing. If an Event of Default specified in Sections 12.1(g) and (h) with respect to the Company occurs and is continuing, the Default Amount of and any accrued interest, if any, on the Outstanding Notes shall automatically, and without any declaration or other action on the part of any Holder, become immediately due and payable. Subject to Section 12.212.3., if an Event of Default has occurred and is continuing, the Notes will accrue interest at a rate per annum equal to (a) the stated interest rate on the Notes, plus (b) 200 basis points, until such time as no Event of Default shall be continuing (to the extent that the payment of such interest shall be legally enforceable).

              (b) Notwithstanding the provisions of Section 12.2(a), in the event that the Holders of the Notes shall accelerate the payment of the Default Amount pursuant to Section 12.2(a) solely as a result of the occurrence of an Event of Default under Section 12.1(e)(ii), and within 60 days after the occurrence of such Event of Default, the holders of all Indebtedness that was accelerated shall have rescinded and annulled their acceleration of such Indebtedness, then the Holders of Notes shall be deemed to have rescinded their acceleration of the Notes pursuant to Section 12.2(a) and the Event of Default shall be deemed to have been cured and the Notes shall no longer accrue interest at a rate per annum equal to (a) the stated interest of the Notes, plus (b) 200 basis points but at the stated interest on the Notes only.

              12.3. Waiver of Past Defaults. The Required Holders may on behalf of the Holders of all the Notes waive any existing Default or Event of Default hereunder and its consequences, except a Default or Event of Default:

              (a) in the payment of the principal of (or premium, if any) or interest (other than a waiver of any increase in the interest rate on the Notes upon the occurrence of an Event of Default pursuant to Section 12.2) on any Note, including any Note which is required to have been purchased pursuant to an offer to purchase that the Company is required to make hereunder, or

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           (b)   in respect of a covenant or provision hereof which under
Section 17.4 cannot be modified or amended without the consent of the Holder of each Outstanding Note affected.

           Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured and cease, for every purpose of this Agreement; provided, however, that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon.

                                  SECTION 13.

                                  REDEMPTION

           13.1. Right of Redemption. The Notes may be redeemed at the election of the Company at such times, in such amounts and at the Redemption Prices (together with any applicable accrued interest to the Redemption Date) specified in the form of Note attached as Exhibit A hereto.

           13.2. Partial Redemptions. In case the Company elects to redeem less than all of the Notes, the Company shall redeem the Notes pro rata from each Holder; provided, however, that any such redemption shall be for an aggregate principal amount of not less than $2,000,000. For all purposes of this Agreement, unless the context otherwise requires, all provisions relating to the redemption of Notes shall relate, in the case of any Notes redeemed or to be redeemed only in part, to the portion of the principal amount of such Notes which has been or is to be redeemed.

           13.3. Notice of Redemption. Notice of redemption shall be given by first-class mail, postage prepaid, mailed not less than 10 nor more than 60 days prior to the Redemption Date, to each Holder of Notes to be redeemed, at its address appearing in the Security Register. Notice of redemption of Notes to be redeemed at the election of the Company shall be given by the Company and at the expense of the Company.

           All notices of redemption shall state:

           (a)   the Redemption Date,

           (b)   the Redemption Price,

           (c) if less than all the Outstanding Notes are to be redeemed, the portion of each Note to be redeemed,

           (d) that on the Redemption Date the Redemption Price will become due and payable upon each such Note to be redeemed and that interest thereon will cease to accrue on and after said date, and

           (e) the place or places where such Notes are to be surrendered for payment of the Redemption Price.

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           13.4. Deposit of Redemption Price. Prior to any Redemption Date, the
Company shall segregate and hold in trust an amount of money sufficient to pay the Redemption Price of, and (except if the Redemption Date shall be an Interest Payment Date) any applicable accrued interest on, all the Notes which are to be redeemed on that date.

           13.5. Notes Payable on Redemption Date. If notice of redemption shall have been given as provided above, the Notes so to be redeemed shall, on the Redemption Date, become due and payable at the Redemption Price therein specified and from and after such date (unless the Company shall default in the payment of the Redemption Price and any applicable accrued interest) such Notes shall not bear interest. Upon surrender of any such Note for redemption in accordance with said notice, such Note shall be paid by the Company at the Redemption Price, together with any applicable accrued interest to the Redemption Date; provided, however, that installments of interest whose Stated Maturity is on or prior to the Redemption Date shall be payable to the Holders of such Notes or one or more Predecessor Notes, registered as such at the close of business on the relevant Regular Record Dates according to their terms and the provisions of this Agreement.

           If any Note called for redemption shall not be so paid upon surrender thereof for redemption, the principal (and premium, if any) shall, until paid, bear interest from the Redemption Date at the rate provided by the Note.

           13.6. Notes Redeemed in Part. Any Note which is to be redeemed only in part shall be surrendered at the principal offices of the Company (with, if the Company so requires, due endorsement by, or a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder thereof or its attorney duly authorized in writing) and the Company shall execute and deliver to the Holder of such Note without service charge a new Note or Notes, of any authorized denomination as requested by such Holder, in aggregate principal amount equal to and in exchange for the unredeemed portion of the principal of the Note so surrendered.

                                  SECTION 14.

                             SUBORDINATION OF NOTES

           14.1. Notes Subordinate to Senior Indebtedness. The Company covenants and agrees, and each Holder of a Note, by its acceptance thereof, likewise covenants and agrees, that, to the extent and in the manner hereinafter set forth in this Section 14, the payment of all Obligations under the Notes (the "Subordinated Obligations") are hereby expressly made subordinate and subject in right of payment to the prior payment in full in cash or Cash Equivalents of all Senior Indebtedness of the Company, whether on the date of this Agreement or hereafter Incurred. The provisions of this Section 14 shall continue to be effective or be reinstated, as the case may be, if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by a holder of Senior Indebtedness upon any Proceeding or otherwise, all as though such payment had not been made.

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           14.2. Payment over of Proceeds upon Dissolution, Etc. In the event of
(a) any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization, adjustment, composition or other similar case or proceeding in connection therewith, relative to the Company or to its creditors, as such, or to its assets, or (b) any liquidation, dissolution or other winding up of the Company, whether voluntary or involuntary and whether or not involving insolvency or bankruptcy or (c) any assignment for the benefit of creditors or any other marshaling of assets and liabilities of the Company, then and in any such event specified in clause (a), (b) or (c) above (each such event, if any, herein sometimes referred to as a "Proceeding") the holders of Senior Indebtedness shall be entitled to receive or retain payment in full in cash or Cash Equivalents of all amounts due or to become due on or in respect of all Senior Indebtedness (including interest accruing after the commencement of any such Proceeding at the rate specified in the applicable Senior Indebtedness), before the Holders of the Notes are entitled to receive any payment or distribution of any kind or character, whether in cash, property or securities, on account of Subordinated Obligations, including, without limitation, principal of (or premium, if any) or interest on or other Obligations in respect of the Notes (including any interest accruing on or after the filing of any Proceeding relating to the Company, whether or not allowed in such Proceeding) or on account of any purchase or other acquisition of Notes by the Company or any Subsidiary of the Company (all such payments, distributions, purchases and acquisitions, whether payable in any Proceeding or otherwise, herein referred to, individually and collectively, as a "Notes Payment"), and, to that end, the holders of Senior Indebtedness shall be entitled to receive, for application to the payment thereof, any Notes Payment which may be payable or deliverable in respect of the Subordinated Obligations in any such Proceeding.

           In the event that, notwithstanding the foregoing provisions of this
Section 14.2, the Holder of any Note shall have received any Notes Payment before all Senior Indebtedness of the Company is paid in full in cash or Cash Equivalents, then and in such event such Notes Payment shall be paid over or delivered forthwith to the Representative under the Credit Agreement (or, if the Credit Agreement is not then in effect, a designated representative for the holders of the Senior Indebtedness) for the application to the payment of all Senior Indebtedness remaining unpaid, to the extent necessary to pay the Senior Indebtedness in full in cash or Cash Equivalents, after giving effect to any concurrent payment or distribution to or for the holders of Senior Indebtedness.

           To the extent any payment of Senior Indebtedness (whether by or on behalf of the Company, as proceeds of security or enforcement of any right of setoff or otherwise) is declared to be fraudulent or preferential, set aside or required to be paid to any receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person under any bankruptcy, insolvency, receivership, fraudulent conveyance or similar law, then, if such payment is recovered by, or paid over to, such receiver, trustee in bankruptcy, liquidating trustee, agent or other similar Person, the Senior Indebtedness or part thereof originally intended to be satisfied shall be deemed to be reinstated and outstanding as if such payment had not occurred.

           For purposes of this Section 14 only (including for purposes of the definition of "Notes Payment") the words "any payment or distribution of any kind or character, whether in cash, property or securities" shall not be deemed to include a payment or distribution of stock or securities of the Company provided for by a plan of reorganization or readjustment authorized by

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an order or decree of a court of competent jurisdiction in a reorganization proceeding under any applicable bankruptcy law or of any other corporation provided for by such plan of reorganization or readjustment which stock or securities are subordinated in right of payment to all then outstanding Senior Indebtedness to substantially the same extent as, or to a greater extent than, the Notes are so subordinated as provided in this Section 14. The consolidation of the Company with, or the merger of the Company into, another Person or the liquidation or dissolution of the Company following the conveyance or transfer of all or substantially all of its properties and assets as an entirety to another Person upon the terms and conditions set forth in Section 9 shall not be deemed a Proceeding for the purposes of this Section 14.2 if the Person formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer such properties and assets, as the case may be, shall, as a part of such consolidation, merger, conveyance or transfer, comply with the conditions set forth in Section 9.

                  The Representative under the Credit Agreement (or in the absence thereof, a designated Representative for the holders of the Senior Indebtedness specified as such in a notice to the Holders) shall have the right to request the Holders to file and, in the event that a Holder fails to do so within 10 days, is hereby authorized to file, a proper claim or proof of debt in the form required in any Proceeding for and on behalf of such Holder (including on behalf of each such Holder with respect to any such rights received by such Holder from holders of Indebtedness of the Company due to such Indebtedness being subordinated to the Subordinated Obligations), to accept and receive any payment or distribution which may be payable or deliverable at any time upon or in respect of the Subordinated Obligations in an amount not in excess of the Senior Indebtedness then outstanding and to take such other action as may be reasonably necessary to effectuate the foregoing. Each Holder shall provide to the Representative under the Credit Agreement all information and documents reasonably necessary to present claims or seek enforcement as aforesaid. Notwithstanding the foregoing, each Holder shall retain the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition, or extension; provided that such Holder shall not take any action or vote in any way so as to contest the enforceability of this
Section 14 or the Senior Indebtedness. The Representative under the Credit Agreement and each holder of the Senior Indebtedness shall retain the right to vote its Senior Indebtedness to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension; provided that such Representative or such holder shall not take any action or vote in any way so as to contest the enforceability of this Section 14 or the Subordinated Obligations.

                  14.3. No Payment When Senior Indebtedness in Default. In the event that any Senior Payment Default (as defined below) shall have occurred and be continuing, then no Notes Payment shall be made unless and until such Senior Payment Default shall have been cured or waived or shall have ceased to exist or all amounts then due and payable in respect of Senior Indebtedness shall have been paid in full in cash or Cash Equivalents. "Senior Payment Default" means any default in the payment of principal of (or premium, if any) or interest fees or other amounts owing in respect of Senior Indebtedness when due, whether at the due date of any such payment or by declaration of acceleration, prepayment, call for redemption or otherwise.

                  Upon the occurrence of a Senior Nonmonetary Default and delivery of written notice of the occurrence of such Senior Nonmonetary Default by the Representative under the

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Credit Agreement or the Senior Notes Indenture (or, if the Credit Agreement or
the Senior Notes Indenture is not then in effect, a designated Representative for the holders of the Senior Indebtedness which is the subject of such Senior Nonmonetary Default specified as such in a notice to the Holders) in accordance with Section 17.1, no Notes Payment may be made during a period (the "Payment Blockage Period") commencing on the date of such notice and ending the earlier of (a) the date on which such Senior Nonmonetary Default shall have been cured or waived or ceased to exist or all Senior Indebtedness which was the subject of such Senior Nonmonetary Default shall have been paid in full in cash or Cash Equivalents, (b) the Holders receive notice thereof from such Representative terminating the Payment Blockage Period and (c) the 179th day after the date of the receipt of such notice. No Senior Nonmonetary Default that existed or was continuing on the date of the commencement of a Payment Blockage Period may be made the basis of the commencement of a subsequent Payment Blockage Period whether or not within a period of 360 consecutive days, unless such Senior Nonmonetary Default shall have been cured, waived or otherwise ceased to exist for a period of not less than 90 consecutive days. In any event, notwithstanding the foregoing, no more than one Payment Blockage Period may be commenced during any 360-day period and there shall be a period of at least 181 days during each 360-day period when no Payment Blockage Period is in effect. "Senior Nonmonetary Default" means the occurrence or existence and continuance of an event of default with respect to Senior Indebtedness, other than a Senior Payment Default, that permits the holders of the Senior Indebtedness (or a trustee or other agent on behalf of the holders thereof) then to declare such Senior Indebtedness due and payable prior to the date on which it would otherwise become due and payable.

                  The failure to make any payment on the Notes by reason of the provisions of this Section 14.3 will not be construed as preventing the occurrence of an Event of Default with respect to the Notes arising from any such failure to make payment. Upon termination of any Payment Blockage Period, the Company shall resume making any and all required payments in respect of the Notes, including any missed payments.

                  In the event that, notwithstanding the foregoing, the Company shall make any Notes Payment to any Holder prohibited by the foregoing provisions of this Section 14.3, then and in such event such Notes Payment shall be paid over and delivered forthwith to the holders of the Senior Indebtedness of the Company in the same form received and, until so turned over, the same shall be held in trust by such Holder as the property of the holders of the Senior Indebtedness.

                  The provisions of this Section 14.3 shall not apply to any Notes Payment with respect to which Section 14.2 would be applicable.

                  14.4. Payment Permitted If No Default. Nothing contained in this Section 14 or elsewhere in this Agreement or in any of the Notes shall prevent the Company, at any time except during the pendency of any Proceeding referred to in Section 14.2 or under the conditions described in Section 14.3, from making Notes Payments.

                  14.5. Subrogation to Rights of Holders of Senior Indebtedness. Only after the payment in full in cash or Cash Equivalents of all Obligations due or to become due on or in

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respect of Senior Indebtedness of the Company and the termination of all commitments in respect thereof, the Holders of the Notes shall be subrogated to the rights of the holders of Senior Indebtedness to receive payments and distributions of cash, property and securities applicable to such Senior Indebtedness until the principal of (and premium, if any) and interest on the Notes shall be paid in full. For purposes of such subrogation, no payments or distributions to the holders of the Senior Indebtedness of the Company of any cash, property or securities to which the Holders of the Notes would be entitled except for the provisions of this Section 14, and no payments pursuant to the provisions of this Section 14 to the holders of Senior Indebtedness by Holders of the Notes, shall, as among the Company, its creditors other than holders of Senior Indebtedness and the Holders of the Notes, be deemed to be a payment or distribution by the Company to or on account of the Senior Indebtedness of the Company.

                  14.6. Provisions Solely to Define Relative Rights. The provisions of this Section 14 are and are intended solely for the purpose of defining the relative rights of the Holders on the one hand and the holders of Senior Indebtedness on the other hand. Nothing contained in this Section 14 or elsewhere in this Agreement or in the Notes is intended to or shall (a) impair, as among the Company, its creditors (other than holders of Senior Indebtedness) and the Holders of the Notes, the obligation of the Company, which is absolute and unconditional (and which, subject to the rights under this Section 14 of the holders of Senior Indebtedness, is intended to rank equally with all other general unsecured obligations of the Company), to pay to the Holders of the Notes the principal of (and premium, if any) and interest on the Notes as and when the same shall become due and payable in accordance with their terms; (b) affect the relative rights against the Company of the Holders of the Notes and creditors of the Company other than the holders of Senior Indebtedness; or (c) prevent the Holder of any Note from exercising all remedies otherwise permitted by Applicable Law upon default under this Agreement, subject to the rights, if any, under this Section 14 of the holders of Senior Indebtedness to receive cash, property and securities otherwise payable or deliverable to such Holder.

                  The Holders agree that they will not challenge the validity, enforceability or perfection of any Senior Indebtedness or the liens, guarantees and security interests securing the same and that as between the holders of the Senior Indebtedness on the one hand and the Holders on the other, the terms hereof shall govern even if all or part of the Senior Indebtedness or such liens and security interests are avoided, disallowed, subordinated, set aside or otherwise invalidated in any judicial proceeding or otherwise, regardless of the theory upon which such action is premised.

                  14.7. No Waiver of Subordination Provisions. No right of any present or future holder of any Senior Indebtedness to enforce subordination as herein provided shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any act or failure to act, in good faith, by any such holder or by any noncompliance by the Company or any Holder with the terms, provisions and covenants of this Agreement, regardless of any knowledge thereof any such holder may have or be otherwise charged with. Without in any way limiting the generality of the foregoing, the holders of the Senior Indebtedness may at any time and from time to time, without the consent of or the notice to the Holders, without incurring responsibility to the Holders and without impairing or releasing the subordination

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provided in this Section 14 or the Obligations hereunder of the Holders to the holders of the Senior Indebtedness, do any one or more of the following: (a) subject to the limitations on Senior Indebtedness contained in the definition thereof or in Section 8.1 or the definitions of the terms used therein, change the manner, place or terms of payment or extend the time of payment of, or alter, Senior Indebtedness or any instrument evidencing the same or any agreement under which such Senior Indebtedness is outstanding; (b) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness; (c) release any Person liable in any manner for the collection of the Senior Indebtedness; and (d) exercise or refrain from exercising or waiving any rights, powers or remedies against the Company and any other Persons.

                  14.8. Reliance on Judicial Order or Certificate of Liquidating Agent. Upon any payment or distribution of assets or securities of the Company referred to in this Section 14, the Holders of the Notes shall be entitled to rely upon any order or decree entered by any court of competent jurisdiction in which such Proceeding is pending, or a certificate of the trustee in bankruptcy, receiver, liquidating trustee, custodian, assignee for the benefit of creditors or agent, delivered to the Holders of Notes, for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of the Senior Indebtedness and other Indebtedness of the Company, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Section 14.

                  14.9. Reliance by Holders of Senior Indebtedness on Subordination Provisions. Each Holder of a Note, by accepting such Note, acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness, whether such Senior Indebtedness was created or acquired before or after the issuance of the Note, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and each such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

                  14.10. Third Party Beneficiary; No Amendment. The provisions of this Section 14 (including the defined terms used herein) are for the benefit of the holders of any Senior Indebtedness and shall be enforceable by each of them directly against any Holder and the Company and may not be amended without the consent of the Representative under the Credit Agreement or, in the absence thereof, the holders holding the majority in principal amount of such Senior Indebtedness.

                  14.11. Acceleration of Notes. If payment of the Notes is accelerated because of an Event of Default, the Company shall promptly notify holders of Senior Indebtedness of the acceleration.

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                                   SECTION 15.

                                 NOTE GUARANTEES

             15.1. Note Guarantees. Each of the Guarantors hereby, jointly and severally, absolutely and unconditionally guarantees, on a senior subordinated basis, to each Holder of a Note executed and delivered by the Company, irrespective of the validity and enforceability of this Agreement, the Notes or the Obligations of the Company hereunder or thereunder, that: (a) the principal of and premium and interest on the Notes shall be promptly paid in full when due, whether at Stated Maturity, by acceleration, redemption or otherwise and interest on the overdue principal of (and any premium) and interest on the Notes and all other Obligations of the Company to the Holders hereunder or thereunder shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and (b) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at Stated Maturity, by acceleration or otherwise. The Guarantee set forth herein is a Guarantee of payment and performance and not a Guarantee of collection only. The Guarantors hereby agree that their Obligations hereunder shall be absolute and unconditional, irrespective of the validity, regularity or enforceability of the Notes or this Agreement, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor, other than payment in full of the underlying Obligations. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a prior proceeding against the Company, protest, notice with respect to the Notes or the Indebtedness evidenced thereby and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the Obligations contained in the Notes and this Agreement. If any Holder is required by any court or otherwise to return to the Company or Guarantors, or any Custodian, trustee, liquidator or other similar official acting in relation to either the Company or such Guarantors, any amount paid by such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect. Each Guarantor agrees that it shall not be entitled to exercise any right of subrogation in relation to the Holders of Notes in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under this Note Guarantee.

             15.2. Execution and Delivery of Note Guarantees. To evidence its Note Guarantee set forth in Section 15.1, each Guarantor hereby agrees that this Agreement shall be executed on behalf of such Guarantor by any Officer and, to the extent not a party to this Agreement on the date hereof, each Person which becomes obligated to guarantee the Notes pursuant to the terms of Section 7.10 to execute and deliver to the Holders a supplemental agreement substantially in the form of Exhibit B hereto ("Supplemental Agreement"), pursuant to which such Person shall become a Guarantor under this Section 15 and shall guarantee the Obligations of the Company under this Agreement and the Notes. Concurrently with the

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execution and delivery of such Supplemental Agreement, such Guarantor shall deliver to the Holders an opinion of counsel that the foregoing have been duly authorized, executed and delivered by such Guarantor and that such Supplemental Agreement is a valid and legally binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

                  If an officer whose signature is on this Agreement no longer holds that office at the time the Company executes and delivers any Note with respect to which this Note Guarantee is given, this Note Guarantee shall be valid nevertheless. The execution and delivery of any Note by the Company shall constitute due delivery of the Note Guarantee set forth in this Agreement on behalf of the Guarantors.

                  15.3. Guarantors May Consolidate, Etc. on Certain Terms. No Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or another Guarantor) unless:

                  (a) subject to the provisions of Section 15.4, the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) unconditionally assumes all the Obligations of such Guarantor under the Notes and this Agreement pursuant to a Supplemental Agreement;

                  (b) immediately after giving effect to such transaction, no Default or Event of Default exists; and

                  (c) immediately after giving effect to such transaction, the Company would be permitted to incur at least $1.00 of additional Indebtedness in accordance with Section 8.1.

                  Notwithstanding the foregoing, no Guarantor shall be permitted to consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person (other than the Company or any Guarantor) pursuant to the preceding sentence if such consolidation or merger would not be permitted by Section 9.

                  In case of any such consolidation or merger and upon the assumption by the successor entity, by Supplemental Agreement executed and delivered to the Holders, of the Note Guarantee and execution of the Notation of Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Agreement to be performed by the Guarantor, such successor entity shall succeed to and be substituted for the Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor corporation thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company. All the Note Guarantees so given shall in all respects have the same legal rank and benefit under this Agreement as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Agreement as though all of such Note Guarantees had been issued at the date of the execution hereof.

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                  Nothing contained in this Agreement or in any of the Notes shall prevent (x) any consolidation or merger of a Guarantor with or into the Company or another Guarantor, (y) any sale or conveyance of any of the property of a Guarantor to the Company or another Guarantor, or (z) the sale by consolidation or merger of a Subsidiary Guarantor, which sale is covered by and complies with Section 8.4.

                  15.4. Releases of Note Guarantees. In the event of (a) a sale or other disposition of all or substantially all of the assets of any Guarantor, by way of merger, consolidation or otherwise in a transaction made in compliance with this Agreement, (b) a sale or other disposition of all of the Capital Stock of any Guarantor, (c) a distribution of all of the Capital Stock of any Guarantor to shareholders of the Company in a transaction that complies with the provisions of Section 8.2 or (d) the designation of such Guarantor as an Unrestricted Subsidiary in accordance with the provisions of this Agreement, such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation, distribution or otherwise, of all of the capital stock of such Guarantor) or the entity acquiring the property (in the event of a sale or other disposition of all or substantially all of the assets of such Guarantor) will be released and relieved of any Obligations under such Guarantor's Note Guarantee; provided that the Net Cash Proceeds of such sale or other disposition shall be applied in accordance with the provisions of Section 8.4.

                  15.5. Subordination of Note Guarantees. The Obligations of each Guarantor under its Note Guarantee pursuant to this Section 15 shall be junior and subordinated in right of payment to the prior payment in full in cash or Cash Equivalents of the Guarantor Senior Indebtedness and the Senior Indebtedness on the same basis and to the same extent as the Subordinated Obligations are junior and subordinated in right of payment to Senior Indebtedness of the Company pursuant to Section 14, mutatis mutandis, and the provisions of Section 14 are incorporated mutatis mutandis in this Section 15 by this reference. For the purposes of the foregoing sentence, the Holders shall have the right to receive and/or retain payments by any of the Guarantors only at such times as they may receive and/or retain payments in respect of the Notes pursuant to this Agreement, including Section 14.

                  15.6. Limitation on Guarantor Liability. Each Guarantor and, by its acceptance of the Notes, each Holder hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state law to the extent applicable to any Note Guarantee. To effectuate the foregoing intention, the Holders and the Guarantors hereby irrevocably agree that the Obligations of such Guarantor under its Note Guarantee and this Section 15 shall be limited to the maximum amount as will, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Section 15, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

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                  15.7. Endorsement of Note Guarantees. To evidence its Note
Guarantee set forth in Section 15.1, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form of Exhibit C hereto ("Notation of Note Guarantee") shall be endorsed by an officer of such Guarantor on each Note executed and delivered by the Company.

                  Each Guarantor hereby agrees that its Note Guarantee set forth in Section 15.1 shall remain in full force and effect notwithstanding any failure to endorse on each Note a Notation of Note Guarantee.

                                  SECTION 16.

                          EXPENSES AND CONFIDENTIALITY

                  16.1. Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable out-of-pocket costs and reasonable out-of-pocket expenses (including reasonable and documented attorneys' and accountants' fees and disbursements) incurred by the Purchasers or any holder of a Security in connection with the Transactions. In addition, the Company will pay all reasonable out-of-pocket costs and reasonable out-of-pocket expenses (including reasonable and documented attorneys' and accountants' fees and disbursements) incurred by the Purchasers or any holder of a Security in connection with any amendments, waivers or consents requested by the Company under or in respect of the Transaction Documents (whether or not such amendments, waivers or consents become effective). Furthermore, the Company agrees to pay all reasonable out-of-pocket costs and reasonable out-of-pocket expenses (including reasonable and documented attorneys' and accountants' fees and disbursements) incurred by the Purchasers or any holder of a Security, following and related to any Event of Default, including, without limitation:
(a) the Purchasers' reasonable and documented out-of-pocket expenses in connection with the Purchasers' examinations and appraisals of the Company's properties, books and records; (b) the reasonable and documented out-of-pocket costs and expenses incurred in enforcing, defending or declaring any rights or remedies under the Transaction Documents or in responding to any subpoena or other legal process or informal investigative demand issued in connection with the Financing Documents or by reason of being a holder of any Security; and (c) the reasonable and documented out-of-pocket costs and expenses, including reasonable and documented consultants' and advisors' fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary of the Company or in connection with any work-out or restructuring of the transactions contemplated by the Financing Documents. The Company will pay, and will save the Purchasers and each other holder of a Security harmless from, all claims in respect of any reasonable fees, costs, or expenses if any, of brokers and finders in relation to the Transactions (other than any brokers or lenders of the Purchasers or any other Holder).

                  16.2. Indemnification. In addition to all other sums due hereunder or provided for in this Agreement, the Company, agrees to indemnify and hold harmless each Purchaser and its Affiliates and its officers, directors, agents, employees, subsidiaries, partners and controlling Persons (each, an "Indemnified Person"), to the fullest extent permitted by law, from and against any and all out-of-pocket losses, claims, damages, expenses (including reasonable fees,

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disbursements, and other charges of counsel) or other liabilities (collectively,
"Liabilities") resulting from or arising out of any investigation or proceeding against the Company or its Subsidiaries or Affiliates or any Indemnified Person and arising out of or in connection with this Agreement or any of the Transaction Documents, whether or not the transactions contemplated by this Agreement are consummated, which investigation or proceeding requires the participation of, or is commenced or filed against, any Indemnified Person because of this Agreement, any other Transaction Document or such other documents and the transactions contemplated hereby or thereby; provided that the Company shall not be liable under this Section 16.2 to an Indemnified Person for any Liabilities resulting primarily from any actions that involved the gross negligence, willful misconduct, or bad faith of such Indemnified Person or the breach by such Indemnified Person of any representation, warranty, covenant or other agreement of such Indemnified Person contained herein or in the other Financing Documents; and provided, further, that if and to the extent that such indemnification is unenforceable for any reason, the Company shall make the maximum contribution to the payment and satisfaction of such Liabilities for which it would otherwise be liable hereunder which shall be permissible under Applicable Laws. In connection with the obligation of the Company to indemnify for Liabilities as set forth above, the Company further agrees, upon presentation of appropriate invoices containing reasonable detail, to reimburse each Indemnified Person for all such Liabilities (including reasonable fees, disbursements and other charges of counsel) as they are incurred by such Indemnified Person; provided that if an Indemnified Person is reimbursed hereunder for any Liabilities, such reimbursement of Liabilities shall be refunded to the extent it is finally judicially determined that the Liabilities in question resulted primarily from the gross negligence, willful misconduct, or bad faith of such Indemnified Person. The Obligations of the Company under this
Section 16.2 will survive any Transfer of the Notes by the Purchasers. In the event that the foregoing indemnity is unavailable or insufficient to hold an Indemnified Person harmless, then the Company will contribute to amounts paid or payable by such Indemnified Person in respect of such Indemnified Person's Liabilities in such proportions as appropriately reflect the relative benefits received by and fault of the Company and such Indemnified Person in connection with the matters as to which such Liabilities relate and other equitable considerations.

                  16.3. Notification. Each Indemnified Person under this Section 16 will, promptly after the receipt of notice of the commencement of any action, investigation, claim or other proceeding against such Indemnified Person in respect of which indemnity may be sought from the Company under this Section 16, notify the Company in writing of the commencement thereof. The omission of any Indemnified Person so to notify the Company of any such action shall not relieve the Company from any liability which it may have to such Indemnified Person under this Section 16 unless, and only to the extent that, such omission results in the Company's forfeiture of substantive rights or defenses or the Company are otherwise irrevocably prejudiced in defending such proceeding. In case any such action, claim or other proceeding shall be brought against any Indemnified Person and it shall notify the Company of the commencement thereof, the Company shall be entitled to assume the defense thereof at its own expense, with counsel satisfactory to the Company; provided that any Indemnified Person may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action, claim or proceeding in which both the Company, on the one hand, and an Indemnified Person, on the other hand, is, or is reasonably likely to become, a party, such Indemnified Person

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shall have the right to employ separate counsel at the Company's expense and to control its own defense of such action, claim or proceeding if, (a) the Company has failed to assume the defense and employ counsel as provided herein, (b) the Company has agreed in writing to pay such fees and expenses of separate counsel or (c) in the reasonable opinion of counsel to such Indemnified Person, a conflict or likely conflict exists between the Company, on the one hand, and such Indemnified Person, on the other hand, that would make such separate representation advisable; provided, however, that the Company shall not in any event be required to pay the fees and expenses of more than one separate counsel (and if deemed necessary by such separate counsel, appropriate local counsel who shall report to such separate counsel). The Company agrees that it will not, without the prior written consent of an Indemnified Person, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if such Indemnified Person is a party thereto or has been actually threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of such Indemnified Person from all liability arising or that may arise out of such claim, action or proceeding. The Company shall not be liable for any settlement of any claim, action, or proceeding effected against an Indemnified Person without the prior written consent of the Company. The rights accorded to Indemnified Persons hereunder shall be in addition to any rights that any Indemnified Person may have at common law, by separate agreement or otherwise.

                  16.4. Confidentiality.


                  (a) Subject to the provisions of clause (b) of this Section 16.4, each Purchaser agrees that it will not disclose without the prior consent of the Company (other than to its employees, auditors, creditors, advisors or counsel or to another Purchaser if the Purchaser or such Purchaser's holding or parent company in its sole discretion determines that any such party should have access to such information; provided that such Persons shall be subject to the provisions of this Section 16.4 to the same extent as such Purchaser) any nonpublic information which is now or in the future furnished pursuant to this Agreement or any other Financing Document; provided that any Purchaser may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 16.4(a) by such Purchaser or any other Person to whom such Purchaser has provided such information as permitted by this Section 16.4, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body having or claiming to have jurisdiction over such Purchaser or to the Commission or similar organizations (whether in the United States of America or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Purchaser and (v) to any prospective or actual Transferee or participant in connection with any contemplated Transfer of any of the Notes by such Purchaser; provided that such prospective Transferee agrees to be bound by the confidentiality provisions contained in this Section 16.4.

                  (b) The Company hereby acknowledges and agrees that each Purchaser may share with any of its Affiliates, and such Affiliates may share with such Purchaser, any information related to the Company or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of the Company and its

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Subsidiaries); provided that such Persons shall be subject to the provisions of this Section 16.4 to the same extent as such Purchaser.

                                  SECTION 17.

                                  MISCELLANEOUS

          17.1. Notices. Except as otherwise expressly provided herein, all notices and other communications shall have been duly given and shall be effective (a) when personally delivered, (b) when transmitted via telecopy (or other facsimile device) to the number set out below (or to such other number as such party may specify by written notice to the other parties hereto) if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (c) the day following the day on which the same has been delivered prepaid to a reputable national overnight air courier service or (d) the third Business Day following the day on which the same is sent by certified or registered mail, postage prepaid, in each case to the respective parties at the address set forth below, or at such other address as such party may specify by written notice to the other party hereto:

                (i) if to a Purchaser or its nominee, to the Purchaser or its nominee at the address specified for such communications in Schedule B, with a copy to Fried, Frank, Harris, Shriver & Jacobson, One New York Plaza, New York, New York 10004, attention: William F. Reindel, Esq., Facsimile No.: (212) 859-8586, or at such other address as the Purchaser or its nominee shall have specified to the Company in writing;

                (ii) if to any other Holder of any Note, to such Holder at the address of such Holder appearing in the Security Register or such other address as such other Holder shall have specified to the Company in writing; or

                (iii) if to the Company or any Guarantor, to the Company at PCA LLC, c/o PCA International, Inc., 815 Matthews-Mint Hill Road, Matthews, NC 28105, Attention: Chief Financial Officer, Facsimile No.: (704) 847-1548, with copies to Paul, Weiss, Rifkind, Wharton & Garrison, 1285 Avenue of the Americas, New York, New York 10019-6064, attention: Richard S. Borisoff, Esq., Facsimile No.: (212) 757-3990, or at such other address as the Company shall have specified to the Holders in writing.

          17.2. Benefit of Agreement; Assignments and Participations. Except as otherwise expressly provided herein, all covenants, agreements and other provisions contained in this Agreement by or on behalf of any of the parties hereto shall bind, inure to the benefit of and be enforceable by their respective successors and permitted assigns (including, without limitation, any subsequent permitted holder of a Note) whether so expressed or not; provided, however, that the Company may not assign and transfer any of its rights or obligations without the prior written consent of the other parties hereto and each such holder.

          Nothing in this Agreement or in the Notes, express or implied, shall give to any Person other than the parties hereto (and, with respect to Section 14 only, the holders of Senior

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Indebtedness), their successors and permitted assigns and the holders from time to time of the Notes any benefit or any legal or equitable right, remedy or claim under this Agreement.

          17.3. No Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto or any Holder in exercising any right, power or privilege hereunder or under the Notes and no course of dealing between the Company and any other party or Holder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under the Notes preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights and remedies provided herein and in the Notes are cumulative and not exclusive of any rights or remedies which the parties or Holders would otherwise have. No notice to or demand on the Company in any case shall entitle the Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the other parties hereto or the Holders to any other or further action in any circumstances without notice or demand.

          17.4. Amendments, Waivers and Consents. This Agreement may be amended, and the observance of any term hereof may be waived (either retroactively or prospectively) with (and only with) the written consent of the Company and the Required Holders; provided, however, that no such amendment or waiver may, without the prior written consent of the Holder of each Note then Outstanding and affected thereby, (a) reduce the principal of (or premium, if any) or rate of interest on, any Note, (b) postpone the date fixed for any payment of principal of (or premium, if any) or interest on any Note (other than a waiver of any increase in the interest rate on the Notes upon the occurrence of an Event of Default pursuant to Section 12.2), (c) change the ranking or priority of the Notes or the percentage of the aggregate principal amount of the Notes the Holders of which shall be required to consent or take any other action under this Section 17.4 or any other provision of this Agreement, (d) modify or change any provision of this Agreement or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in a manner which adversely affects the Holders, or (e) release any Guarantor from any of its Obligations under its Note Guarantee or this Agreement otherwise than in accordance with the terms of this Agreement; provided, further, that no such amendment or waiver may, without the prior written consent of GS Mezzanine (only for so long as GS Mezzanine owns any Securities), amend or waive the provisions of Section 7.7 or 7.9. No amendment or waiver of this Agreement will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or thereby impair any right consequent thereon. As used herein, the term this "Agreement" and references thereto shall mean this Agreement as it may from time to time be amended, supplemented or modified.

          17.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one such counterpart. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

          17.6. Reproduction. This Agreement, the other Transaction Documents, and all documents relating hereto and thereto, including, without limitation,
(a) consents, waivers and

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modifications that may hereafter be executed, (b) documents received by the
Purchasers at the Closing (except the Securities themselves) and (c) financial statements, certificates and other information previously or hereafter furnished in connection herewith, may be reproduced by any photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and any original document so reproduced may be destroyed. The Company agrees and stipulates that, to the extent permitted by Applicable Law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 17.6 shall not prohibit the Company, any other party hereto or any holder of Securities from contesting any such reproduction to the same extent that it could contest the original or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

          17.7. Headings. The headings of the sections and subsections hereof are provided for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

          17.8. Survival of Covenants and Indemnities. All covenants and indemnities set forth herein shall survive the execution and delivery of this Agreement, the issuance of the Notes, and, except as otherwise expressly provided herein with respect to covenants, the payment of principal of the Notes and any other Obligations hereunder.

          17.9. Governing Law; Submission to Jurisdiction; Venue.

          (a) THIS AGREEMENT AND THE NOTES SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS OF THE PARTIES SHALL BE GOVERNED BY, THE LAW OF THE STATE OF NEW YORK, EXCLUDING CHOICE-OF-LAW PRINCIPLES OF THE LAW OF SUCH STATE THAT WOULD REQUIRE THE APPLICATION OF THE LAWS OF A JURISDICTION OTHER THAN SUCH STATE.

          (b) If any action, proceeding or litigation shall be brought by any Purchaser or any holder of a Security in order to enforce any right or remedy under this Agreement or any of the Securities, the Company hereby consents and will submit, and will cause each of its Subsidiaries to submit, to the jurisdiction of any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement. The Company hereby irrevocably waives any objection, including, but not limited to, any objection to the laying of venue or based on the grounds of forum non conveniens, which it may now or hereafter have to the bringing of any such action, proceeding or litigation in such jurisdiction. The Company further agrees that it shall not, and shall cause its Subsidiaries not to, bring any action, proceeding or litigation arising out of this Agreement or the Securities in any state or federal court other than any state or federal court of competent jurisdiction sitting within the area comprising the Southern District of New York on the date of this Agreement.

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          (c)    The Company irrevocably consents to the service of process of any of the aforementioned courts in any such action, proceeding or litigation by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Company at the address set forth in Section 17.1(iii), such service to become effective 30 days after such mailing.

          (d) Nothing herein shall affect the right of any holder of a Security to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Company in any other jurisdiction. If service of process is made on a designated agent it should be made by either (i) personal delivery or (ii) mailing a copy of summons and complaint to the agent via registered or certified mail, return receipt requested.

          (e) EACH PARTY HERETO HEREBY WAIVES ANY AND ALL RIGHTS IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, PROCEEDING OR LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE SECURITIES.

          17.10. Severability. If any provision of this Agreement is determined to be illegal, invalid or unenforceable, such provision shall be fully severable to the extent of such illegality, invalidity or unenforceability and the remaining provisions shall remain in full force and effect and shall be construed without giving effect to the illegal, invalid or unenforceable provisions.

          17.11. Entirety. This Agreement together with the other Financing Documents represents the entire agreement of the parties hereto and thereto, and supersedes all prior agreements and understandings, oral or written, if any, relating to the Financing Documents or the transactions contemplated herein or therein.

          17.12. Survival of Representations and Warranties. All of the representations and warranties made herein shall survive the execution and delivery of this Agreement until the first anniversary of the Closing Date, except for (a) Sections 4.l, 4.4 and 4.26 which representations and warranties shall survive until the third anniversary of the Closing Date, and (b) Section 4.11, which shall survive until the later to occur of (i) the lapse of the statute of limitations with respect to the assessment of any Taxes to which such representation and warranty relates (including any extensions or waivers thereof) and (ii) sixty (60) days after the final administrative or judicial determination of the Taxes to which such representation and warranty relates. All statements contained in any certificate delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement.

          17.13. Construction. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

          17.14. Incorporation. All Exhibits and Schedules attached hereto are incorporated as part of this Agreement as if fully set forth herein.

                            [Signature Pages Follow]

          IN WITNESS WHEREOF, each of the parties hereto has caused a counterpart of this Agreement to be duly executed and delivered as of the date first above written.


                               PCA LLC


                               By: /s/ Barry J. Feld
                                   ---------------------------------------------
                                   Name:  Barry J. Feld
                                   Title: President and Chief Executive Officer


                               GS MEZZANINE PARTNERS II, L.P.


                               By: GS Mezzanine Advisors II, L.L.C.,
                                   its general partner


                               By: /s/ Melissa Higgins
                                   ---------------------------------------------
                                   Name:  Melissa Higgins
                                   Title: Vice President


                               GS MEZZANINE PARTNERS II OFFSHORE, L.P.


                               By: GS Mezzanine Advisors II, L.L.C.,
                                   its general partner


                               By: /s/ Melissa Higgins
                                   ---------------------------------------------
                                   Name:  Melissa Higgins
                                   Title: Vice President

                               Guarantors:


                               PCA International, Inc.
                               American Studios, Inc.
                               PCA National LLC
                               PCA Photo Corporation of Canada, Inc.
                               Photo Corporation of America

                               By: /s/ Barry J. Feld
                                  ----------------------------------------------
                                  Name:  Barry J. Feld
                                  Title: President and Chief Executive Officer


                               PCA National of Texas LP


                               By: PCA National LLC,
                                   its general partner


                               By:  /s/ Barry J. Feld
                                    --------------------------------------------
                                    Name:  Barry J. Feld
                                    Title: President and Chief Executive Officer